   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1999

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              AMERICA ONLINE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   7370                                  54-1322110
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)

                              AMERICA ONLINE, INC.
                                 22000 AOL WAY
                          DULLES, VIRGINIA 20166-9323
                                 (703) 265-1000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             SHEILA A. CLARK, ESQ.
                             ACTING GENERAL COUNSEL
                              AMERICA ONLINE, INC.
                                 22000 AOL WAY
                          DULLES, VIRGINIA 20166-9323
                                 (703) 265-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:

                  LOUIS A. GOODMAN, ESQ.                                      LARRY W. SONSINI, ESQ.
         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                        WILSON SONSINI GOODRICH & ROSATI
                     ONE BEACON STREET                                       PROFESSIONAL CORPORATION
             BOSTON, MASSACHUSETTS 02108-3194                                   650 PAGE MILL ROAD
                      (617) 573-4800                                     PALO ALTO, CALIFORNIA 94304-1050
                                                                                  (650) 493-9300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger described herein (the "Merger").

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                TITLE OF EACH                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
             CLASS OF SECURITIES                  AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
              TO BE REGISTERED                    REGISTERED(1)            SHARE              PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share......      48,677,826         Not Applicable       $6,767,299,502         $1,881,310
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock ("America Online Common Stock"), par value $0.01 per share, of America Online, Inc. that may be issued pursuant to the Merger.
(2) Estimated solely for purposes of calculating the registration fee required by Section of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f) and (c) under the Securities Act based on (i) $62.56, the average of the high and low per share prices of common stock ("Netscape Common Stock"), par value $0.0001 per share, of Netscape Communications Corporation on the Nasdaq National Market on February 10, 1999 and (ii) the maximum number of shares of Netscape Common Stock to be acquired by America Online pursuant to the Merger.
(3) Pursuant to Rule 457(b) under the Securities Act, $890,668 of the registration fee is offset by the filing fee previously paid by Netscape in connection with the filing of preliminary proxy materials on Schedule 14A on December 14, 1998. Accordingly, a registration fee of $990,642 is being paid herewith.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Netscape Logo

           TO THE STOCKHOLDERS OF NETSCAPE COMMUNICATIONS CORPORATION

                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     Netscape's board of directors unanimously approved a merger agreement between America Online and Netscape.

     In the merger, each share of your Netscape common stock will be exchanged for 0.45 of a share of America Online common stock, prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999. Giving effect to America Online's two-for-one stock split, each share of your Netscape common stock will be exchanged for 0.9 of a share of America Online common stock. America Online common stock is listed on the New York Stock Exchange under the trading symbol "AOL," and on February 16, 1999, America Online common stock closed at $159.50 per share. The merger cannot be completed unless the holders of a majority of Netscape common stock entitled to vote adopt the merger agreement. Only stockholders who hold their shares of Netscape common stock at the close of business on February 10, 1999, will be entitled to vote at the special meeting.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTERESTS AND DECLARED THE MERGER ADVISABLE. NETSCAPE'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS ITS ADOPTION BY YOU.

     This proxy statement-prospectus provides you with detailed information concerning America Online and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention.
IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 15 OF THIS PROXY STATEMENT-PROSPECTUS.

     The date, time and place of the special meeting:

Wednesday, March 17, 1999
8:00 a.m., local time
Westin Santa Clara
5101 Great America Parkway
Santa Clara, California 95054

     Please use this opportunity to take part in the affairs of Netscape by voting on the adoption of the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

     We appreciate your interest in Netscape and consideration of this matter.

/s/ James L. Barksdale
JAMES L. BARKSDALE
Director, Chief Executive
Officer and President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement-prospectus is dated February 17 and was first mailed to stockholders on or about February 17.

NETSCAPE                                      501 East Middlefield Road      Telephone: 650.254.1900
COMMUNICATIONS                                Mountain View, CA 94043        Facsimile: 650.528.4124
CORPORATION

                                 Netscape Logo

                           -------------------------

               NOTICE OF SPECIAL MEETING OF NETSCAPE STOCKHOLDERS
                           -------------------------
                           WEDNESDAY, MARCH 17, 1999
                                  AT 8:00 A.M.

To Netscape stockholders:

     Notice is hereby given that a special meeting of stockholders of Netscape Communications Corporation ("Netscape") will be held on Wednesday, March 17, 1999, at 8:00 a.m. local time at the Westin Santa Clara located at 5101 Great America Parkway, Santa Clara, California 95054, for the following purposes:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 23, 1998, by and among America Online, Inc. ("America Online"), Apollo Acquisition Corp., a wholly-owned subsidiary of America Online ("Apollo"), and Netscape, pursuant to which Apollo will merge with and into Netscape (the "Merger") and Netscape will survive the Merger as a wholly-owned subsidiary of America Online. In the Merger, holders of outstanding shares of common stock, par value $.0001 per share, of Netscape ("Netscape Common Stock") will receive 0.45 of a share of common stock, par value $.01 per share, of America Online ("America Online Common Stock") for each share of Netscape Common Stock held by them, prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999. Giving effect to America Online's two-for-one stock split, holders of outstanding shares of Netscape Common Stock will receive 0.9 of a share of America Online Common Stock for each share of Netscape Common Stock held by them. Adoption of the Merger Agreement will also constitute approval of the Merger and the other transactions contemplated by the Merger Agreement.

     2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

     These items of business are described in the attached proxy statement-prospectus. Only holders of record of Netscape Common Stock at the close of business on February 10, 1999, the record date, are entitled to vote on the matters listed in this Notice of Special Meeting of Netscape Stockholders. You may vote in person at the Netscape special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors
                                          of Netscape Communications Corporation

                                          /s/ Roberta R. Katz
                                          ROBERTA R. KATZ
                                          SENIOR VICE PRESIDENT, GENERAL
                                          COUNSEL AND SECRETARY
Mountain View, California
February 17, 1999

                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY
                IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.

         [NETSCAPE LOGO]                          [AMERICA ONLINE LOGO]
         PROXY STATEMENT                                    PROSPECTUS

TABLE OF CONTENTS

Summary of the Proxy Statement-Prospectus...................    1
  The Companies.............................................    1
  Questions and Answers About the Netscape/America Online
     Merger.................................................    2
  Summary of the Transaction................................    3
  Selected Historical and Pro Forma Financial Data..........    9
  Unaudited Comparative Per Share Information...............   13
  Comparative Per Share Market Price Data...................   14
Risk Factors................................................   15
  You Will Receive 0.45 of a Share of America Online Common
     Stock Despite Changes in Market Value of Netscape
     Common Stock or America Online Common Stock............   15
  Although America Online and Netscape Expect that the
     Merger Will Result in Benefits, Those Benefits May Not
     be Realized............................................   15
  Netscape Officers and Directors Have Conflicts of Interest
     That May Influence Them to Support or Approve the
     Merger.................................................   15
  If We Fail to Obtain All Required Consents and Waivers
     Third Parties May Terminate or Alter Existing Contracts
     with Netscape..........................................   16
  Failure to Complete the Merger Could Negatively Impact
     Netscape's Stock Price and Future Business and
     Operations.............................................   16
  After the Merger We Will Face Competition for Subscription
     Revenues and the Development and Sale of Electronic
     Commerce Infrastructure and Applications...............   17
  Year 2000 Problems May Have an Adverse Effect on America
     Online's and Netscape's Operations and Ability to Offer
     Products and Services Without Interruption.............   19
  America Online's Anti-Takeover Defense Provisions May
     Deter Potential Acquirors of America Online and May
     Depress Its Stock Price................................   22
The Special Meeting of Netscape Stockholders................   23
  Proxy Statement-Prospectus................................   23
  Date, Time and Place of the Special Meeting...............   23
  Purpose of the Special Meeting............................   23
  Stockholder Record Date for the Special Meeting...........   23
  Vote of Netscape Stockholders Required for Adoption of the
      Merger Agreement......................................   23
  Proxies...................................................   24

The Merger..................................................   26
  Background of the Merger..................................   26
  Joint Reasons for the Merger..............................   29
  Netscape's Reasons for the Merger.........................   30
  Recommendation of Netscape's Board of Directors...........   32
  Opinion of Netscape's Financial Advisor...................   32
  Interests of Certain Netscape Directors, Officers and
     Affiliates in the Merger...............................   42
  Completion and Effectiveness of the Merger................   43
  Structure of the Merger and Conversion of Netscape Common
     Stock..................................................   43
  Exchange of Netscape Stock Certificates for America Online
     Stock Certificates.....................................   43
  Material United States Federal Income Tax Consequences of
     the Merger.............................................   44
  Accounting Treatment of the Merger........................   46
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   46
  Restrictions on Sales of Shares by Affiliates of Netscape
     and America Online.....................................   47
  Listing on the New York Stock Exchange of America Online
     Common Stock to be Issued in the Merger................   47
  Dissenters' and Appraisal Rights..........................   47
  Delisting and Deregistration of Netscape Common Stock
     After the Merger.......................................   47
  The Merger Agreement......................................   47
  The Stock Option Agreement................................   56
  The Voting Agreement......................................   57
  Operations After the Merger...............................   58
America Online's Strategic Alliance With Sun Microsystems...   59
Comparative Per Share Market Price Data.....................   61
Unaudited Pro Forma Combined Financial Information..........   63
Comparison of Rights of Holders of Netscape Common Stock and
  America Online Common Stock...............................   71
  Classes of Common Stock of Netscape and America Online....   71
  Classified Board of Directors.............................   71
  Number of Directors.......................................   71
  Removal of Directors......................................   71
  Filling Vacancies on the Board of Directors...............   72
  Limits on Stockholder Action by Written Consent...........   72
  Ability to Call Special Meetings..........................   72
  Advance Notice Provisions for Stockholder Nominations and
     Proposals..............................................   73
  Preferred Stock...........................................   75
  Amendment of Certificate of Incorporation.................   75
  Amendment of Bylaws.......................................   76
  State Anti-Takeover Statutes..............................   76
  Limitation of Liability of Directors......................   76
  Indemnification of Directors and Officers.................   76
  Fair Price Provision......................................   77
  Stockholder Rights Plan...................................   78

Share Ownership by Principal Stockholders, Management and
  Directors of Netscape.....................................   81
Certain Legal Matters.......................................   83
Legal Opinion...............................................   83
Experts.....................................................   83
Stockholder Proposals for the 1999 Annual Meeting of
  Netscape Stockholders if the Merger is Not Completed......   83
Where You Can Find More Information.........................   84
Statements Regarding Forward-Looking Information............   87
Annex A -- Agreement and Plan of Merger.....................  A-1
Annex B -- Stock Option Agreement...........................  B-1
Annex C -- Voting Agreement.................................  C-1
Annex D -- Opinion of Morgan Stanley & Co. Incorporated.....  D-1

                                 NETSCAPE LOGO

                              AMERICA ONLINE LOGO

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS

     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement, the stock option agreement and the voting agreement, which are attached as Annexes A, B and C, respectively. In addition, we incorporate by reference important business and financial information about America Online and Netscape into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 84 of this proxy statement-prospectus.

                                 THE COMPANIES

NETSCAPE COMMUNICATIONS CORPORATION
501 East Middlefield Road
Mountain View, California 94043-4042
(650) 254-1900
http://home.netscape.com

     Netscape offers software, services and Website resources to businesses and consumers using the Internet.

     Netscape is a leading provider of software and services for businesses that want to transform the way they create and keep customers in the emerging Internet economy. Netscape provides its customers with end-to-end electronic commerce solutions. Netscape develops, markets and supports a broad suite of enterprise software, which consists of electronic commerce infrastructure and electronic commerce applications targeted primarily at corporate intranets and extranets, as well as the Internet. Netscape's software allows users to share information, manage networks and facilitate electronic commerce.

     Complementing and building upon its software and services offerings, Netscape first launched its Netcenter Website, an Internet portal, in September 1997. In June 1998, Netscape redesigned its Netcenter Website to use an industry-standard, channel-based format, including business, entertainment and other channels. The new channel-based format offers consumers an improved interface and lets advertisers more effectively target consumers.
AMERICA ONLINE, INC.
22000 AOL Way
Dulles, Virginia 20166-9323
(703) 265-1000
http://www.aol.com

     America Online is the world's leader in branded interactive services and content.

     America Online operates two worldwide Internet online services: the AOL service, with more than 16 million members; and CompuServe, with approximately 2 million members. America Online also operates AOL Studios, a leading builder of Internet brands for new market segments.

     Other branded Internet services and features operated by America Online include: AOL.COM, the world's most accessed Website from home; Digital City, Inc., the No. 1 branded local content network and community guide on the AOL service and the Internet; AOL NetFind, America Online's comprehensive guide to the Internet; and ICQ, an instant communication and chat technology on the Internet.

--------------------------------------------------------------------------------
         QUESTIONS AND ANSWERS ABOUT THE NETSCAPE/AMERICA ONLINE MERGER

Q:   WHY ARE WE PROPOSING TO MERGE? (SEE PAGE 29)

A: The merger allows America Online and Netscape to significantly extend their leadership in interactive services, provide access to new markets and technologies, further capitalize on the economic benefits of their respective infrastructures and add potentially strong value for the shareholders of the combined company. In particular, this combination will enable America Online and Netscape to (1) advance a multiple brand strategy by adding one of the Internet's best known brands to America Online's family of brands, (2) join the complementary Web audiences of the America Online services and products and Netscape Netcenter services and products and (3) enhance our ability to sell and capitalize on electronic commerce opportunities and solutions.

Q:   WHAT WILL I RECEIVE IN THE MERGER?
     (SEE PAGE 43)

A: If the merger is completed, you will receive 0.45 of a share of America Online common stock for each share of Netscape common stock you own, prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999. Giving effect to America Online's two-for-one stock split, you will receive 0.9 of a share of America Online common stock for each share of Netscape common stock you own. America Online will not issue fractional shares of common stock. You will receive cash based on the market price of America Online common stock instead of any fractional share.

     The number of shares of America Online common stock to be issued for each share of Netscape common stock is fixed and will not be adjusted based upon changes in the value of these shares. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of America Online common stock goes up or down. Netscape is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based solely on changes in the value of America Online common stock.

     Based on the number of Netscape and America Online shares outstanding as of November 23, 1998, the former stockholders of Netscape will own approximately 8.9% of America Online.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           SUMMARY OF THE TRANSACTION

STRUCTURE OF THE TRANSACTION
(SEE PAGE 43)

     Netscape will merge with a subsidiary of America Online and become a wholly-owned subsidiary of America Online. Following the merger, as a stockholder of America Online, you will have an equity stake in Netscape's parent company.

STOCKHOLDER APPROVAL
(SEE PAGE 23)

     The holders of a majority of the outstanding shares of Netscape common stock must adopt the merger agreement. America Online stockholders are not required to adopt the merger agreement and will not vote on the merger.

     You are entitled to cast one vote per share of Netscape common stock you owned as of February 10, 1999, the record date.

RECOMMENDATION OF NETSCAPE'S BOARD OF DIRECTORS (SEE PAGE 32)

     After careful consideration, your board of directors unanimously determined the merger to be fair to you and in your best interests and declared the merger advisable. Netscape's board of directors approved the merger agreement and unanimously recommends its adoption by you.

OPINION OF NETSCAPE'S FINANCIAL ADVISOR (SEE PAGE 32)

     Morgan Stanley & Co. Incorporated, Netscape's financial advisor, delivered an opinion to Netscape's board of directors that, subject to the considerations described in its opinion, the exchange ratio in the merger agreement is fair from a financial point of view to Netscape stockholders. The complete opinion of Morgan Stanley is attached as Annex D. We urge you to read it in its entirety.

PROCEDURE FOR CASTING YOUR VOTE (SEE PAGE 24)

     Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Netscape common stock may be represented at the special meeting. If you do not include instructions on how to vote your properly executed proxy, your shares will be voted FOR adoption of the merger agreement.

PROCEDURE FOR CASTING YOUR VOTE IF YOUR SHARES ARE HELD BY YOUR BROKER IN STREET NAME (SEE PAGE 24)

     Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not provide your broker with voting instructions, your shares will not be voted at the Netscape special meeting and it will have the same effect as voting against adoption of the merger agreement.

PROCEDURE FOR CHANGING YOUR VOTE (SEE PAGE 24)

     If you want to change your vote, just send the Secretary of Netscape a later-dated, signed proxy card before the special meeting or attend the special meeting in person. You may also revoke your proxy by sending written notice to the Secretary of Netscape before the special meeting.

PROCEDURE FOR EXCHANGING YOUR STOCK CERTIFICATES (SEE PAGE 43)

     After the merger is completed, we will send you written instructions for exchanging your Netscape stock certificates for America Online stock certificates. Do not send your Netscape stock certificates now.

COMPLETION AND EFFECTIVENESS OF THE MERGER (SEE PAGE 43)

     We will complete the merger when all of the conditions to completion of the merger are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware.

     We are working toward completing the merger as quickly as possible. We hope to complete the merger during the spring of 1999.

--------------------------------------------------------------------------------

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 52)

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. If either America Online or Netscape waives any conditions, Netscape will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from Netscape stockholders is appropriate. The conditions that must be satisfied or waived before the completion of the merger include the following:

     - the merger agreement must be adopted by Netscape stockholders

     - the applicable waiting periods under antitrust laws must expire or be terminated

     - no injunction or order preventing the completion of the merger may be in effect

     - our respective representations and warranties in the merger agreement must be true and correct, including the absence of material adverse changes in our respective businesses

     - we must have complied with our respective agreements in the merger agreement

     - Netscape must obtain any required consents from third parties relating to the merger

     - we must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization

     - America Online must be advised by Ernst & Young LLP, independent auditors, that they concur with America Online's conclusion that the merger can properly be accounted for as a "pooling of interests" business combination

     - the shares of America Online common stock to be issued to Netscape stockholders in the merger must have been approved for listing on the New York Stock Exchange

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 54)

     The merger agreement may be terminated under certain circumstances at any time before the completion of the merger, as summarized below.

     The merger agreement may be terminated by our mutual consent.

     The merger agreement may also be terminated by either of us if the conditions to completion of the merger would not be satisfied because of a material breach of an agreement in the merger agreement by the other or a representation or warranty of the other in the merger agreement becomes untrue, either of which is uncurable through reasonable efforts.

     In addition, the merger agreement may be terminated by either of us under any of the following circumstances:

     - if the merger is not completed by June 30, 1999

     - if a final court order prohibiting the merger is issued and is not appealable

     - if the Netscape stockholders do not adopt the merger agreement at the special meeting

     Furthermore, the merger agreement may be terminated by America Online if Netscape's board of directors takes any of the following actions:

     - fails to recommend that Netscape stockholders adopt the merger agreement, or resolves to do so

     - makes, or resolves to make, any recommendation to Netscape stockholders, other than a recommendation to reject, with respect to an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, involving Netscape and a party other than America Online

     - takes, or resolves to take, any action with respect to an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, involving Netscape and a party other than

       America Online which is prohibited by the merger agreement, including soliciting, initiating or knowingly encouraging a party to propose an extraordinary transaction or engaging in discussions with a party regarding an extraordinary transaction

     - materially breaches the stock option agreement, or resolves to do so

PAYMENT OF TERMINATION FEE
(SEE PAGE 55)

     Netscape has agreed to pay America Online a termination fee of $100 million if the merger agreement is terminated in either of the following circumstances:

     - if the merger agreement is terminated by America Online because Netscape's board of directors takes any of the actions described in the last paragraph under "Termination of the Merger Agreement" above

     - if the merger agreement is terminated because Netscape's stockholders do not adopt the merger agreement and

          -- an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, involving Netscape and a party other than America Online is publicly proposed before the special meeting and

          -- Netscape enters into an agreement for or completes an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, within six months following termination of the merger agreement

NO OTHER NEGOTIATIONS INVOLVING NETSCAPE (SEE PAGE 50)

     Until the merger is completed or the merger agreement is terminated, Netscape has agreed not to directly or indirectly take any of the following actions:

     - solicit, initiate or knowingly encourage an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, involving Netscape and a party other than America Online

     - with respect to any person, entity or group that is pursuing an extraordinary transaction, such as a merger or a sale of significant assets:

          -- engage in discussions

          -- disclose any non-public information relating to Netscape

     However, Netscape may engage in these acts, other than solicitation, initiation or knowing encouragement, if both of the following occur:

     - Netscape's board of directors believes in good faith that a particular proposal concerning an extraordinary transaction of the nature specified in the merger agreement, such as a merger or a sale of significant assets, will result in a transaction providing aggregate value greater than the merger and that the transaction is reasonably capable of being financed

     - Netscape's board of directors determines in good faith that the failure to engage in the prohibited negotiations or discussions or provide non-public information is a breach of the board's fiduciary duties under applicable law

AMERICA ONLINE REQUIRED NETSCAPE TO ENTER INTO A STOCK OPTION AGREEMENT WHICH MAY DISCOURAGE THIRD PARTIES WHO ARE INTERESTED IN ACQUIRING A STAKE IN NETSCAPE (SEE PAGE 56)

     Netscape entered into a stock option agreement with America Online which grants America Online the option to buy up to 19,887,317 shares of Netscape common stock, which represents approximately 19.9% of the shares of Netscape common stock outstanding on November 23, 1998, or approximately 16.6% after issuance of the shares of Netscape common stock subject to the option. The exercise price of the option is $33.94 per share, which is the average of the closing prices for a share of America Online common stock for the 10 trading days through November 20, 1998, times 0.45, the exchange ratio prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999.

     America Online required Netscape to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in Netscape and is intended by America Online to increase the likelihood that the merger will be completed.

     The option is not currently exercisable and America Online may only exercise the option if the merger agreement is terminated in circumstances similar to those in which the termination fee is payable. If the merger agreement is terminated under circumstances in which the termination fee is not payable, the option will terminate and may not be exercised by America Online.

     You are urged to read the stock option agreement in its entirety.

SOME NETSCAPE STOCKHOLDERS HAVE ENTERED INTO A VOTING AGREEMENT
(SEE PAGE 57)

     Netscape stockholders James L. Barksdale, Marc L. Andreessen and James H. Clark entered into a voting agreement with America Online. The voting agreement requires these Netscape stockholders to vote all shares of Netscape common stock beneficially owned by them in favor of adoption of the merger agreement. These Netscape stockholders were not paid additional consideration in connection with the voting agreement.

     The Netscape stockholders who entered into the voting agreement collectively held approximately 19.4% of the outstanding Netscape common stock as of the record date.

     You are urged to read the voting agreement in its entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 42)

     When considering the recommendation of Netscape's board of directors, you should be aware that certain Netscape directors and officers have interests in the merger that are different from, or are in addition to, yours.

     In particular, James L. Barksdale, Peter Currie, Roberta Katz and Noreen Bergin have agreements with Netscape entitling them to continued vesting of their stock options and restricted stock after the merger. The number of shares of Netscape common stock subject to unvested options held by those officers or held by them as restricted stock totaled 977,219, as of November 23, 1998.

     In addition, unvested stock options granted under Netscape's 1995 Director Option Plan to L. John Doerr, William V. Campbell and Eric A. Benhamou, each an outside director of Netscape, will vest upon completion of the merger. The number of shares of Netscape common stock subject to unvested options held by these outside directors that will vest upon completion of the merger totaled 84,499 as of November 23, 1998.

     Furthermore, Marc L. Andreessen, Netscape's Executive Vice
President-Products, will join America Online following the merger in the new position of Chief Technology Officer.

     As of the record date, directors and executive officers of Netscape and their affiliates beneficially owned approximately 22.1% of the outstanding shares of Netscape common stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 44)

     We have structured the merger so that, in general, America Online, Netscape and their respective stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received by

Netscape stockholders instead of fractional shares. It is a condition to the merger that we receive legal opinions to this effect.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 46)

     We intend to account for the merger as a "pooling of interests" business combination. It is a condition to completion of the merger that America Online be advised in writing by Ernst & Young LLP that they concur with America Online's conclusion that the merger can properly be accounted for as a "pooling of interests" business combination, although this condition may be waived. Under the "pooling of interests" method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 46)

     The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission as well as foreign regulatory agencies. However, we are not permitted to complete the merger until the applicable waiting periods have expired or terminated. We believe that we have substantially complied with all requests for information from the Department of Justice and the Federal Trade Commission and we expect that the applicable waiting periods will expire on February 28, 1999. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion.

RESTRICTIONS ON THE ABILITY TO SELL AMERICA ONLINE STOCK (SEE PAGE 47)

     All shares of America Online common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either of us under the Securities Act of 1933. Shares of America Online common stock held by our affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

YOU DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS (SEE PAGE 47)

     Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

AMERICA ONLINE'S STRATEGIC ALLIANCE WITH SUN MICROSYSTEMS (SEE PAGE 59)

     As of November 23, 1998, America Online and Sun Microsystems, Inc. entered into a strategic alliance in which: (1) America Online and Sun have committed to collaboratively develop, market and sell client and server software to customers worldwide, (2) America Online and Sun have committed to collaboratively develop an America Online-specific Java environment that will enable America Online services to be accessed through a variety of hardware devices, (3) America Online has committed to purchase computer hardware and related services from Sun and (4) Sun has committed to purchase online advertising and dial-up access from America Online.

AMERICA ONLINE'S RELATIONSHIP WITH MICROSOFT (SEE PAGE 58)

     America Online intends to maintain its working relationship with Microsoft; America Online intends to include Internet Explorer as the default browser on the AOL service. America Online's multi-year agreement with Microsoft provides that, under these circumstances, Microsoft will continue to include America Online software in the Windows operating system and promote the AOL services on the desktop.

WHERE YOU CAN FIND MORE INFORMATION (SEE PAGE 84)

     If you have any questions about the merger, please call Netscape Investor Relations at 1-650-937-2150. You may also call America Online Investor Relations at 1-703-265-2741.

--------------------------------------------------------------------------------

FORWARD LOOKING STATEMENTS IN THIS PROXY STATEMENT-PROSPECTUS (SEE PAGE 87)

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to America Online's and Netscape's financial condition, results of operations and business and on the expected impact of the merger on America Online's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 15 of this proxy statement-prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present (1) selected historical financial data of America Online, (2) selected historical financial data of Netscape and (3) selected unaudited pro forma combined financial data of America Online, which reflects the proposed transaction and assumes the pooling of interests method of accounting.

     The selected historical financial data of America Online has been derived from the audited historical consolidated financial statements and related notes of America Online for each of the years in the five-year period ended June 30, 1998 and the unaudited consolidated financial statements for the six months ended December 31, 1998. The selected historical financial data of Netscape has been derived from the audited historical consolidated financial statements of Netscape for each of the years in the four-year period ended December 31, 1997 and the ten months ended October 31, 1998. The historical information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports for America Online and Netscape which have been incorporated by reference into this proxy statement-prospectus. The selected unaudited pro forma combined financial data has been derived from the unaudited pro forma combined financial information included elsewhere in this proxy statement-prospectus and should be read in conjunction with the unaudited pro forma combined financial information and related notes. All America Online and pro forma per share data have been adjusted to reflect America Online's two-for-one stock split which was effected on November 17, 1998, but do not reflect America Online's two-for-one stock split which will be effected on February 22, 1999.

--------------------------------------------------------------------------------

                                 AMERICA ONLINE

                       SELECTED HISTORICAL FINANCIAL DATA

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                               SIX MONTHS ENDED              YEAR ENDED JUNE 30,
                                 DECEMBER 31,     ------------------------------------------
                                     1998          1998     1997     1996     1995     1994
                               ----------------    ----     ----     ----     ----     ----
STATEMENT OF OPERATIONS DATA:
Total revenues...............       $1,819        $2,600   $1,685   $1,094   $  394   $  115
Income (loss) from
  operations.................          242            73     (505)      65      (21)       4
Net income (loss)............          228            88     (499)      30      (36)       2
Net income (loss) per share-
  diluted....................         0.41          0.17    (1.31)    0.07    (0.13)    0.01
Net income (loss) per share-
  basic......................         0.50          0.21    (1.31)    0.09    (0.13)    0.01

                                    AS OF                       AS OF JUNE 30,
                                 DECEMBER 31,     ------------------------------------------
                                     1998          1998     1997     1996     1995     1994
                               ----------------    ----     ----     ----     ----     ----
BALANCE SHEET DATA:
Total assets.................       $3,146        $2,215   $  833   $  959   $  405   $  155
Total debt...................          417           373       52       23       22        9
Stockholders' equity.........        1,451           598      140      513      217       99

Significant Events Affecting America Online's Earnings Trends

     In 1998, America Online incurred the following non-recurring charges: charges for acquired research and development totaling $80 in connection with its acquisitions of Mirabilis, Ltd., Personal Library Software, Inc. and Netchannel, Inc.; a charge of $17 in connection with a settlement for a class action lawsuit; and a restructuring charge totaling $34. In 1997, America Online incurred non-recurring charges for a charge associated with the write-off of previously capitalized deferred subscriber acquisition costs of $385, a restructuring charge totaling $49, and a contract termination charge of $24 in connection with its switch to flat rate pricing of its AOL service; and a settlement charge of $24 in connection with a settlement with various State Attorneys General. In 1996, America Online incurred non-recurring charges for acquired research and development totaling $17 in connection with its acquisition of Ubique, Ltd. and merger expenses totaling $1 related to the acquisition of Johnson Grace. In 1995, America Online incurred merger expenses totaling $2 related to the acquisition of Redgate Communications Corporation and charges for acquired research and development totaling $50 in connection with its acquisitions of Booklink Technologies, Inc. and Navisoft, Inc. Excluding these non-recurring charges, income (loss) from operations would be $204, $(23), $83 and $31 for the years ended June 30, 1998, 1997, 1996, and 1995, respectively.

                                    NETSCAPE

                       SELECTED HISTORICAL FINANCIAL DATA

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                         TEN MONTHS
                                           ENDED                YEAR ENDED DECEMBER 31,
                                        OCTOBER 31,      -------------------------------------
                                            1998            1997       1996     1995     1994
                                      ----------------   ----------   ------   ------   ------
                                         (RESTATED)      (RESTATED)
STATEMENT OF OPERATIONS DATA:
Total revenues......................       $  448          $  534     $  346   $   85   $    4
Income (loss) from operations.......          (75)            (56)        20      (11)     (14)
Net income (loss)...................          (60)            (39)        20       (7)     (14)
Net income (loss) per
  share-diluted.....................        (0.63)          (0.45)      0.21    (0.16)   (2.84)
Net income (loss) per share-basic...        (0.63)          (0.45)      0.27    (0.16)   (2.84)

                                           AS OF                  AS OF DECEMBER 31,
                                        OCTOBER 31,      -------------------------------------
                                            1998            1997       1996     1995     1994
                                      ----------------   ----------   ------   ------   ------
                                         (RESTATED)      (RESTATED)
BALANCE SHEET DATA:
Total assets........................       $  738          $  712     $  541   $  231   $   17
Short-term debt.....................            1               1          1        1        1
Long-term debt......................           --              --          1        1        1
Stockholders' equity................          475             509        394      177        8

Restatement of Netscape's Financial Statements

     Subsequent to the Securities and Exchange Commission's letter to the American Institute of Certified Public Accountants dated September 9, 1998, regarding its views on in-process research and development, Netscape re-evaluated the amounts of its in-process research and development charges arising from the acquisitions of Portola Communications, Inc., DigitalStyle Corporation, and Actra Business Systems, LLC, revised the related purchase price allocations and restated its historical financial statements. Amounts for the ten months ended October 31, 1998 and the year ended December 31, 1997, have been restated to adjust the allocations of the purchase prices of these acquisitions. The adjustment had the effect of increasing the net loss and diluted net loss per share by $9 and $0.09, respectively, for the ten months ended October 31, 1998, and decreasing the net loss and diluted net loss per share by $77 and $0.89, respectively, for the year ended December 31, 1997.

Significant Events Affecting Netscape's Earnings Trends

     In the ten months ended October 31, 1998, Netscape incurred a restructuring charge totaling $12 associated with a reduction in workforce. In 1997, Netscape incurred the following non-recurring charges: merger expenses totaling $6 related to the acquisition of Kiva Software Corporation; charges for acquired research and development totaling $23 in connection with its acquisitions of Portola Communications, Inc., DigitalStyle Corporation and Actra Business Systems, L.L.C.; and a restructuring charge totaling $23. In 1996, Netscape incurred merger expenses totaling $6 related to the acquisitions of Insoft, Inc., Paper Software, Inc. and Netcode Corporation. In 1995, Netscape incurred merger expenses totaling $2 related to the acquisition of with Collabra Software, Inc. Excluding these non-recurring charges, income (loss) from operations would be $(63), $(4), $26 and $(9) for the ten months ended October 31, 1998 and the years ended December 31, 1997, 1996 and 1995, respectively.

                                 AMERICA ONLINE

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                             SIX MONTHS
                                                ENDED
                                            DECEMBER 31,       YEAR ENDED JUNE 30,
                                           ---------------   ------------------------
                                            1998     1997     1998     1997     1996
                                           ------   ------   ------   ------   ------
STATEMENT OF OPERATIONS DATA:
Total revenues...........................  $2,117   $1,374   $3,052   $2,145   $1,290
Income (loss) from operations............     208      (27)    (116)    (485)      65
Net income (loss)........................     199        3      (66)    (489)      35
Net income (loss) per share-diluted......    0.33     0.01    (0.14)   (1.17)    0.07
Net income (loss) per share-basic........    0.40     0.01    (0.14)   (1.17)    0.09

                                                  AS OF            AS OF JUNE 30,
                                               DECEMBER 31,   ------------------------
                                                   1998        1998     1997     1996
                                               ------------   ------   ------   ------
BALANCE SHEET DATA:
Total assets.................................     $3,813      $2,867   $1,501   $1,271
Total debt...................................        417         373       55       25
Stockholders' equity.........................      1,800       1,002      606      705

Significant Events Affecting Pro Forma Earnings Trends

     For the six months ended December 31, 1998, on a pro forma basis, America Online incurred a non-recurring charge of $2 for merger expenses related to the acquisition of AtWeb, Inc. For the year ended June 30, 1998, on a pro forma basis, America Online incurred the following non-recurring charges: charges for acquired research and development totaling $94 in connection with its acquisitions of Mirabilis, Ltd., Personal Library Software, Inc., Netchannel, Inc. and Actra Business Systems, L.L.C.; a charge of $17 in connection with a settlement of a class action law suit; merger expenses totaling $6 related to the acquisition of Kiva Software Corporation; and restructuring charges totaling $69, including a reversal into income of $2 during the six months ended December 31, 1997. In 1997, on a pro forma basis, America Online incurred the following non-recurring charges: charges for acquired research and development totaling $9 in connection with its acquisitions of Portola Communications Inc. and DigitalStyle Corporation; a charge associated with the write-off of previously capitalized deferred subscriber acquisition costs of $385, a restructuring charge totaling $49, a contract termination charge of $24 in connection with its switch to flat rate pricing of its AOL service; and a settlement charge of $24 in connection with a settlement with various State Attorneys General. In 1996, on a pro forma basis, America Online incurred the following non-recurring charges: a charge for acquired research and development totaling $17 in connection with its acquisition of Ubique, Ltd. and merger expenses totaling $8 related to acquisitions of Johnson Grace, Insoft, Inc., Paper Software, Inc. and Netcode Corporation. Excluding these non-recurring charges, income from operations would be $210, $(29), $70, $6 and $90 for the six months ended December 31, 1998 and 1997 and the years ended June 30, 1998, 1997 and 1996, respectively.

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per share information for our respective companies on a historical, pro forma combined and equivalent basis. The Pro Forma Combined per share amounts and America Online's historical data have been adjusted to reflect America Online's two-for-one stock split which was effected on November 17, 1998, but have not been adjusted to reflect America Online's two-for-one stock split which will be effected on February 22, 1998. The Netscape Per Share Equivalents are calculated by multiplying the Pro Forma Combined per share amounts by 0.45, the exchange ratio prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999. Netscape's historical financial data has been recast to conform to America Online's June 30 fiscal year end.

                                           AS OF OR FOR THE
                                              SIX MONTHS        AS OF OR FOR THE YEAR ENDED
                                                ENDED                    JUNE 30,
                                             DECEMBER 31,      -----------------------------
                                                 1998           1998       1997       1996
                                           ----------------    -------    -------    -------
PRO FORMA COMBINED:
Net income (loss) per common share.......       $ 0.33         $(0.14)    $(1.17)    $ 0.07
Cash dividends declared per common
  share..................................           --             --         --         --
Book value per common share..............       $ 3.52         $ 2.07
NETSCAPE PER SHARE EQUIVALENTS:
Net income (loss) per common share.......       $ 0.15         $(0.06)    $(0.53)    $ 0.03
Cash dividends declared per common
  share..................................           --             --         --         --
Book value per common share..............       $ 1.58         $ 0.93
NETSCAPE -- HISTORICAL (RESTATED):
Net income (loss) per common share.......       $(0.28)        $(1.39)    $ 0.22     $ 0.06
Cash dividends declared per common
  share..................................           --             --         --         --
Book value per common share..............       $ 4.24         $ 4.36
AMERICA ONLINE -- HISTORICAL:
Net income (loss) per common share.......       $ 0.41         $ 0.17     $(1.31)    $ 0.07
Cash dividends declared per common
  share..................................           --             --         --         --
Book value per common share..............       $ 3.13         $ 1.36

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     America Online common stock is traded on the New York Stock Exchange under the symbol "AOL." Netscape common stock is traded on the Nasdaq National Market under the symbol "NSCP."

     The following table sets forth the closing prices per share of Netscape common stock as reported on the Nasdaq National Market and the closing prices per share of America Online common stock as reported on the New York Stock Exchange on (1) November 20, 1998, the business day preceding public confirmation of merger discussions between America Online and Netscape and disclosure of the exchange ratio, (2) November 23, 1998, the business day preceding public announcement that America Online and Netscape had entered into the merger agreement and (3) February 16, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement-prospectus. THE PRICES IN THE FOLLOWING TABLES HAVE BEEN ADJUSTED TO REFLECT AMERICA ONLINE'S TWO-FOR-ONE STOCK SPLIT WHICH WAS EFFECTED IN NOVEMBER OF 1998, BUT HAVE NOT BEEN ADJUSTED TO REFLECT AMERICA ONLINE'S TWO-FOR-ONE STOCK SPLIT WHICH WILL BE EFFECTED ON FEBRUARY 22, 1999.

     The following table also sets forth the equivalent price per share of America Online common stock of shares of Netscape common stock on those dates. The equivalent price per share of America Online common stock of Netscape common stock is equal to the closing price of a share of America Online common stock on that date multiplied by 0.45, the number of shares of America Online common stock to be issued in exchange for each share of Netscape common stock, prior to giving effect to America Online's two-for-one stock split which will be effected on February 22, 1999. This equivalent per share price reflects the value of the America Online common stock you would receive for each share of your Netscape common stock if the merger was completed on any of these dates.

                                                               AMERICA
                                               NETSCAPE         ONLINE         EQUIVALENT
                                                COMMON          COMMON            PER
                                                STOCK           STOCK         SHARE PRICE
                                             ------------    ------------    --------------
November 20, 1998..........................    $ 39.19         $ 84.88          $ 38.20
November 23, 1998..........................    $ 41.94         $ 89.25          $ 40.17
February 16, 1999..........................    $ 68.25         $159.50          $ 71.78

     Because the market price of America Online common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations. You may call 1-800-401-6223 during normal business hours at any time before the special meeting to obtain the prior day's closing market quotations of Netscape common stock and America Online common stock.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in America Online common stock. An investment in America Online common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

YOU WILL RECEIVE 0.45 OF A SHARE OF AMERICA ONLINE COMMON STOCK DESPITE CHANGES IN MARKET VALUE OF NETSCAPE COMMON STOCK OR AMERICA ONLINE COMMON STOCK

     Upon completion of the merger, each share of Netscape common stock will be exchanged for 0.45 of a share of America Online common stock, prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999. Giving effect to America Online's two-for-one stock split, each share of Netscape common stock will be exchanged for 0.9 of a share of America Online common stock. There will be no adjustment for changes in the market price of either Netscape common stock or America Online common stock, and Netscape is not permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of America Online common stock. Accordingly, the specific dollar value of America Online common stock to be received by you upon completion of the merger will depend on the market value of America Online common stock at the time of completion of the merger.

ALTHOUGH AMERICA ONLINE AND NETSCAPE EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED

     America Online and Netscape entered into the merger agreement with the expectation that the merger will result in benefits, including adding one of the Internet's best known brands, Netscape, with the AOL service, the CompuServe service, AOL.COM, ICQ and Digital City brands to advance a multiple brand strategy, strengthening our positions in the interactive medium and enterprise software and creating the opportunity for potential cost savings. Achieving the benefits of the merger will depend in part on the integration of our technology, operations and personnel in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of customers or key employees or the continued diversion of the attention of management. Among the challenges involved in this integration is demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus and persuading our personnel that our business cultures are compatible. There can be no assurance that America Online and Netscape can be successfully integrated or that any of the anticipated benefits will be realized, and failure to do so could have a material adverse effect on America Online's business, financial condition and operating results.

NETSCAPE OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER

     The directors and officers of Netscape participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, yours.

     In particular, James L. Barksdale, Peter Currie, Roberta Katz and Noreen Bergin have agreements with Netscape entitling them to continued vesting of their stock options and restricted stock after the merger. The number of shares of Netscape common stock subject to unvested options held by those officers or held by them as restricted stock totaled 977,219, as of November 23, 1998.

     In addition, unvested stock options granted under Netscape's 1995 Director Option Plan to L. John Doerr, William V. Campbell and Eric A. Benhamou, each an outside director of Netscape, will vest upon the completion of the merger. The number of shares of Netscape common stock subject to unvested options held by these outside directors that will vest upon completion of the merger totaled 84,499, on November 23, 1998.

     Furthermore, Marc L. Andreessen, Netscape's Executive Vice
President-Products, will join America Online following the merger in the new position of Chief Technology Officer.

     As a result, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. Netscape shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

IF WE FAIL TO OBTAIN ALL REQUIRED CONSENTS AND WAIVERS THIRD PARTIES MAY TERMINATE OR ALTER EXISTING CONTRACTS WITH NETSCAPE

     Netscape has contracts with many of its suppliers, customers, licensors, licensees and other business partners relating to, among other things, intellectual property rights. Some of these contracts require Netscape to obtain the consent, waiver or approval of these other parties in connection with the merger agreement. If consent, waiver or approval cannot be obtained, Netscape may be required to refund various prepaid amounts under material contracts. In addition, Netscape may lose the right to use intellectual property that is necessary for smooth operation of the Netscape Internet portal or related to some of its software. Netscape has agreed to use reasonable efforts to secure the necessary consents, waivers and approvals and it is a condition to America Online's obligation to complete the merger that Netscape obtain any consents, waivers and approvals which, if not obtained, would have a material adverse effect on Netscape. However, there can be no assurance that Netscape will be able to obtain all of the necessary consents, waivers and approvals and failure to do so could have a material adverse effect on America Online's business, financial condition and operating results.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT NETSCAPE'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS

     If the merger is not completed for any reason, Netscape may be subject to a number of material risks, including the following:

     - Netscape may be required to pay America Online a termination fee of $100 million

     - the option granted to America Online by Netscape may become exercisable

     - the price of Netscape common stock may decline to the extent that the current market price of Netscape common stock reflects a market assumption that the merger will be completed

     - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed

     In addition, Netscape's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. America Online has little or no history as a software vendor, so this is particularly true for Netscape's current and prospective enterprise software customers. Any delay or deferral in purchasing decisions by Netscape customers could have a material adverse effect on Netscape's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Netscape employees may experience uncertainty about their future role with America Online until America Online's strategies with regard to Netscape are announced or executed. This may adversely affect Netscape's ability to attract and retain key management, marketing and technical personnel.

     Further, if the merger is terminated and Netscape's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to certain limited exceptions described on page 50 of this proxy statement-prospectus, Netscape is prohibited from soliciting, initiating or knowingly encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than America Online. Furthermore, if the merger agreement is terminated and America Online exercises its option to purchase Netscape common stock, Netscape would not be able to account for future transactions as a "pooling of interests."

AFTER THE MERGER WE WILL FACE COMPETITION FOR SUBSCRIPTION REVENUES AND THE DEVELOPMENT AND SALE OF ELECTRONIC COMMERCE INFRASTRUCTURE AND APPLICATIONS

     After the merger, the combined company will face competition from a wide range of other companies in the communications, advertising, entertainment, information, media, Web-based services, software, technology, direct mail and commerce fields for subscription, advertising, commerce revenue, development and sale of electronic commerce infrastructure and applications and in the development of distribution technologies and equipment.

     - Competitors for subscription revenues include:

       -- online services such as the Microsoft Network, AT&T Worldnet and Prodigy Services Company

       -- national and local Internet service providers

       -- long distance and regional telephone companies offering access as part of their telephone service, such as AT&T Corp., MCI WorldCom, Inc. and regional Bell operating companies

       -- cable television companies

       -- cable Internet access services offered by companies such as AtHome
          Corporation and Road Runner Group

     - Competitors for advertising and commerce revenues include:

       -- online services such as the Microsoft Network, AT&T Worldnet and Prodigy Services Company

       -- Web-based navigation and search service companies such as Yahoo! Inc., Infoseek Corporation, Lycos, Inc. and Excite, Inc.

       -- global media companies including newspapers, radio and television stations and content providers, such as the National Broadcasting Corporation, CBS Corporation, The Walt Disney Company, Time Warner Inc., The Washington Post Company and Conde Nast Publications, Inc.

       -- cable Internet access services offered by companies such as AtHome
          Corporation and Road Runner Group

     - Competitors in the development and sale of electronic commerce infrastructure and applications include:

       -- providers of electronic commerce infrastructure such as server software, including International Business Machines Corporation, Microsoft Corporation, Oracle Corporation, Sun Microsystems, Inc., Novell, Inc., Software.com, Inc., BEA Systems, Inc. and the provider of the Apache Web Server

       -- providers of electronic commerce applications, including International
          Business Machines Corporation, Oracle Corporation, General Electric Information Systems, Microsoft Corporation, PeopleSoft, Inc., SAP A.G., Open Market, Inc., Ariba Technologies, Inc., Commerce One, Sterling Commerce, Inc. and BroadVision, Inc.

     - Competition in the development of distribution technologies and equipment includes:

       -- broadband distribution technologies, such as cable Internet access services offered by companies such as AtHome Corporation and Road Runner Group

       -- advanced telephone-based access services offered through digital subscriber line technologies offered by local telecommunications companies

       -- other advanced digital services offered by broadcast, satellite and wireless companies

       -- television-based interactive computer services, such as those offered by Microsoft's WebTV

       -- personal digital assistants, enhanced mobile phones and other equipment offering functional equivalents to America Online's features

     Some of the present competitors and potential future competitors of America Online may have greater financial, technical, marketing or personnel resources than America Online. The competitive environment could have a variety of adverse effects on America Online. For example, it could:

     - require price reductions in the subscription fees for online services and require increased spending on marketing, network capacity, content procurement and product development

     - negatively impact America Online's ability to generate greater revenues and profits from sources other than online service subscription revenues, such as advertising and electronic commerce

     - limit America Online's opportunities to enter into or renew agreements with content providers and distribution partners

     - limit America Online's ability to develop new products and services

     - limit America Online's ability to continue to grow its subscriber base

     - result in attrition in America Online's subscriber base

Any of the foregoing events could have an adverse impact on revenues or result in an increase in costs as a percentage of revenues, either of which could have a material adverse effect on America Online's business, financial condition and operating results.

YEAR 2000 PROBLEMS MAY HAVE AN ADVERSE EFFECT ON AMERICA ONLINE'S AND NETSCAPE'S OPERATIONS AND ABILITY TO OFFER PRODUCTS AND SERVICES WITHOUT INTERRUPTION

     America Online utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating the AOL service, the CompuServe service, the proprietary software of the AOL service and the CompuServe service, member services, network access, content providers, joint ventures and various administrative and billing functions. To the extent America Online's software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of such applications may be necessary. America Online has appointed a Year 2000 Task Force to perform an audit to assess the scope of America Online's risks and bring its applications into compliance. This Task Force is undertaking its assessment of America Online's compliance and has begun testing. The America Online client and host software and corporate business and information systems are currently undergoing review and testing. The testing of the America Online system hardware components began in January 1999. To date, America Online has experienced very few problems related to Year 2000 testing, and the problems that have been identified are in the process of being fixed. The international portion of the AOL service and the CompuServe service continues to move forward with system inventory gathering as well as an analysis of common systems. The international services utilize the same America Online infrastructure, so it is anticipated that additional costs of compliance for the international portion will be minimal.

     In addition, America Online is in the process of asking its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000, but has received very few complete responses. America Online intends to continue its efforts to seek reassurances regarding the Year 2000 compliance of vendors, joint venture partners and content partners. In the event any third parties cannot timely provide America Online with content, products, services or systems that meet the Year 2000 requirements, the content on America Online's services, access to America Online's services, the ability to offer products and services and the ability to process sales could be materially adversely affected.

     The costs incurred by America Online through December 1998 to address Year 2000 compliance were approximately $3 million. America Online currently estimates it will incur a total of approximately $8 million in costs to support its compliance initiatives. Although America Online expects its proprietary software to be Year 2000 compliant on or before December 31, 1999, it cannot predict the outcome or the success of its Year 2000 program, whether third party systems are or will be Year 2000 compliant, the costs required to address the Year 2000 issue, or whether a failure to achieve substantial Year 2000 compliance will have a material adverse effect on America Online's business, financial condition or results of operations. America Online is in the process of developing a contingency plan to address possible risks to its systems. It is America Online's intention to implement its contingency plan no later than July 1999.

     Netscape has developed a phased Year 2000 readiness plan for the current versions of its products. The plan includes development of:

     - corporate awareness

     - assessment
     - implementation, including remediation, upgrading, and replacement of product versions
     - validation testing
     - contingency planning

     Netscape continues to respond to customer concerns about prior versions of its products on a case-by-case basis.

     Netscape has largely completed all phases of its plan, except for contingency planning, with respect to the current versions of all of its products. Netscape has made Year 2000 readiness disclosures stating that the current versions of all of the products that it currently ships are "Year 2000 Compliant," as defined below, when configured and used in accordance with the related documentation, and provided that the underlying operating system of the host machine and any other software used with or in the host machine or Netscape products are also Year 2000 Compliant. These disclosures note that, in some cases, Netscape products require a patch provided with the product to be Year 2000 Compliant. Netscape, its customers, and vendors continue to test Netscape software for compliance and may find additional errors or defects associated with Year 2000 date functions.

     Netscape has defined "Year 2000 Compliant" to mean that the product will accurately receive, process and provide date data from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and make leap year calculations, provided that all other products, whether hardware, software or firmware, used in or in combination with the product, properly exchange data with it. Netscape has not tested its products on all platforms or all versions of operating systems that it currently supports and has advised its customers to verify that their platforms and operating systems support the transition to the year 2000.

     Netscape has not specifically tested software, including licensed software, shareware, and freeware, obtained from third parties that is incorporated into its products, but it is seeking assurances from its vendors that licensed software is Year 2000 Compliant. Despite Netscape's testing, testing by its current and potential customers and whatever assurances it may receive from developers of products incorporated into Netscape products, the products may contain undetected errors or defects associated with Year 2000 date functions. Current versions of Netscape ECXpert, Netscape BuyerXpert, Netscape SellerXpert and Netscape MerchantXpert include third-party Java components that may not be Year 2000 Compliant in all respects. Netscape provides no warranty to its customers with respect to the Year 2000 compliance of third-party components embedded in its software. Also, certain prior versions of Netscape products are not fully Year 2000 Compliant and Netscape is working to address these issues. Known or unknown errors or defects in Netscape products could result in delay or loss of revenue, diversion of development resources, damage to Netscape's reputation or increased service and warranty costs, any of which could impair the finances or business prospects of the company on a combined basis following the merger.

     Netscape's internal systems include both our information technology and non-information technology systems. Netscape has completed a baseline assessment of its material internal information technology systems, including both its own software products and third-party software and hardware technology, and its non-information technology systems, such as the security system, building equipment, and embedded microcontrollers, and are beginning implementation which includes remediation, upgrading and replacement.

Netscape has retained an outside contractor to provide assistance with validation testing and contingency planning. Netscape expects to complete all project phases by August 31, 1999. To the extent that Netscape is not able to test the technology provided by third-party vendors, Netscape is seeking assurances from such vendors that their systems are Year 2000 compliant. The worst case scenario would involve the unavailability of the major internal systems to employees and the unavailability of Netcenter to its users. In the event of this worst case scenario, Netscape may incur expenses to repair its systems, face interruptions in the work of employees, lose advertising revenue, not be able to deliver minimum guaranteed levels of traffic, not be able to deliver downloads of its browser product, and suffer damage to its reputation. Netscape estimates total costs for all internal systems project phases to be approximately $8 million, with approximately $5 million of this representing the internal cost of the work Netscape employees have done on this project. Costs to be capitalized in connection with purchased computer hardware are expected to approximate $1.5 million, with the remaining costs to be expensed when incurred. In addition to the specific problems and costs described, Netscape may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal information technology and non-information technology systems.

     Netscape does not currently have any information concerning the Year 2000 compliance status of its customers. As is the case with other similarly situated software companies, if current or future customers fail to achieve Year 2000 compliance or if they divert technology expenditures, especially technology expenditures that were reserved for enterprise software, to address Year 2000 compliance problems, Netscape's finances or business prospects could be impaired.

     Netscape has funded its Year 2000 plan from operating cash flows. Netscape estimates that costs incurred through October 31, 1998 in connection with Year 2000 compliance projects have not been material. Netscape will incur additional amounts related to the Year 2000 plan for administrative personnel to manage the project, outside contractor assistance, technical support for our products, product engineering and customer satisfaction. Netscape may experience material problems and costs with Year 2000 compliance that could impair its finances and business prospects.

     Netscape has not yet fully developed a comprehensive contingency plan to address situations that may result if it is unable to achieve Year 2000 readiness of its critical operations. The cost of developing and implementing such a plan may itself be material. Finally, Netscape is also subject to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions.

     Some commentators have predicted significant litigation regarding Year 2000 compliance issues and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

     After the merger, the combined company intends to continue the assessment, implementation, remediation, testing and contingency planning described above related to Year 2000 compliance. The risks and potential adverse effects and consequences associated with Year 2000 compliance currently faced by each company and described above will continue to exist. Although America Online and Netscape intend to take appropriate actions to reduce the risk of disruption or delay in the ongoing Year 2000 compliance programs following the merger, there can be no assurance that the merger will not cause some delay or disruption.

AMERICA ONLINE'S ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS OF AMERICA ONLINE AND MAY DEPRESS ITS STOCK PRICE

     America Online's certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of America Online. These provisions allow America Online to issue preferred stock with rights senior to those of its common stock and impose various procedural and other requirements that could make it more difficult for America Online stockholders to effect certain corporate actions.

     In addition, under America Online's stockholder rights plan, holders of America Online common stock are entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under certain defined circumstances involving a potential change of control, as discussed on pages 78 through 80 of this proxy statement-prospectus. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire America Online on terms not approved by America Online's board of directors. The foregoing provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of America Online common stock.

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on America Online's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the above discussion of risks and uncertainties.

                  THE SPECIAL MEETING OF NETSCAPE STOCKHOLDERS

PROXY STATEMENT-PROSPECTUS

     This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by Netscape's board of directors in connection with our proposed merger.

     This proxy statement-prospectus is first being furnished to stockholders of Netscape on or about February 17, 1999.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting of stockholders of Netscape is scheduled to be held as follows:

                           Wednesday, March 17, 1999
                             8:00 a.m., local time
                             The Westin Santa Clara
                           5101 Great America Parkway
                         Santa Clara, California 95054

PURPOSE OF THE SPECIAL MEETING

     The special meeting is being held so that stockholders of Netscape may consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 23, 1998, by and among America Online, Apollo Acquisition Corp., a newly-formed and wholly-owned subsidiary of America Online, and Netscape and to transact any other business that properly comes before the special meeting or any adjournment. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

     If the stockholders of Netscape adopt the merger agreement, Apollo will merge with and into Netscape and Netscape will survive the merger as a wholly-owned subsidiary of America Online. You will receive 0.45 of a share of America Online common stock for each share of Netscape common stock you hold, prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999. Giving effect to America Online's two-for-one stock split, you will receive 0.9 of a share of America Online common stock for each share of Netscape common stock you hold.

STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING

     Netscape's board of directors has fixed the close of business on February 10, 1999, as the record date for determination of Netscape stockholders entitled to notice of and entitled to vote at the special meeting. On the record date, there were 104,105,890 shares of Netscape common stock outstanding, held by approximately 3,623 holders of record.

VOTE OF NETSCAPE STOCKHOLDERS REQUIRED FOR ADOPTION OF THE MERGER AGREEMENT

     A majority of the outstanding shares of Netscape common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of Netscape's common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of

Netscape common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.

     The Netscape stockholders who are parties to the voting agreement with America Online agreed to vote their shares of Netscape common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders held approximately 20,232,546 shares of Netscape common stock which represented approximately 19.4% of all outstanding shares of Netscape common stock entitled to vote at the special meeting.

     As of the record date for the special meeting, directors and executive officers of Netscape and their affiliates beneficially owned approximately 22,964,016 shares of Netscape common stock which represented approximately 22.1% of all outstanding shares of Netscape common stock entitled to vote at the special meeting.

PROXIES

     All shares of Netscape common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the merger agreement, the Netscape common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement. Similarly, if an executed proxy is returned by a broker holding shares of Netscape common stock in street name which indicates that the broker does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum and of calculating the vote, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     Because adoption of the merger agreement requires the affirmative vote of at least a majority of Netscape's common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

     Netscape does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by:

     - notifying in writing the Secretary of Netscape at 501 East Middlefield Road, Mountain View, California 94043

     - granting a subsequent proxy

     - appearing in person and voting at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy

     We will equally share the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. Netscape has retained Corporate Investor Communications, Inc. at an estimated cost of $7500.00 plus reimbursement of expenses, to assist in the solicitation of proxies. Netscape and Corporate Investor Communications, Inc. will also request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement-prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR NETSCAPE COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement and the stock option agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

     America Online and Netscape have been familiar with each other for several years and have done business together from time to time. For example, in late 1997 and 1998, America Online and Netscape entered into transactions whereby Netscape licensed intellectual property from America Online and America Online agreed to provide content to Netscape for use in its Netcenter Internet portal.

     On August 26, 1998, Miles Gilburne, Senior Vice President, Corporate Development, of America Online, met with Peter Currie, Executive Vice President and Chief Administrative Officer of Netscape, and Michael Homer, Executive Vice President and General Manager of Netscape Netcenter, at Netscape's offices to discuss the merits of a possible strategic transaction between America Online and Netscape, including among other things, a possible business combination.

     From September 1, 1998 to September 9, 1998, Mr. Gilburne and Mr. Currie, together with other representatives of America Online and Netscape, had several discussions relating to the businesses of America Online and Netscape and a possible business combination between the companies.

     On September 2, 1998, Mr. Currie and Quincy Smith, Netscape's Director of New Business Development and Investor Relations, met with representatives of Netscape's financial advisor, Morgan Stanley & Co. Incorporated, regarding Morgan Stanley's representation of Netscape in connection with a possible transaction with America Online. From this date through the execution of the definitive merger agreement, members of Netscape's management regularly discussed the possible business combination with Morgan Stanley.

     In early September, members of America Online management met with representatives of America Online's financial advisor, Goldman, Sachs & Co., regarding Goldman Sachs' representation of America Online in connection with a possible transaction with Netscape. Thereafter, through the execution of the definitive merger agreement, members of America Online's management regularly discussed the possible business combination with Goldman Sachs.

     On September 16, 1998, Mr. Currie, Mr. Homer and Mr. Smith met with Mr. Gilburne and other members of America Online management, along with representatives of America Online's financial advisor, Goldman Sachs, at the offices of Goldman Sachs to conduct preliminary due diligence investigations on America Online and Netscape, respectively. Mr. Currie and Mr. Gilburne continued to speak regularly through the execution of the definitive merger agreement.

     From September 16, 1998 through the execution of the definitive merger agreement, Netscape's financial advisors periodically conducted financial due diligence on America

Online and America Online's financial advisors periodically conducted financial due diligence on Netscape.

     On September 17, 1998, James Barksdale, President and Chief Executive Officer of Netscape, and Mr. Currie met with Mr. Gilburne to discuss the terms for a possible business combination of Netscape and America Online.

     On September 24, 1998, Mr. Currie and Mr. Smith of Netscape met with J. Michael Kelly, Senior Vice President and Chief Financial Officer of America Online, James MacGuidwin, Vice President, Controller, Chief Accounting and Budget Officer of America Online and Scott Pearson, Vice President-Corporate Development of America Online, together with representatives of Morgan Stanley and Goldman Sachs at America Online's offices, to discuss various business issues, including valuation, and to continue their respective due diligence investigations of America Online and Netscape.

     On October 13, 1998, Mr. Gilburne informed Mr. Currie of America Online's internal analysis process concerning a possible business combination.

     On October 20, 1998, at a regularly scheduled meeting of America Online's board of directors, management of America Online discussed the recent communications with Netscape.

     On November 9, 1998, Mr. Barksdale met with Steve Case, Chairman of the Board and Chief Executive Officer of America Online, to discuss the possible business combination of Netscape and America Online.

     On November 10, 1998 and November 11, 1998, members of America Online's executive management team, including Robert W. Pittman, President and Chief Operating Officer and Messrs. Case and Gilburne, met with members of Netscape's executive management team, including Marc L. Andreessen, Executive Vice President, Products, Barry M. Ariko, Executive Vice President and Chief Operating Officer, and Messrs. Barksdale, Currie and Homer, to continue due diligence investigations and further discuss the possible business combination.

     On November 12, 1998, Mr. Currie and Mr. Smith had telephone conversations with Mr. Pearson to discuss the terms of the possible business combination and to continue due diligence investigations of America Online and Netscape, respectively.

     On November 16, 1998, members of Netscape's management met with Netscape's legal advisors, Wilson Sonsini Goodrich & Rosati, to discuss the terms of the possible business combination.

     On November 17, 1998, America Online's board of directors met to discuss the recent communications with Netscape and the advantages of a business combination, and it authorized the appropriate officers to continue with formal merger negotiations.

     From November 17, 1998 to November 22, 1998, America Online's legal advisors conducted legal due diligence on Netscape, and from November 16, 1998 to November 20, 1998, Netscape's legal advisors conducted legal due diligence on America Online.

     On November 17, 1998, Mr. Barksdale and other members of Netscape's management met with Netscape's legal and financial advisors to discuss the terms of the proposed merger with America Online.

     In the evening of November 17, 1998, a meeting was held between the parties at the offices of Goldman Sachs in San Francisco. Messrs. Gilburne, Pearson and Kenneth Novack, Vice Chairman of America Online, representing America Online and Messrs.

Barksdale, Currie, Homer, Smith and Roberta Katz, Netscape's Senior Vice President, General Counsel and Secretary, representing Netscape, and the parties' financial and legal advisors, held negotiations concerning key terms of the proposed merger. The parties reached tentative agreement on the exchange ratio for Netscape common stock and discussed other key terms of the proposed merger. The following day, a preliminary draft of a merger agreement and related documents were delivered to Netscape.

     From November 17, 1998 through November 23, 1998, members of management of Netscape and America Online, along with their respective legal and financial advisors, continued to meet and discuss the terms of the proposed merger of Netscape and America Online. During such time, the legal advisors to Netscape and America Online discussed the principal terms of the agreement and other related documents, including the following:

     - termination rights under the merger agreement

     - the conditions upon which any breakup fee would be payable

     - the representations, warranties and covenants to be made

Also, there was discussion of whether Netscape and America Online would enter into a stock option agreement, and then a discussion of its terms and conditions.

     On November 18, 1998, Netscape's board of directors held a special meeting. At the meeting, Netscape's management and legal advisors, Wilson Sonsini Goodrich & Rosati, gave a presentation to Netscape's board of directors on the proposed merger.

     On November 20, 1998, Netscape's board of directors held a regular meeting. At the meeting, Netscape's management and legal advisors, Wilson Sonsini Goodrich & Rosati, discussed the proposed merger with Netscape's board of directors and Morgan Stanley gave a presentation to Netscape's board of directors on the financial terms of the proposed merger.

     On the afternoon of November 22, 1998, America Online's board of directors held a special meeting to discuss the proposed transaction. Mr. Case and other members of management reviewed the status of the transaction, including the following:

     - the details related to the proposed merger that still required resolution

     - a financial review of the proposed transaction

     - a review of Netscape's business operations

     - the results of America Online's due diligence review

Representatives of Goldman Sachs presented to America Online's board of directors a summary of its analyses of the financial aspects of the proposed transaction, including an analysis of the fairness, from a financial point of view, of the exchange ratio to America Online. In addition, Sheila A. Clark, Vice President and Acting General Counsel of America Online and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, America Online's legal advisors, outlined the terms of the proposed merger and the directors' legal duties and responsibilities. At the conclusion of the meeting, America Online's board of directors unanimously approved the principal terms of the proposed business combination, approved the merger agreement in the form presented and authorized management to finalize the details of the merger agreement.

     On November 22, 1998, Netscape's board of directors met and the senior management and legal and financial advisors of Netscape reviewed the following:

     - the status of the negotiations of the proposed transaction

     - the results of the due diligence evaluation of America Online

     - the benefits and potential risks of the transaction with America Online

     - the principal terms of the merger agreement and related documents

Netscape's legal advisors discussed the board's fiduciary duties in considering a strategic business combination and strategic alternatives and further discussed the terms of the merger agreement and related documents. Netscape's financial advisors reviewed the strategic rationale for, and financial analyses relating to, the proposed merger. In addition, at the meeting, Netscape's financial advisors provided their opinion that the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Netscape's stockholders. Following discussion, the Netscape board determined that the proposed merger was advisable and approved the merger agreement and resolved to recommend that Netscape stockholders adopt the merger agreement.

     During the morning of November 23, 1998, in response to prevalent rumors concerning the proposed transaction, Netscape and America Online each issued a press release announcing the discussions between the two companies. America Online also announced that it was in simultaneous negotiations with Sun Microsystems, Inc. concerning a strategic alliance. Please see the section entitled "America Online's Strategic Alliance with Sun Microsystems" on page 59 of this proxy statement-prospectus. During the day, America Online and Netscape worked towards resolving outstanding issues and finalizing the definitive merger agreement and related documents.

     Netscape and America Online entered into the merger agreement and the stock option agreement as of November 23, 1998, certain stockholders of Netscape entered into the voting agreement with America Online, and each of the members of America Online's and Netscape's boards of directors and certain officers of Netscape and America Online entered into affiliate agreements with Netscape and America Online, respectively. On November 24, 1998, America Online issued a press release announcing the merger.

JOINT REASONS FOR THE MERGER

     America Online's and Netscape's boards of directors have determined that the combined company following the merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. America Online's and Netscape's boards of directors have identified additional potential mutual benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include the following:

     - combining America Online and Netscape will advance a multiple brand strategy by adding one of the Internet's best known brands, Netscape, with the AOL service, CompuServe service, AOL.COM, ICQ and Digital City brands. Together, America Online and Netscape will operate one of the most popular and diverse family of brands in cyberspace

     - combining America Online and Netscape will strengthen our current respective market positions in the interactive medium

       -- combining America Online and Netscape joins complementary Web audiences of the America Online services and products and Netscape Netcenter services and products

       -- adding Netscape to America Online will expand the range of America
          Online products and services by adding world-class technology and an experienced development team that has demonstrated its ability to innovate rapidly

     - combining America Online and Netscape will improve our competitive position in enterprise software

       -- the combined company will have an enhanced ability to sell electronic commerce solutions through bundling with Website positioning

       -- the combined company will have an enhanced ability to provide innovative Internet infrastructure, applications and services

       -- adding Netscape to America Online will expand the range of America
          Online products and services by adding world-class technology and an experienced development team that has demonstrated its ability to innovate rapidly

     - combining America Online and Netscape will create the opportunity for cost savings and synergies

       -- the combined company will be able to offer content and service offerings across a larger combined base of users

       -- the combined company will have the ability to offer electronic commerce partners access to high levels of online traffic

       -- combining America Online and Netscape may improve network efficiency through increased scale and through the integration of two sets of users, each with different usage patterns

NETSCAPE'S REASONS FOR THE MERGER

     In addition to the anticipated potential joint benefits described above, Netscape's board of directors believes that the following are additional reasons the merger will be beneficial to Netscape and for stockholders of Netscape to vote FOR adoption of the merger agreement:

     - Netscape's stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger

     - given the complementary nature of America Online's and Netscape's businesses, the merger will enhance the opportunity for the potential realization of Netscape's strategic objectives of achieving greater presence on the Internet and providing end-to-end electronic commerce solutions to acquire and keep customers

     - the exchange ratio in the merger represented a 16.0% premium over the closing price for Netscape common stock on November 17, 1998, the day Netscape and America Online reached tentative agreement upon the exchange ratio, as well as 17.7% and 16.5% premiums over the closing price of Netscape common stock for the ten and thirty trading days ending on November 17, 1998, respectively

     - combining with America Online will increase the advertising and commerce relationships available to support Netscape's products and services

     In the course of deliberations, the Netscape board reviewed with Netscape management and outside advisors a number of additional factors relevant to the merger, including:

     - historical information concerning America Online's and Netscape's respective businesses, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC

     - Netscape management's view as to the financial condition, results of operations and businesses of America Online and Netscape before and after giving effect to the merger based on management due diligence and publicly available earnings estimates

     - current financial market conditions and historical market prices, volatility and trading information with respect to America Online common stock and Netscape common stock

     - the consideration to be received by Netscape stockholders in the merger and an analysis of the market value of the America Online common stock to be issued in exchange for each share of Netscape common stock in light of comparable merger transactions

     - the belief that the terms of the merger agreement and the stock option agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable

     - Netscape management's view as to the prospects of Netscape as an independent company

     - Netscape management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Netscape

     - detailed financial analysis and pro forma and other information with respect to the companies presented by Morgan Stanley in a board presentation, including Morgan Stanley's opinion that the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the Netscape stockholders

     - the impact of the merger on Netscape's customers and employees

     - reports from management, legal advisors and financial advisors as to the results of their due diligence investigation of America Online

     Netscape's board of directors also considered the terms of the merger agreement regarding Netscape's rights to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees and the stock option agreement. In addition, Netscape's board of directors noted that the merger is expected to be a tax-free transaction and accounted for as a pooling of interests such that no goodwill is expected to be created on the books of the combined company as a result of the transaction. Netscape's board of directors also considered various alternatives to the merger, including remaining as an independent company.

     Netscape's board of directors believed that these factors, including the Netscape board's review of the terms of the merger agreement, supported the board's recommendation of the merger when viewed together with the risks and potential benefits of the merger.

     Netscape's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that the potential benefits sought in the merger might not be fully realized

     - the possibility that the merger might not be completed and the effect of public announcement of the merger on

      -- Netscape's sales and operating results

      -- Netscape's ability to attract and retain key management, marketing and technical personnel

      -- progress of development projects

     - the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger

     - the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company

     - the difficulty of managing separate operations at different geographic locations

     - the other risks described under "Risk Factors" on page 15 of this proxy statement-prospectus

     Netscape's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all factors considered by Netscape's board of directors. Each member of Netscape's board may have considered different factors, and Netscape's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered.

RECOMMENDATION OF NETSCAPE'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTEREST AND DECLARED THE MERGER ADVISABLE. NETSCAPE'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS YOUR ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of the Netscape board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Netscape have certain interests in the merger that are different from, or are in addition to the interests of Netscape stockholders generally. Please see the section entitled "Interests of Certain Netscape Directors, Officers and Affiliates in the Merger" on page 42 of this proxy statement-prospectus.

OPINION OF NETSCAPE'S FINANCIAL ADVISOR

     Pursuant to a letter agreement dated as of November 16, 1998, Morgan Stanley was engaged to provide financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected by Netscape's board of directors to act as Netscape's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Netscape. At the meeting of Netscape's board of directors on November 22, 1998, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of November 22, 1998, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Netscape common stock.

     THE OPINION OF MORGAN STANLEY IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT-PROSPECTUS. NETSCAPE STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO NETSCAPE'S BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF NETSCAPE COMMON STOCK AS OF THE DATE OF THE OPINION. MORGAN STANLEY'S OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF NETSCAPE COMMON STOCK AS TO HOW TO VOTE AT THE NETSCAPE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS, ALTHOUGH MATERIALLY COMPLETE, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed some publicly available financial statements and other information of Netscape and America Online, respectively

     - reviewed the reported prices and trading activity for the Netscape common stock and the America Online common stock

     - compared the financial performance of Netscape and America Online and the prices and trading activity of the Netscape common stock and the America Online common stock with that of some other publicly-traded companies and their securities

     - reviewed some internal financial statements and other financial and operating data concerning Netscape and America Online prepared by the managements of Netscape and America Online, respectively

     - discussed the past and current operations and financial condition and the prospects of Netscape and America Online, including information relating to some strategic, financial and operational benefits anticipated from the merger, with senior executives of Netscape and America Online, respectively

     - reviewed the pro forma impact of the merger on America Online

     - reviewed the financial terms, to the extent publicly available, of comparable acquisition transactions

     - discussed the strategic rationale for the merger with the senior managements of Netscape and America Online, respectively

     - participated in discussions and negotiations among representatives of Netscape and America Online and their financial and legal advisors

     - reviewed the draft merger agreement and related agreements

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the internal financial statements and other financial and operating data and discussions relating to strategic, financial and operational benefits anticipated from the merger provided by Netscape and America Online, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Netscape and America Online, respectively. Morgan Stanley relied upon the following:

     - the assessment by the managements of Netscape and America Online of their ability to retain key employees of Netscape and America Online

     - the assessment by the managements of Netscape and America Online of the strategic and other benefits expected to result from the merger

     - the assessment by the managements of Netscape and America Online of Netscape's and America Online's technologies and products

     - the timing and risks associated with the integration of Netscape with America Online

     - the validity of, and risks associated with, Netscape's and America Online's existing and future products and technologies

Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Netscape or America Online, nor was Morgan Stanley furnished with any such appraisals. In addition, Morgan Stanley assumed that the merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles and the merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be completed in accordance with the terms set forth in the merger agreement. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, November 22, 1998.

     The following is a brief summary of some of the analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter dated November 22, 1998. These summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     COMPARATIVE STOCK PRICE PERFORMANCE. Morgan Stanley reviewed the recent stock price performance of Netscape and America Online and compared such performance with that of the following indices:

     - Internet Portal Index

       -- Yahoo! Inc.

       -- Excite, Inc.

       -- CNET, Inc.

       -- Infoseek Corporation

     - Major Application Index

       -- Oracle Corporation

       -- SAP Corporation

       -- PeopleSoft, Inc.

       -- Baan Company N.V.

       -- J.D. Edwards & Company

     - Mid-Cap Application Index

       -- Networks Associates, Inc.

       -- i2 Technologies, Inc.

       -- Check Point Software Technologies LTD

       -- Manugistics Group, Inc.

     - Customer Information Management Index

       -- Siebel Systems, Inc.

       -- Remedy Corporation

       -- Clarify, Inc.

       -- The Vantive Corporation

     - Internet Provider Index

       -- AtHome Corporation

       -- Earthlink Network, Inc.

       -- Mindspring Enterprises, Inc.

       -- PSINet Inc.

     - Cable Index

       -- Time Warner Inc.

       -- MediaOne Group, Inc.

       -- Tele-Communications, Inc.

       -- Comcast Corporation

       -- Cox Communications, Inc.

       -- Cablevision Systems Corporation

     Morgan Stanley observed that over the period from November 19, 1997 to November 19, 1998, the market price of Netscape common stock increased 22%, compared with an increase of 528% for the Internet portal index, an increase of 21% for the major application index, an increase of 30% for the mid-cap application index and an increase of 10% for the customer information management index. Morgan Stanley also observed that over the period from November 19, 1997 to November 19, 1998, the market price of America Online common stock increased 360%, compared with an increase of 528% for the Internet portal index, an increase of 259% for the Internet provider index and an increase of 75% for the cable index.

     PEER GROUP COMPARISON. Morgan Stanley compared financial information of Netscape, each of Netscape's two primary businesses, Netcenter and Enterprise Software, and America Online with publicly available information for the companies comprising the Internet portal index, the major application index, the mid-cap application index, the customer information management index, the Internet provider index and the cable index, respectively. For this analysis, as well as other analyses, Morgan Stanley examined a range of estimates based on securities research analysts as well as two additional estimate scenarios for Netscape developed by Netscape management, a downside case and a target case, which were below and above research estimates, respectively.

     The following table presents, as of November 19, 1998, the median for the Internet portal companies, the major application companies, the mid-cap application companies and the customer information companies of each of estimated aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to projected calendar year 1999 revenue multiples and stock price to projected calendar year 1999 earnings multiples, compared to the values indicated for the Netscape estimates.

                                            AGGREGATE VALUE TO
                                                PROJECTED             STOCK PRICE TO PROJECTED
                                        CALENDAR YEAR 1999 REVENUE   CALENDAR YEAR 1999 EARNINGS
                                        --------------------------   ---------------------------
Netscape range                                   4.6-5.0                     59.9-131.0
Internet portal companies                           13.1                          210.3
major applications companies                         3.0                           41.2
mid-cap application companies                        4.0                           26.6
customer information companies                       1.5                           26.8

     The following table presents, as of November 19, 1998, the median for the Internet portal companies, the Internet provider companies and the cable companies of each of estimated aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to projected calendar year 1999 revenue multiples, aggregate value per current subscriber and aggregate value per projected one year forward subscriber, compared to the values indicated for America Online.

                                                                                 AGGREGATE VALUE PER
                                  AGGREGATE VALUE TO                              ONE YEAR FORWARD
                                      PROJECTED            AGGREGATE VALUE PER        PROJECTED
                              CALENDAR YEAR 1999 REVENUE   CURRENT SUBSCRIBER        SUBSCRIBER
                              --------------------------   -------------------   -------------------
America Online                           10.4                    $ 3,073               $2,562
Internet portal companies                13.1                      NA                    NA
Internet provider companies               6.0                    $ 2,414               $2,321
cable companies                           5.7                    $ 3,040               $2,923

     No company utilized in the peer group comparison analysis as a comparison is identical to Netscape or America Online. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Netscape or America Online, such as the impact of competition on the business of Netscape or America Online and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Netscape or America Online or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Morgan Stanley reviewed a number of Internet related transactions which consisted of:

     - the acquisition of Mecklermedia Corporation by Fenton Media, Inc.

     - the acquisition of Barnesandnoble.com by Bertelsmann AG

     - the acquisition of WebLogic Inc. by BEA System, Inc.

     - the acquisition of Icon CMT Corporation by Qwest Communications International Inc.

     - the acquisition of Who Where? Inc. by Lycos, Inc.

     - the acquisition of Junglee Corporation by Amazon.com, Inc.

     - the acquisition of 43% of Infoseek Corporation by Walt Disney Company

     - the acquisition of Mirabilis, Ltd. by America Online

     - the acquisition of EUNet International Ltd by Qwest Communications International Inc.

     - the acquisition of ActaMed Corporation by Healtheon Corporation

     - the acquisition of Kiva Software Corporation by Netscape

     - the acquisition of CompuServe Corporation by Worldcom, Inc.

     - the acquisition of 19% of Excite, Inc. by Intuit Inc.

     - the acquisition of Digex Inc. by Intermedia Communications Inc.

     - the acquisition of BBN Corporation by GTE Corporation

     - the acquisition of VeriFone, Inc. by Hewlett Packard Company

     - the acquisition of Intuit Inc. Bill Payment Unit by Checkfree Corporation

     - the acquisition of Border Network Technologies, Inc. by Secure Computing Corporation

     - the acquisition of UUNet Technologies, Inc. by MFS Communications Company

     - the acquisition of RSA Data Security, Inc. by Security Dynamics Technologies, Inc.

     - the acquisition of InSoft, Inc. by Netscape

     - the acquisition of Illustra Information Technonlogies Inc. by Informix Corporation

     - the acquisition of Collabra Software, Inc. by Netscape

Morgan Stanley also reviewed a number of large capitalization software transactions which consisted of:

     - the acquisition of Boole & Babbage, Inc. by BMC Software, Inc.

     - the acquisition of HBO & Company by McKesson Corporation

     - the acquisition of Seagate Software, Inc NSMG by Veritas Software Corporation

     - the acquisition of Discreet Logic Inc. by AutoDesk, Inc.

     - the acquisition of Memco Software Ltd. by Platinum Technology, Inc.

     - the acquisition of Broderbund Software, Inc. by The Learning Company,
Inc.

     - the acquisition of Dr Solomon's Group PLC by Network Associates, Inc.

     - the acquisition of Hyperion Software Corporation by Arbor Software Corporation

     - the acquisition of Lacerte Software Corporation by Intuit Inc.

     - the acquisition of Scopus Technology, Inc. by Siebel Systems, Inc.

     - the acquisition of Wonderware Corporation by Siebe PLC

     - the acquisition of Trusted Information Systems, Inc. by Network Associates, Inc.

     - the acquisition of BGS Systems, Inc. by BMC Software, Inc.

     - the acquisition of Computer Language Research, Inc. by Thomson
Corporation

     - the acquisition of Infinity Financial Technology, Inc. by SunGard Data Systems Inc.

     - the acquisition of Network General Corporation by McAfee Associates, Inc.

     - the acquisition of Pure Atria Corporation by Rational Software
Corporation

     - the acquisition of MDL Info Systems, Inc. by Reed Elsevier PLC

     - the acquisition of OpenVision Technologies, Inc. by Veritas Software Corporation

     - the acquisition of SQA, Inc. by Rational Software Corporation

     - the acquisition of Cheyenne Software, Inc. by Computer Associates International, Inc.

     - the acquisition of Landmark Graphics Corporation by Halliburton Company

     - the acquisition of Atria Software, Inc. by Pure Software Inc.

     - the acquisition of Tivoli Systems, Inc. by International Business Machines Corporation

     - the acquisition of The Learning Company, Inc. by SoftKey International
Inc.

     - the acquisition of Minnesota Educational Computing Corporation by SoftKey International Inc.

     - the acquisition of Delrina Corporation by Symantec Corporation

     - the acquisition of Frame Technology Corporation by Adobe Systems Incorporated

     - the acquisition of Lotus Development Corporation by International Business Machines Corporation

     - the acquisition of Legent Corporation by Computer Associates International, Inc.

     - the acquisition of Alias Research, Inc. by Silicon Graphics, Inc.

     - the acquisition of ACT Group PLC by Misys PLC

     - the acquisition of Aldus Corporation by Adobe Systems Incorporated

     - the acquisition of Finsiel SpA by STET

     - the acquisition of Hoskyns Group PLC by Cap Gemini Sogeti SA

Morgan Stanley compared some publicly available statistics for the transactions listed above to the relevant financial statistics for Netscape based on the value of Netscape implied by the exchange ratio and the closing price for Netscape common stock and America Online common stock as of November 19, 1998.

     The following table presents the low, median and high 1 trading day and 30 trading day prior to announcement offer price premia as well as the 30 trading day prior to announcement implied exchange ratio premia for the Internet transactions and large capitalization software transactions, compared to the respective offer price and implied exchange ratio premium for the merger as of November 19, 1998.

                                              OFFER PRICE PREMIUM
                                          ---------------------------
                                             1 DAY          30 DAY         30 DAY PRIOR TO
                                            PRIOR TO       PRIOR TO     ANNOUNCEMENT EXCHANGE
                                          ANNOUNCEMENT   ANNOUNCEMENT       RATIO PREMIUM
                                          ------------   ------------   ---------------------
                             Low              -5.2%           -5.0%              11.0%
Internet transactions        Median           27.9%           41.0%              39.9%
                             High             67.6%          113.5%              76.5%

                             Low               0.0%          -12.0%               1.9%
large cap software
  transactions               Median           32.5%           44.3%              31.2%
                             High             96.9%          109.3%              61.0%

Netscape                                       2.6%          111.4%              14.9%

     No transaction utilized as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the Internet and large capitalization software transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Netscape or America Online, such as the impact of competition on Netscape or America Online and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Netscape or America Online or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

     RELATIVE CONTRIBUTION ANALYSIS. Morgan Stanley analyzed the pro forma contribution of each of Netscape and America Online to the combined company assuming completion of the merger and based on estimates from securities research analysts for both companies. The analysis showed, among other things, that in terms of last 12 months' historical revenue, calendar year 1998 projected revenue and calendar year 1999 projected revenue, Netscape would contribute 16.0%, 15.6% and 15.5%, respectively, to the combined company. In terms of calendar year 1998 projected earnings and calendar year 1999 projected earnings, Netscape would contribute 0.9% and 11.3%, respectively, to the combined company. These figures, adjusted to reflect each company's respective capital structures, were compared to the pro forma fully-diluted ownership of the combined company by Netscape shareholders of 8.1% implied by the merger.

     EXCHANGE RATIO ANALYSIS. Morgan Stanley reviewed the ratios of the closing prices of Netscape common stock divided by the corresponding prices of America Online over various periods during the twelve month period ending November 19, 1998 and computed the premia represented by the exchange ratio over the averages of these daily ratios over various periods. The following table presents the range of implied exchange ratios over the periods covered and the implied exchange ratio as of November 19, 1998, compared to the exchange ratio of the merger. The numbers in this table do not reflect America Online's two-for-one stock split that will be effected on February 22, 1999.

                                                            PERCENTAGE PREMIUM REPRESENTED
                                   AVERAGE EXCHANGE RATIO    BY EXCHANGE RATIO IN MERGER
 PERIOD ENDING NOVEMBER 19, 1998        OVER PERIOD         OVER HISTORICAL EXCHANGE RATIO
 -------------------------------   ----------------------   ------------------------------
     As of November 19, 1998               0.439                            3%
          5 Trading Days                   0.415                            9%
         10 Trading Days                   0.403                           12%
         20 Trading Days                   0.384                           17%
         30 Trading Days                   0.391                           15%
         60 Trading Days                   0.415                            9%
         90 Trading Days                   0.449                            0%

     DISCOUNTED EQUITY VALUE. Morgan Stanley performed an analysis of the present value per share of Netscape on a standalone basis based on Netscape's future trading price. Morgan Stanley observed that, based on a range of revenue estimates based on the three estimates for the calendar year 2000, illustrative multiples of revenue ranging from 3.0 times to 5.0 times and illustrative discount rates of 17.7% to 20.0%, the present value per share of Netscape common stock on a standalone basis ranged from $23.10 to $43.52. In addition, Morgan Stanley observed that, based on the three estimates discussed above under the subheading "Peer Group Comparison" for the calendar years 2000 and 2001, illustrative multiples of earnings per share ranging from 50.0 times to 80.0 times and illustrative discount rates of 17.7% to 20.0%, the present value per share of Netscape common stock on a standalone basis ranged from $15.94 to $65.50.

     Morgan Stanley also performed an analysis of the present value per share of Netscape on a standalone basis based on Netscape's future trading price assuming separation of Netscape's two primary businesses: Netcenter and Enterprise Software. Morgan Stanley observed that for the Netcenter business, based on a range of revenue estimates based on the three estimates for the calendar year 2000, illustrative multiples of revenue ranging from 9.5 times to 13.5 times and illustrative discount rates of 17.7% to 20.0%, the present value per share of Netscape common stock on a standalone basis ranged from $22.40 to $38.57 for the Netcenter business. Additionally, Morgan Stanley observed that for the Enterprise Software business, based on a range of revenue estimates based on the three estimates for the calendar year 2000, illustrative multiples of revenue ranging from 1.0 times to 3.0 times and illustrative discount rates of 17.7% to 20.0%, the present value per share of Netscape common stock on a standalone basis ranged from $6.84 to $18.09 for the Enterprise Software business. Combining the two businesses and based on a range of revenue estimates based on the three estimates for the calendar year 2000, yielded a present value per share of Netscape common stock on a standalone basis which ranged from $29.24 to $56.66.

     Morgan Stanley compared the results of the Netscape standalone analysis to an analysis of the present value per share of the implied value of Netscape based on America Online's future trading price assuming completion of the merger and based on a range of revenue estimates based on securities research analysts for both companies for calendar year 2000 and prior to any synergies resulting from the merger, multiples of revenue ranging from 9.5 times to 13.5 times and discount rates of 16.5% and 20.0%. Based on this analysis, Morgan Stanley estimated a present value per equivalent share of Netscape common stock ranging from $37.79 to $55.03. Morgan Stanley also compared the results of the standalone analysis to an analysis of the present value per share of the implied value of Netscape based on America Online's future trading price assuming completion of the merger and based on a range of earnings per share estimates based on securities research analysts for both companies for calendar years 2000 and 2001 and prior to any synergies resulting from the merger, multiples of earnings per share ranging from 60.0 times to 100.0 times and discount rates of 16.5% and 20.0%. Based on this analysis, Morgan Stanley estimated present value per equivalent share of Netscape common stock ranging from $24.21 to $53.18.

     Morgan Stanley also performed an analysis of the present value per share of America Online on a standalone basis. Morgan Stanley observed that, based on a range of revenue estimates based on securities research analysts for the calendar year 2000, illustrative multiples of revenue ranging from 9.5 times to
13.5 times and illustrative discount rates ranging from 16.4% to 20.0%, the present value per share of America Online common stock on a standalone basis ranged from $69.12 to $121.65. Morgan Stanley also observed that, based on a range of earnings per share estimates based on securities research analysts for the calendar years 2000 and 2001, illustrative multiples of earnings per share ranging from 60.0 times to 100.0 times and illustrative discount rates ranging from 16.4% to 20.0%, the present value per share of America Online common stock on a standalone basis ranged from $41.98 to $139.49. Morgan Stanley observed that the price of America Online common stock on November 19, 1998 was $83.38.

     PRO FORMA MERGER ANALYSIS. Morgan Stanley analyzed the pro forma impact of the merger on America Online's projected earnings per share for the calendar years 1999 and 2000. Such analysis was based on earnings projections by securities research analysts for both companies. Based on this analysis, Morgan Stanley observed that, assuming that the merger was treated as a pooling transaction, the merger would result in earnings per share accretion for America Online shareholders of 3.4% and 2.5% for calendar years 1999 and 2000, respectively, before taking into account any one-time charges or synergies.

     In connection with the review of the merger by Netscape's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the merger.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Netscape or America Online.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Netscape or America Online. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Netscape common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to Netscape's board of directors. The analyses do not purport to be appraisals or to reflect the prices at which Netscape common stock or America Online common stock might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between Netscape and America Online and were approved by Netscape's board of directors. Morgan Stanley provided advice to Netscape during such negotiations; however, Morgan Stanley did not recommend any specific consideration to Netscape or that any specific consideration constituted the only appropriate consideration for the merger. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Netscape, although in the course of its engagement, it did provide advice to Netscape in connection with potential business combinations with parties other than America Online. In addition, as described above, Morgan Stanley's opinion and presentation to Netscape's board of directors was one of many factors taken into consideration by Netscape's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of Netscape's board of directors with respect to the value of Netscape or of whether Netscape's board of directors would have been willing to agree to a different consideration.

     Netscape's board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity or debt securities or senior loans of Netscape or America Online.

     Pursuant to an engagement letter dated November 16, 1998, Morgan Stanley provided financial advisory services and a financial fairness opinion in connection with the merger, and Netscape agreed to pay Morgan Stanley a fee of approximately $16.2 million in connection with the merger if the merger is completed. This fee was calculated based on a percentage of the aggregate value of the transaction. Netscape has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses incurred by Morgan Stanley in performing its services. In addition, Netscape has also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

     In the past two years, Netscape retained Morgan Stanley for financing and advisory assignments for which Morgan Stanley was paid customary fees in the aggregate of approximately $360,000. These assignments included certain hedging and sale transactions relating to marketable securities in June 1998 and a November 1997 fairness opinion for the acquisition of Kiva Software, Inc. In the past two years, America Online has also retained Morgan Stanley for financing and advisory assignments for which Morgan Stanley was paid customary fees in the aggregate of approximately $3.4 million. These assignments included a June 1998 equity block trade and a June 1998 fairness opinion for the acquisition of Mirabilis, Ltd. In connection with these assignments for both Netscape and America Online, Morgan Stanley was reimbursed for its out-of-pocket expenses. Netscape and America Online also agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

INTERESTS OF CERTAIN NETSCAPE DIRECTORS, OFFICERS AND AFFILIATES IN THE MERGER

     When considering the recommendation of Netscape's board of directors, you should be aware that certain Netscape directors and officers have interests in the merger that are different from, or are in addition to, yours.

     In particular, James L. Barksdale, Peter L. S. Currie, Roberta R. Katz and Noreen G. Bergin have agreements with Netscape, entered into at the outset of their employment, entitling them to continued service with Netscape or America Online until all options granted to these officers by Netscape prior to the merger have vested on their existing terms and all repurchase rights applicable to restricted Netscape stock held by these officers prior to the merger have lapsed. The number of shares of Netscape common stock subject to unvested options held by those officers or held by them as restricted stock totaled 977,219, as of November 23, 1998. Other employees of Netscape are not entitled to continued service and accordingly, upon termination, could lose the right to any unvested options held by them.

     In addition, unvested stock options granted under Netscape's 1995 Director Option Plan to L. John Doerr, William V. Campbell and Eric A. Benhamou, each an outside director of Netscape, will vest upon the completion of the merger. The number of shares of Netscape common stock subject to unvested options held by these outside directors that will vest upon completion of the merger totaled 84,499, as of November 23, 1998.

     As of the record date, directors and executive officers of Netscape and their affiliates beneficially owned approximately 22.1% of the outstanding shares of Netscape common stock.

     It is expected that James L. Barksdale, Netscape's Chief Executive Officer and President, will join America Online's board of directors following the merger and that Marc L. Andreessen, Netscape's Executive Vice President-Products, will join America Online following the merger in the new position of Chief Technology Officer. In addition, other executive officers of Netscape are in the process of negotiating the terms of their employment with America Online should the merger be completed. These terms are expected to be consistent with usual and customary business practice.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including adoption of the merger agreement by the stockholders of Netscape. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

     We are working towards completing the merger as quickly as possible. We hope to complete the merger during the spring of 1999.

STRUCTURE OF THE MERGER AND CONVERSION OF NETSCAPE COMMON STOCK

     In accordance with the merger agreement and Delaware law, Apollo Acquisition Corp., a newly-formed and wholly-owned subsidiary of America Online, will be merged with and into Netscape. As a result of the merger, the separate corporate existence of Apollo will cease and Netscape will survive the merger as a wholly-owned subsidiary of America Online.

     Upon completion of the merger, each outstanding share of Netscape common stock, other than shares held by us and our subsidiaries, together with each associated Netscape preferred stock purchase right, will be converted into the right to receive 0.45 of a fully paid and nonassessable share of America Online common stock, together with the associated America Online preferred stock purchase right. The number of shares of America Online common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to Netscape common stock or America Online common stock effected between the date of the merger agreement and the completion of the merger, including America Online's two-for-one stock split which will be effected on February 22, 1999. Giving effect to America Online's two-for-one stock split, each outstanding share of Netscape common stock will be converted into the right to receive 0.9 of a fully paid and nonassessable share of America Online common stock, together with one associated America Online preferred stock purchase right.

     No certificate or scrip representing fractional shares of America Online common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of America Online common stock. Specifically, the exchange agent in the merger will sell a number of shares of America Online common stock equal to the aggregate number of fractional shares that would otherwise be issuable in the merger and will remit to you an amount equal to your pro rata portion of the proceeds of these sales.

EXCHANGE OF NETSCAPE STOCK CERTIFICATES FOR AMERICA ONLINE STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to you an executed letter of transmittal and instructions for use in surrendering your Netscape stock certificates in exchange for America Online stock certificates. When you deliver your Netscape stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Netscape stock certificates will be canceled and you will receive America Online stock certificates representing the number of full shares of America Online common stock to which you are entitled under the merger agreement.

You will receive payment in cash, without interest, in lieu of any fractional shares of America Online common stock which would have been otherwise issuable to you as a result of the merger.

     YOU SHOULD NOT SUBMIT YOUR NETSCAPE STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     You are not entitled to receive any dividends or other distributions on America Online common stock until the merger is completed and you have surrendered your Netscape stock certificates in exchange for America Online stock certificates.

     If there is any dividend or other distribution on America Online common stock with a record date after the merger and a payment date prior to the date you surrender your Netscape stock certificates in exchange for America Online stock certificates, you will receive it with respect to the whole shares of America Online common stock issued to you promptly after they are issued. If there is any dividend or other distribution on America Online common stock with a record date after the merger and a payment date after the date you surrender your Netscape stock certificates in exchange for America Online stock certificates, you will receive it with respect to the whole shares of America Online common stock issued to you promptly after the payment date.

     America Online will only issue an America Online stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Netscape stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     In the opinions of Skadden, Arps, Slate, Meagher & Flom LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, the following are the material United States federal income tax consequences of the merger. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, the regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of America Online and Netscape expected to be executed as of the completion of the merger. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

        - stockholders who are not citizens or residents of the United States

        - financial institutions

        - tax-exempt organizations

        - insurance companies

        - dealers in securities

        - stockholders who acquired their shares of Netscape common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation

        - stockholders who hold their shares of Netscape common stock as part of a straddle or conversion transaction

     This discussion assumes you hold your shares of Netscape common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     Our obligations to complete the merger are conditioned on, subject to waiver by America Online and Netscape, (1) the delivery of an opinion dated as of the completion of the merger to America Online from Skadden, Arps, Slate, Meagher & Flom LLP and (2) the delivery of an opinion dated as of the completion of the merger to Netscape from Wilson Sonsini Goodrich & Rosati, Professional Corporation, in each case regarding material United States federal income tax consequences of the merger. Alternatively, this condition will also be satisfied upon the delivery of such a tax opinion to America Online and Netscape from either Skadden, Arps, Slate, Meagher & Flom or Wilson Sonsini Goodrich & Rosati.

     The opinions discussed in the preceding paragraph will conclude as of the completion of the merger that the merger will have the United States federal income tax consequences discussed below. The opinions of counsel referred to above will assume the absence of changes in existing facts and will rely on assumptions, representations and covenants including those contained in certificates executed by officers of America Online, Netscape and others and dated as of the completion of the merger. The opinions referred to above neither bind the IRS nor preclude the IRS from adopting a position contrary to that expressed below, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Neither of us intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

     TAX IMPLICATIONS TO AMERICA ONLINE STOCKHOLDERS. No gain or loss will be recognized for United States federal income tax purposes by current stockholders of America Online as a result of the merger.

     TAX IMPLICATIONS TO NETSCAPE STOCKHOLDERS. Except as discussed below, you will not recognize gain or loss for United States federal income tax purposes when you exchange your Netscape common stock for America Online common stock pursuant to the merger. The aggregate tax basis of the America Online common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Netscape common stock you surrender in the exchange, reduced by the tax basis of any shares of Netscape common stock for which you receive cash instead of fractional shares of America Online common stock. The holding period of the America Online common stock you receive as a result of the exchange will include the period during which you held the Netscape common stock you exchange in the merger. You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive instead of a fractional share interest in America Online common stock. Your gain or loss will be measured by the difference between the amount of cash you receive and the portion of the tax basis of your shares of Netscape common stock allocable to the shares of Netscape common stock exchanged for such fractional share interest. This gain or loss will be capital gain or loss and will be a long-term capital gain or loss if your shares of Netscape common stock have been held for more than one year at the time the merger is completed.

     TAX IMPLICATIONS TO AMERICA ONLINE, NETSCAPE AND APOLLO. America Online, Netscape and Apollo will not recognize gain or loss for United States federal income tax purposes as a result of the merger.

     THIS FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF

THE MERGER. IN ADDITION, THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a "pooling of interests" business combination. It is a condition to completion of the merger that America Online be advised by Ernst & Young LLP that they concur with America Online's conclusion that the transactions contemplated by the merger agreement can properly be accounted for as a "pooling of interests" business combination, although this condition may be waived by America Online. Under the "pooling of interests" method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include our operating results for the entire fiscal year in which the merger is completed and our historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods end or expire. We believe that we have substantially complied with all requests for information from the Department of Justice and the Federal Trade Commission and we expect that the applicable waiting periods will expire February 28, 1999. In addition, we have made similar filings required to be made prior to completion of the merger relating to compliance with foreign antitrust regulations. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     However, the Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

     Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF NETSCAPE AND AMERICA ONLINE

     The shares of America Online common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of America Online common stock issued to any person who is deemed to be an "affiliate" of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of America Online common stock acquired in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares

     - an exemption under paragraph (d) of Rule 145 under the Securities Act

     - any other applicable exemption under the Securities Act

America Online's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of America Online common stock to be received by our affiliates in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF AMERICA ONLINE COMMON STOCK TO BE ISSUED IN THE MERGER

     America Online will use reasonable efforts to cause the shares of America Online common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger.

DISSENTERS' AND APPRAISAL RIGHTS

     You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

DELISTING AND DEREGISTRATION OF NETSCAPE COMMON STOCK AFTER THE MERGER

     If the merger is completed, Netscape common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

     Please note that the italicized terms ACQUISITION PROPOSAL and MATERIAL ADVERSE EFFECT used in this section are defined on pages 50 and 54, respectively.

     OUR REPRESENTATIONS AND WARRANTIES. We each made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger.

     The representations given by Netscape cover the following topics, among others, as they relate to Netscape and its subsidiaries:

     - Netscape's corporate organization and its qualification to do business

     - Netscape's certificate of incorporation and bylaws

     - Netscape's capitalization

     - authorization of the merger agreement by Netscape

     - regulatory approvals required to complete the merger

     - the effect of the merger on obligations of Netscape and under applicable laws

     - Netscape's filings and reports with the Securities and Exchange
       Commission

     - Netscape's financial statements

     - Netscape's liabilities

     - changes in Netscape's business since July 31, 1998

     - Netscape's title to the properties it owns and leases

     - Netscape's material contracts

     - Netscape's insurance

     - the possession of and compliance with permits required to conduct Netscape's business

     - litigation involving Netscape

     - Netscape's compliance with applicable laws

     - information supplied by Netscape in this proxy statement-prospectus and the related registration statement filed by America Online

     - Netscape's employee benefit plans

     - Netscape's taxes

     - environmental laws that apply to Netscape

     - intellectual property used by Netscape

     - the treatment of the merger as a "pooling of interests" and a tax-free reorganization

     - identification of Netscape's affiliates

     - Netscape's business practices with respect to certain sensitive payments

     - Netscape's financial advisors

     - Netscape's interest rate and foreign exchange contracts

     - the inapplicability of Netscape's stockholders rights agreement or "poison pill" to the merger

     The representations given by America Online cover the following topics, among others, as they relate to America Online and its subsidiaries:

     - America Online's corporate organization and its qualification to do business

     - America Online's certificate of incorporation and bylaws

     - America Online's capitalization

     - authorization of the merger agreement by America Online and Apollo

     - regulatory approvals required to complete the merger

     - the effect of the merger on obligations of America Online and under applicable laws

     - America Online's filings and reports with the Securities and Exchange Commission

     - America Online's financial statements

     - changes in America Online's business since September 30, 1998

     - information supplied by America Online in this proxy statement-prospectus and the related registration statement filed by America Online

     - the treatment of the merger as a "pooling of interests" and a tax-free reorganization

     - identification of America Online's affiliates

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of the Acquiror Companies."

     NETSCAPE'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER. Netscape agreed that until the completion of the merger or unless America Online consents in writing, Netscape and its subsidiaries will operate its businesses in good faith with the goal of:

     - preserving intact its assets and current business organizations

     - keeping available the services of its current officers and employees

     - maintaining its material contracts and preserving its relationships with:

       -- customers

       -- suppliers

       -- creditors

       -- brokers

       -- agents

       -- others having business dealings with them

     Netscape also agreed that until the completion of the merger or unless America Online consents in writing, Netscape and its subsidiaries would conduct their business in compliance with specific restrictions relating to the following:

     - the issuance and redemption of securities

     - the issuance of dividends or other distributions

     - the liquidation or restructuring of, or merger involving Netscape

     - modification of Netscape's certificate of incorporation and bylaws

     - the incurrence of indebtedness

     - the acquisition of assets or other entities

     - the disposition of Netscape's assets

     - capital expenditures

     - entrance into or modification of contracts

     - employees and employee benefits

     - accounting policies and procedures

     - liens

     - settlement of litigation and claims

     - changes in interest rate and foreign exchange positions

     - tax elections and liabilities

     - insurance

     - Netscape's Year 2000 compliance plan

     The agreements related to the conduct of Netscape's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Covenants Relating to the Conduct of Business."

     NO OTHER NEGOTIATIONS INVOLVING NETSCAPE. Until the merger is completed or the merger agreement is terminated, Netscape has agreed not to take any of the following actions:

     - solicit, initiate or knowingly encourage any Acquisition Proposal

     - engage in discussions or provide non-public information relating to Netscape to any person that has made or expressed interest in making an Acquisition Proposal

     Netscape has agreed to provide America Online with detailed information about any Acquisition Proposal it receives.

     However, Netscape may engage in any of these acts otherwise prohibited, other than solicitation, initiation or knowing encouragement of an Acquisition Proposal, if both of the following occur:

     - Netscape's board of directors believes in good faith that the Acquisition Proposal will result in a transaction providing aggregate value greater than the merger and that the Acquisition Proposal is reasonably capable of being financed

     - Netscape's board of directors determines in good faith that the failure to engage in the prohibited negotiations or discussions or provide the non-public information is a breach of the fiduciary duties of the board under applicable law

     An ACQUISITION PROPOSAL is any offer or proposal involving Netscape and its subsidiaries other than the transactions contemplated by the merger agreement and other than in the ordinary course of business for any of the following:

     - a merger or other transaction that would result in a party other than America Online owning 20% or more of any class of equity securities of Netscape and its subsidiaries

     - the acquisition of 20% or more of any class of equity securities of Netscape and its subsidiaries

     - any tender offer or exchange offer, that, if completed, would result in any person or party, other than America Online, beneficially owning 20% or more of any class of equity securities of Netscape and its subsidiaries

     - the acquisition or license of a substantial portion of the technology, business or assets of Netscape and its subsidiaries

     NETSCAPE'S EMPLOYEE BENEFIT PLANS. Individuals who are employed by Netscape when the merger is completed will become employees of America Online or one of America Online's subsidiaries, although America Online may terminate these employees at any time. America Online will give these former Netscape employees full credit for their service with Netscape and its subsidiaries for purposes of:

     - eligibility, including service and waiting period requirements

     - vesting

     - benefit accrual

     - determination of the level of benefits under any employee benefit plans or arrangements maintained by America Online to the same extent recognized by Netscape and its subsidiaries immediately before the merger

     America Online will also waive some limitations as to preexisting conditions, exclusions, waiting periods and service requirements under any welfare benefit plans that former Netscape employees may be eligible to participate in after completion of the merger. America Online will provide former Netscape employees with credit for any co-payments and deductibles paid before completion of the merger, as shown on Netscape's records, in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans that former Netscape employees are eligible to participate in after the merger.

     For six months after completion of the merger, the coverage and benefits provided to former Netscape employees pursuant to employee benefit plans or arrangements maintained by either of us will be, in the aggregate, not less favorable than those provided to employees immediately prior to completion of the merger.

     TREATMENT OF NETSCAPE STOCK OPTIONS. Each stock option or warrant issued by Netscape will be assumed by America Online, including options under each of the following:

     - Netscape 1994 Stock Option Plan

     - Netscape 1995 Stock Plan

     - Netscape 1998 Stock Option Plan

     - Netscape 1995 Director Option Plan

     - Collabra Software, Inc. 1993 Incentive Stock Option Plan

     - Insoft, Inc. 1993 Stock Option Plan

     - Netcode Corp. 1996 Stock Plan

     - DigitalStyle Corp. 1995 Stock Option/Stock Issuance Plan

     - Portola Communications, Inc. 1996 Stock Option Plan

     - Kiva Software Corp. 1995 Stock Option Plan

     - Mosaic Communications Corporation 1994 Stock Option Plan

     - AtWeb, Inc. 1997 Stock Plan

     Upon completion of the merger, each outstanding option to purchase Netscape common stock will be converted, in accordance with its terms, into an option to purchase the number of shares of America Online common stock equal to 0.45, the exchange ratio prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999, times the number of shares of Netscape common stock which could have been obtained before the merger upon the exercise of each option, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of

Netscape common stock subject to the option before conversion divided by 0.45, rounded up to the nearest whole cent.

     Giving effect to America Online's two-for-one stock split, upon completion of the merger, each outstanding option to purchase Netscape common stock will be converted, in accordance with its terms, into an option to purchase the number of shares of America Online common stock equal to 0.9 times the number of shares of Netscape common stock which could have been obtained before the merger upon the exercise of each option, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of Netscape common stock subject to the option before conversion divided by 0.9, rounded up to the nearest whole cent.

     The other terms of each option and the Netscape option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for acceleration. Upon completion of the merger, each outstanding award, including restricted stock, stock equivalents and stock units, under any employee incentive or benefit plans, programs or arrangements maintained by Netscape which provide for grants of equity-based awards will be amended or converted into a similar instrument of America Online, with adjustments to preserve their value. The other terms of each Netscape award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration.

     America Online will file a registration statement on Form S-8 for the shares of America Online common stock issuable with respect to options under the Netscape stock option plans and will use its commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding, to the same extent as America Online maintains the effectiveness of its existing Forms S-8.

     CONDITIONS TO COMPLETION OF THE MERGER. Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - America Online's registration statement on Form S-4 must be effective

     - the merger agreement must be adopted by the holders of a majority of the outstanding shares of Netscape common stock

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement

     - all applicable approvals and consents required to complete the merger must be received and all applicable waiting periods under applicable antitrust laws must have expired or been terminated

     - the shares of America Online common stock to be issued in the merger must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange

     - America Online must have been advised in writing by Ernst & Young LLP that they concur with America Online's conclusion that the transactions contemplated by the merger agreement, if completed, can properly be accounted for as a "pooling of interests" business combination in accordance with generally accepted accounting principles and the criteria of Accounting Principles Board Opinion No. 16 and the regulations of the Securities and Exchange Commission

       However, (1) to the extent that one of us breaches sections of the merger agreement related to whether it has taken or will take any action that would prevent the merger from being treated for financial accounting purposes as a "pooling of interests" and (2) but for such breach, this condition could have been satisfied, then the obligations of that party to effect the merger will not be subject to this pooling condition, provided that if the breach is curable, the breaching party will have an opportunity to cure the breach.

     America Online's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Netscape's representations and warranties, including Netscape's representation that there is not and has not been a Material Adverse Effect on either of Netscape's business segments since July 31, 1998, must be true and correct as of November 23, 1998 and at and as of the date the merger is to be completed as if made at and as of such time except that if any of Netscape's representations and warranties are not true and correct but the cumulative effect of all inaccuracies of Netscape's representations and breaches of such warranties does not have a Material Adverse Effect on Netscape, then this condition will be deemed satisfied

     - Separately, Netscape's representations and warranties related to intellectual property must be true and correct as of November 23, 1998 and at and as of the date the merger is to be completed as if made at and as of such time except that if any of these representations and warranties are not true and correct but the cumulative effect of all inaccuracies of these representations and breaches of these warranties does not have a Material Adverse Effect on any of Netscape's business segments, then this condition will be deemed satisfied

     - Netscape must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement

     - Any third party consents under material contracts related to a change in control of Netscape must be obtained except where the failure to obtain consents will not have a Material Adverse Effect on Netscape

     - America Online must receive the opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, this condition will be satisfied regardless of whether Skadden, Arps, Slate, Meagher & Flom renders such opinion if Wilson Sonsini Goodrich & Rosati, Professional Corporation, tax counsel to Netscape, renders such opinion

     - Netscape's affiliates must deliver an executed affiliate agreement to America Online, which is in full force and effect

     - Netscape's stockholders' rights agreement must not apply to America Online or any of its affiliates as a result of the merger agreement, the stock option agreement or the voting agreement, or to the merger. In addition, all the rights issued under Netscape's rights agreement must be canceled upon completion of the merger

     Netscape's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - America Online's representations and warranties, including America Online's representation that there is not and has not been a Material Adverse Effect on America Online since September 30, 1998 must be true and correct as of November 23, 1998 and at and as of the date the merger is to be completed as if made at and as of such time except if any of these representations and warranties are not true and correct but the cumulative effect of all inaccuracies of these representations and breaches of these warranties does not have a Material Adverse Effect on America Online, then this condition will be deemed satisfied

     - America Online must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement

     - Netscape must receive the opinion of its tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, this condition will be satisfied regardless of whether Wilson Sonsini Goodrich & Rosati renders such opinion if Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to America Online, renders such opinion

     A MATERIAL ADVERSE EFFECT is any change, event or effect that individually or in the aggregate, has had, or is reasonably likely to have, a material adverse effect on the consolidated business, results of operations or financial condition of America Online or Netscape and their respective subsidiaries, taken as a whole. However, there will be no Material Adverse Effect to the extent that any change, event or effect results from:

     - the direct effect of the public announcement of the transactions contemplated by the merger agreement on Netscape's current or prospective customers or revenues

     - changes in general economic conditions or changes affecting the industry generally in which America Online or Netscape operates

     - stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to the merger agreement

Netscape will bear the burden of proof in any proceeding before a court with regard to establishing that any change, event or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated by the merger agreement.

     TERMINATION OF THE MERGER AGREEMENT. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after adoption of the merger agreement by Netscape stockholders:

     - by mutual consent of America Online and Netscape

     - by America Online, upon a material breach of any covenant or agreement on the part of Netscape set forth in the merger agreement, or if any of Netscape's representations or warranties are or become untrue or inaccurate so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Netscape through the exercise of its reasonable efforts and Netscape continues to exercise such reasonable efforts,

       America Online may not terminate the merger agreement if the breach or inaccuracy is cured prior to June 30, 1999

     - by Netscape, upon a material breach of any covenant or agreement on the part of America Online set forth in the merger agreement, or if any of America Online's representations or warranties are or become untrue or inaccurate so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by America Online through the exercise of its reasonable efforts and America Online continues to exercise such reasonable efforts, Netscape may not terminate the merger agreement if the breach or inaccuracy is cured prior to June 30, 1999

     - by America Online or Netscape, if there is any order of a court or governmental authority permanently prohibiting the completion of the merger which is final and nonappealable, unless the party relying on such order has not complied with certain of its obligations under the merger agreement

     - by America Online or Netscape, if the merger is not completed before June 30, 1999 except that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been a cause of the failure to complete the merger on or before June 30, 1999

     - by America Online or Netscape, if the merger agreement fails to receive the requisite vote for adoption by the stockholders of Netscape at the Netscape special meeting

     - by America Online:

      -- if Netscape's board of directors fails to recommend adoption of the merger agreement by the stockholders of Netscape or withdraws or modifies, or publicly announces an intention to withdraw or modify, in any adverse manner its approval or recommendation of the merger

      -- if Netscape's board of directors makes any public recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal (see the definition of Acquisition Proposal on page 50 of this proxy statement-prospectus)

      -- if Netscape takes any action prohibited by the merger agreement with respect to the persons or entities who have made or may make an Acquisition Proposal

      -- if Netscape breaches the stock option agreement in any material respect

      -- if Netscape's board of directors resolves to take any of the actions specified above

     PAYMENT OF TERMINATION FEE. Netscape will pay to America Online a termination fee of $100 million promptly, but not later than two business days after the date the merger agreement is terminated because:

      - Netscape's board of directors fails to recommend adoption of the merger agreement by the stockholders of Netscape

      - Netscape's board of directors withdraws or modifies, or publicly announces an intention to withdraw or modify, in any adverse manner its approval or recommendation of the merger agreement or the merger

      - Netscape's board of directors makes any public recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal (see the definition of Acquisition Proposal on page 50 of this proxy statement-prospectus)

      - Netscape takes any action prohibited by the merger agreement with respect to the persons, groups or entities who have made or may make an Acquisition Proposal

      - Netscape breaches in any material respect the stock option agreement

      - Netscape's board of directors resolves to take any of the actions specified above

     In addition, Netscape will pay to America Online a termination fee of $100 million promptly, but not later than two days after satisfaction of the following conditions:

     - the merger agreement is terminated by America Online because of the failure to obtain the required adoption of the merger agreement by Netscape stockholders if an Acquisition Proposal is publicly announced or disclosed at or prior to the Netscape special meeting, whether or not the offer, proposal, announcement or agreement has been rejected or withdrawn before the time of the termination or before the Netscape stockholder meeting and any of the following occur within 6 months following termination of the merger agreement:

      -- a third party or "group," within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934 directly or indirectly, acquires Netscape common stock which results in the third party or "group" having beneficial ownership of 35% or more of the then outstanding Netscape common stock, other than an underwriter who acquires such beneficial ownership pursuant to a bonafide underwritten offering

      -- a sale, transfer or license having a similar effect as a sale or transfer, of 35% or more of the fair market value of the assets of Netscape is completed with a third party or "group," other than in the ordinary course of business

      -- a definitive agreement with respect to any transaction referred to above is executed by Netscape or any of its subsidiaries

     EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT. We may amend the merger agreement before completion of the merger. However, after the Netscape stockholders adopt the merger agreement, no change will be made to the number of shares of America Online common stock for which Netscape common stock will be converted.

     Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement. If any of either of our conditions or other obligations are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies is appropriate.

THE STOCK OPTION AGREEMENT

     America Online required Netscape to enter into the stock option agreement as a prerequisite to entering into the merger agreement. The stock option agreement grants America Online the option to buy up to 19,887,317 shares of Netscape common stock at an exercise price of $33.94 per share. The exercise price is (1) the average of the closing prices for a share of America Online common stock for the 10 trading days through

November 20, 1998, times (2) 0.45, the exchange ratio prior to adjustment for America Online's two-for-one stock split which will be effected on February 22, 1999. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of Netscape common stock outstanding on November 23, 1998, the option would be exercisable for approximately 19.9% of the outstanding shares of Netscape common stock, or 16.6% after issuance of the shares of Netscape common stock subject to the option.

     The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might now or at any time be interested in acquiring all or a significant interest in Netscape or its assets before completion of the merger.

     America Online may exercise the option, in whole or part up to one year from the date on which America Online first has the right to receive the termination fee, other than because of termination of the merger agreement because of Netscape's breach of the stock option agreement. However, the option will not be exercisable if, at the time the merger agreement is terminated, America Online is in breach of the merger agreement and the effect of America Online's breach is materially adverse to Netscape.

     Furthermore, the option will terminate and not become exercisable upon any of the following:

     - completion of the merger

     - the termination of the merger agreement other than under circumstances which cause the option to become exercisable or in which it is still possible that the option would become exercisable

     - six months after termination of the merger agreement if the option has not become exercisable

     Upon the occurrence of events set forth in the stock option agreement, Netscape is required to repurchase the option or the shares issued upon exercise of the option. In addition, the stock option agreement grants registration rights to America Online with respect to the shares of Netscape common stock represented by the option. Also, Netscape is entitled to a right of first refusal if America Online desires to sell all or any part of the option or shares of Netscape common stock acquired by America Online through its exercise of the option.

THE VOTING AGREEMENT

     America Online required Netscape stockholders James L. Barksdale, Marc L. Andreessen and James H. Clark to enter into a voting agreement. The voting agreement requires these Netscape stockholders to vote all of the shares of Netscape common stock beneficially owned by them in favor of the merger.

     As of the record date, the Netscape stockholders who entered into the voting agreement collectively held approximately 20,232,546 shares of Netscape common stock which represented approximately 19.4% of the outstanding Netscape common stock. None of the stockholders who are parties to the voting agreement was paid additional consideration in connection with the voting agreement.

     Each Netscape stockholder who is a party to the voting agreement agreed not to sell the Netscape stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreement without the prior written consent of America Online. However, the stockholders may sell their stock or options if the person to whom the Netscape stock or options are to be sold agrees to be bound by the voting agreement.

     The voting agreement will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms or the completion of the merger.

OPERATIONS AFTER THE MERGER

     Following the merger, Netscape will continue its operations as a wholly-owned subsidiary of America Online. The membership of America Online's board of directors will remain unchanged as a result of the merger, except that it is expected that James L. Barksdale, Netscape's Chief Executive Officer and President, will join the America Online board of directors. In addition, it is expected that Marc L. Andreessen, Netscape's Executive Vice President-Products, will join America Online following the merger in the new position of Chief Technology Officer. However, Mr. Barksdale's board membership and Mr. Andreessen's employment are not required as a condition to closing the merger. The stockholders of Netscape will become stockholders of America Online, and their rights as stockholders will be governed by the America Online Restated Certificate of Incorporation, as currently in effect the America Online Restated Bylaws and the laws of the State of Delaware. See "Comparison of Rights of Holders of Netscape Common Stock and America Online Common Stock."

     America Online intends to maintain its working relationship with Microsoft; America Online intends to continue to include Internet Explorer as the default browser on the AOL service. America Online's multi-year agreement with Microsoft provides that, under these circumstances, Microsoft will continue to include America Online software in the Windows operating system and promote the AOL services on the desktop.

                      AMERICA ONLINE'S STRATEGIC ALLIANCE
                             WITH SUN MICROSYSTEMS

     As of November 23, 1998, America Online and Sun Microsystems, Inc. entered into a strategic alliance in which:

     - America Online and Sun have committed to collaboratively develop, market and sell client and server software to customers worldwide

     - America Online and Sun have committed to collaboratively develop an America Online-specific Java environment that will enable America Online services to be accessed through a variety of hardware devices

     - America Online has committed to purchase computer hardware and related services from Sun

     - Sun has committed to purchase online advertising and dial-up access from America Online

     The strategic alliance provides that, over a three year period, America Online will develop and market, together with Sun, client software and network application and server software for electronic commerce, extended communities and connectivity, including software based in part on the Netscape code base, on Sun code and technology and on certain America Online services features, to business enterprises.

     America Online and Sun have agreed to coordinate their sales efforts and share revenues with respect to designated collaboratively developed client software and network application and server software and associated services.

     America Online and Sun will each retain ownership of all pre-existing intellectual property, including software and technology, which will be used in the development activities. If the merger is completed, the pre-existing intellectual property of which America Online will retain ownership will include Netscape's pre-existing intellectual property. America Online will own proprietary rights in collaboratively developed client software, and Sun will own proprietary rights in collaboratively developed network application and server software. In this regard, America Online and Sun have granted to each other non-exclusive, irrevocable, perpetual, worldwide and royalty free software licenses for the collaboratively developed software in which they will own proprietary rights, as well as non-exclusive, perpetual, non-terminable and fully sublicenseable patent licenses to any patents which are developed in the course of the development activities.

     In addition, America Online has granted to Sun a limited license to existing Netscape software source code to permit Sun, working with America Online, to create software in connection with the collaborative development activities. America Online has also granted to Sun a license to distribute commercially existing Netscape software.

     America Online and Sun will work together to design, develop and implement software and related technology based upon the Java platform that is intended to enable America Online services to be accessed through a variety of hardware devices.

     Sun has committed that the total revenue earned by America Online from certain existing Netscape contracts, the sale or license of certain America Online and Netscape software products and services, the sale or license of certain collaboratively developed software products and services and the license to Sun to distribute commercially existing Netscape software will not be less than $312 million, $330 million and $333 million in the first, second and third years following the merger, respectively; for these purposes, a portion of total revenue is determined as a percentage of gross margin or net of sales commissions earned by Sun. In addition, America Online will receive approximately $275 million in licensing fees and approximately $75 million in marketing and advertising fees from Sun over the three years following the merger. America Online has committed to purchase systems worth $500 million at list price and related services from Sun during the period between November 1, 1998 and June 30, 2002 for its own use.

     Complementing the strategic alliance, America Online and Sun entered into customary agreements under which Sun will purchase remote dial-up network access services from America Online which will enable Sun's employees to access Sun's network and the AOL service via a dial-up IP connection. The minimum aggregate usage fee payable by Sun for the remote dial-up network access services is $7 million for the term of the agreement.

     The merger is not conditioned on America Online's strategic alliance with Sun. The strategic alliance is provided for in a number of agreements between America Online and Sun, including a Strategic Development and Marketing Agreement and a Service Provider Agreement. Certain aspects of the strategic alliance as described above assume completion of the merger. If the merger is not completed by June 30, 1999, America Online and Sun have agreed to negotiate in good faith for a period of 30 days thereafter in an effort to agree to alternative terms for the strategic alliance, and either party may terminate the Strategic Development and Marketing Agreement if they fail to agree on alternative terms in that period. Copies of the Strategic Development and Marketing Agreement and the Sun Microsystems, Inc. Service Provider Agreement have been filed with the Securities and Exchange Commission as exhibits to America Online's registration statement on Form S-4 of which this proxy statement-prospectus is a part and which have been incorporated by reference into this proxy statement-prospectus.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Netscape common stock is traded on the Nasdaq National Market under the symbol "NSCP." America Online common stock is traded on the New York Stock Exchange under the symbol "AOL." Because the market price of America Online common stock that you will receive in the merger may increase or decrease before the merger, you are urged to obtain current market quotations.

     The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of Netscape common stock as reported on the Nasdaq National Market and per share of America Online common stock as quoted on the New York Stock Exchange.

     The prices in the following tables have been adjusted to reflect Netscape's two-for-one stock split which was effected in January of 1996 and America Online's two-for-one stock splits which were effected in March and November of 1998, but have not been adjusted to reflect America Online's two-for-one stock split which will be effected on February 22, 1999.

                                            NETSCAPE           AMERICA ONLINE
                                          COMMON STOCK          COMMON STOCK
                                       ------------------    -------------------
                                        HIGH        LOW        HIGH        LOW
                                       -------    -------    --------    -------
1996:
First Quarter........................  $ 86.00    $ 34.75    $  15.00    $  8.19
Second Quarter.......................    75.25      42.50       17.75       9.16
Third Quarter........................    65.50      34.50       11.63       6.13
Fourth Quarter.......................    65.00      38.50       11.06       5.60
1997:
First Quarter........................    59.25      25.50       12.00       7.94
Second Quarter.......................    37.88      23.50       15.53      10.44
Third Quarter........................    49.50      32.19       20.13      14.13
Fourth Quarter.......................    41.50      23.69       22.84      16.00
1998:
First Quarter........................    24.88      14.88       34.94      20.63
Second Quarter.......................    32.00      16.00       54.88      34.59
Third Quarter........................    44.50      17.00       70.25      34.50
Fourth Quarter.......................    69.25      15.50      160.00      41.25
1999:
First Quarter (through February 16,
  1999)..............................    74.88      52.88      177.50     130.00

     The following table sets forth the closing prices per share of Netscape common stock as reported on the Nasdaq National Market and the closing prices per share of America Online common stock as reported on the New York Stock Exchange (1) on November 20, 1998, the business day preceding confirmation of merger discussions between America Online and Netscape and disclosure of the exchange ratio, (2) November 23, 1998, the business day preceding public announcement that America Online and Netscape had entered into the merger agreement and (3) February 16, 1999, the last full trading day for which closing prices were available at the time of the printing of this proxy statement-prospectus.

     The following table also sets forth the equivalent price per share of America Online of shares of Netscape common stock on those dates. The equivalent price per share of America Online of Netscape common stock is equal to the closing price of a share of America Online common stock on that date multiplied by 0.45, the number of shares of America Online common stock to be issued in exchange for each share of Netscape common stock, prior to adjustment to reflect America Online's two-for-one stock split which will be effected on February 22, 1999. This equivalent per share price reflects the value of the America Online common stock you would receive for each share of your Netscape common stock if the merger were closed on any of these dates.

                                                          AMERICA
                                          NETSCAPE         ONLINE         EQUIVALENT
                                           COMMON          COMMON            PER
                                           STOCK           STOCK         SHARE PRICE
                                        ------------    ------------    --------------
November 20, 1998.....................    $  39.19        $  84.88         $  38.20
November 23, 1998.....................    $  41.94        $  89.25         $  40.17
February 16, 1999.....................    $  68.25        $ 159.50         $  71.78

     Because the market price of America Online common stock that you will receive in the merger may increase or decrease before completion of the merger, you are urged to obtain current market quotations. You may call 1-800-401-6223 during normal business hours at any time before the special meeting to obtain the prior day's closing market quotations of Netscape common stock and America Online common stock.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information gives effect to the merger using the pooling of interests method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined financial information should be read in conjunction with the audited historical consolidated financial statements and related notes of America Online and Netscape, which are incorporated by reference into this proxy statement-prospectus.

     The unaudited pro forma combined statements of operations give effect to the merger as if it had occurred at the beginning of the periods presented. The Netscape financial information has been recast to conform to America Online's June 30 fiscal year end. The unaudited pro forma combined statements of operations for each year in the three-year period ended June 30, 1998 combine the audited historical consolidated statements of operations of America Online for each year in the three-year period ended June 30, 1998 and the unaudited consolidated historical statements of operations of Netscape for each year in the three-year period ended June 30, 1998. The unaudited pro forma combined statements of operations for the six months ended December 31, 1998 and 1997 combine the unaudited historical consolidated statements of operations of America Online for the six months ended December 31, 1998 and 1997 and the unaudited historical consolidated statements of operations of Netscape for the six months ended December 31, 1998 and 1997.

     The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on December 31, 1998. The unaudited pro forma combined condensed balance sheet combines the unaudited combined condensed historical consolidated balance sheets of America Online and Netscape as of December 31, 1998.

     The unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this proxy statement-prospectus.

                                 AMERICA ONLINE

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1998

                                         HISTORICAL
                                     -------------------
                                     AMERICA                 PRO FORMA     PRO FORMA
                                     ONLINE     NETSCAPE    ADJUSTMENTS    COMBINED
                                     -------    --------    -----------    ---------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Online service...................  $1,494      $   --         $--         $1,494
  Advertising, commerce and
     other.........................     325          80          (2)           403
  Enterprise solutions.............      --         220          --            220
                                     ------      ------         ---         ------
     Total revenues................   1,819         300          (2)         2,117
Costs and expenses:
  Cost of revenues.................   1,136          86          --          1,222
  Marketing........................     237         138          --            375
  Product development..............      60          76          --            136
  General and administrative.......     118          24          --            142
  Amortization of goodwill and
     other intangible assets.......      26           6          --             32
  Merger expense...................      --           2          --              2
                                     ------      ------         ---         ------
     Total costs and expenses......   1,577         332          --          1,909
                                     ------      ------         ---         ------
Income (loss) from operations......     242         (32)         (2)           208
Other income, net..................      16           5          --             21
                                     ------      ------         ---         ------
Income (loss) before provision for
  income taxes.....................     258         (27)         (2)           229
Provision for income taxes.........     (30)         --          --            (30)
                                     ------      ------         ---         ------
Net income (loss)..................  $  228      $  (27)        $(2)        $  199
                                     ======      ======         ===         ======
Net income (loss) per common
  share -- diluted.................  $ 0.41      $(0.28)                    $ 0.33
Net income (loss) per common
  share -- basic...................  $ 0.50      $(0.28)                    $ 0.40
Weighted average shares
  outstanding -- diluted...........     556(d)       98                        604(b)
Weighted average shares
  outstanding -- basic.............     457(d)       98                        501(b)

                                 AMERICA ONLINE

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1997

                                        HISTORICAL
                                    -------------------
                                    AMERICA                 PRO FORMA     PRO FORMA
                                    ONLINE     NETSCAPE    ADJUSTMENTS    COMBINED
                                    -------    --------    -----------    ---------
                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Online service..................  $  917      $   --          --         $  917
  Advertising, commerce and
     other........................     197          51         (17)           231
  Enterprise solutions............      --         226          --            226
                                    ------      ------         ---         ------
     Total revenues...............   1,114         277         (17)         1,374
Costs and expenses:
  Cost of revenues................     713          67          --            780
  Marketing.......................     195         134          --            329
  Product development.............      40          69          --            109
  General and administrative......     107          29          --            136
  Amortization of goodwill and
     other intangible assets......       4           3          --              7
  Restructuring charges...........      (2)         23          --             21
  Acquired research and
     development..................      --          14          --             14
  Merger expense..................      --           6          --              6
  Settlement charges..............      (1)         --          --             (1)
                                    ------      ------         ---         ------
     Total costs and expenses.....   1,056         345          --          1,401
                                    ------      ------         ---         ------
Income (loss) from operations.....      58         (68)        (17)           (27)
Other income, net.................       6           4          --             10
                                    ------      ------         ---         ------
Income before provision for income
  taxes...........................      64         (64)        (17)           (17)
Benefit for income taxes..........      --          20          --             20
                                    ------      ------         ---         ------
Net income (loss).................  $   64      $  (44)        (17)        $    3
                                    ======      ======         ===         ======
Net income (loss) per common
  share -- diluted................  $ 0.13      $(0.49)                    $ 0.01
Net income (loss) per common
  share -- basic..................  $ 0.16      $(0.49)                    $ 0.01
Weighted average shares
  outstanding -- diluted..........     508(d)       89                        553(b)
Weighted average shares
  outstanding -- basic............     409(d)       89                        449(b)

                                 AMERICA ONLINE

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                                        HISTORICAL
                                    -------------------
                                    AMERICA                 PRO FORMA     PRO FORMA
                                    ONLINE     NETSCAPE    ADJUSTMENTS     COMBINED
                                    -------    --------    -----------    ----------
                                                     (IN MILLIONS)
ASSETS
Current assets:
  Cash, cash equivalents and
     short-term investments.......  $1,452      $ 164         $ --          $1,616
  Trade accounts receivable,
     net..........................     113        124           --             237
  Prepaid expenses and other
     current assets...............     217         67           --             284
                                    ------      -----         ----          ------
     Total current assets.........   1,782        355           --           2,137
Property and equipment, net.......     424        144           --             568
Other assets:
  Investments including
     available-for-sale
     securities...................     485         74           --             559
  Product development costs,
     net..........................      91         --           --              91
  Goodwill and other intangible
     assets, net..................     359         83           --             442
  Other assets....................       5         11           --              16
                                    ------      -----         ----          ------
Total assets......................  $3,146      $ 667         $ --          $3,813
                                    ======      =====         ====          ======
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Trade accounts payable..........  $   91      $  33         $ --          $  124
  Other accrued expenses and
     liabilities..................     453         35           50(c)          538
  Accrued personnel costs.........      64         24           --              88
  Deferred revenue................     309        136           40(e)          485
  Deferred network services
     credit.......................      76         --           --              76
                                    ------      -----         ----          ------
     Total current liabilities....     993        228           90           1,311
Notes payable.....................     400         --           --             400
Deferred revenue..................      53         --           --              53
Other liabilities.................      14         --           --              14
Deferred network services
  credit..........................     235         --           --             235
                                    ------      -----         ----          ------
     Total liabilities............   1,695        228           90           2,013
     Total stockholders' equity...   1,451        439          (90)(c,e)     1,800
                                    ------      -----         ----          ------
Total liabilities and
  stockholders' equity............  $3,146      $ 667         $ --          $3,813
                                    ======      =====         ====          ======

                                 AMERICA ONLINE

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1998

                                           HISTORICAL
                                       ------------------
                                       AMERICA               PRO FORMA    PRO FORMA
                                       ONLINE    NETSCAPE   ADJUSTMENTS   COMBINED
                                       -------   --------   -----------   ---------
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Online service.....................  $2,161     $   --       $ --        $2,161
  Advertising, commerce and other....     439        114        (26)(e)       527
  Enterprise solutions...............      --        364         --           364
                                       ------     ------       ----        ------
     Total revenues..................   2,600        478        (26)        3,052
Costs and expenses:
  Cost of revenues...................   1,679        131         --         1,810
  Marketing..........................     374        249         --           623
  Product development................      97        141         --           238
  General and administrative.........     232         55         --           287
  Amortization of goodwill and other
     intangible assets...............      14         10         --            24
  Restructuring charges..............      34         35         --            69
  Acquired research and
     development.....................      80         14         --            94
  Merger expenses....................      --          6         --             6
  Settlement charges.................      17         --         --            17
                                       ------     ------       ----        ------
     Total costs and expenses........   2,527        641         --         3,168
                                       ------     ------       ----        ------
Income (loss) from operations........      73       (163)       (26)         (116)
Other income, net....................      15         15         --            30
                                       ------     ------       ----        ------
Income (loss) before benefit from
  income taxes.......................      88       (148)       (26)          (86)
Benefit from income taxes............      --         20         --            20
                                       ------     ------       ----        ------
Net income (loss)....................  $   88     $ (128)      $(26)       $  (66)
                                       ======     ======       ====        ======
Net income (loss) per common share --
  diluted............................  $ 0.17     $(1.39)                  $(0.14)
Net income (loss) per common share --
  basic..............................  $ 0.21     $(1.39)                  $(0.14)
Weighted average shares
  outstanding -- diluted.............     520(d)      92                      461(b)
Weighted average shares
  outstanding -- basic...............     420(d)      92                      461(b)

                                 AMERICA ONLINE

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997

                                           HISTORICAL
                                       -------------------
                                       AMERICA                 PRO FORMA     PRO FORMA
                                       ONLINE     NETSCAPE    ADJUSTMENTS    COMBINED
                                       -------    --------    -----------    ---------
                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Online service.....................  $1,429      $   --        $  --        $1,429
  Advertising, commerce and other....     256          60          (11)(e)       305
  Enterprise solutions...............      --         411           --           411
                                       ------      ------        -----        ------
     Total revenues..................   1,685         471          (11)        2,145
Costs and expenses:
  Cost of revenues...................   1,074          88           --         1,162
  Marketing
     Marketing.......................     422         186           --           608
     Write off of deferred subscriber
       acquisition costs.............     385          --           --           385
  Product development................      79         116           --           195
  General and administrative.........     127          41           --           168
  Amortization of goodwill and other
     intangible assets...............       6          --           --             6
  Restructuring charges..............      49          --           --            49
  Acquired research and
     development.....................      --           9           --             9
  Contract termination charge........      24          --           --            24
  Settlement charges.................      24          --           --            24
                                       ------      ------        -----        ------
          Total costs and expenses...   2,190         440           --         2,630
                                       ------      ------        -----        ------
Income (loss) from operations........    (505)         31          (11)         (485)
Other income, net....................       6           4           --            10
                                       ------      ------        -----        ------
Income (loss) before provision for
  income taxes.......................    (499)         35          (11)         (475)
Provision for income taxes...........      --         (14)          --           (14)
                                       ------      ------        -----        ------
Net income (loss)....................  $ (499)     $   21          (11)       $ (489)
                                       ======      ======        =====        ======
Net income (loss) per common share --
  diluted............................  $(1.31)     $ 0.22                     $(1.17)
Net income (loss) per common share --
  basic..............................  $(1.31)     $ 0.26                     $(1.17)
Weighted average shares
  outstanding -- diluted.............     382(d)       94                        418(b)
Weighted average shares
  outstanding -- basic...............     382(d)       80                        418(b)

                                 AMERICA ONLINE

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996

                                               HISTORICAL
                                         ----------------------
                                          AMERICA                  PRO FORMA     PRO FORMA
                                          ONLINE      NETSCAPE     ADJUSTMENT    COMBINED
                                         ---------   ----------   ------------   ---------
                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Online service.......................    $  992      $   --            --       $  992
  Advertising, commerce and other......       102           8            --          110
  Enterprise solutions.................        --         188            --          188
                                           ------      ------        ------       ------
     Total revenues....................     1,094         196            --        1,290
Costs and expenses:
  Cost of revenues.....................       654          41            --          695
  Marketing............................       220          77            --          297
  Product development..................        58          52            --          110
  General and administrative...........        73          18            --           91
  Amortization of goodwill and other
     intangible assets.................         7          --            --            7
  Acquired research and development....        17          --            --           17
  Merger expenses......................        --           8            --            8
                                           ------      ------        ------       ------
     Total costs and expenses..........     1,029         196            --        1,225
                                           ------      ------        ------       ------
Income from operations.................        65          --            --           65
Other income (expense), net............        (3)          8            --            5
                                           ------      ------        ------       ------
Income before provision for income
  taxes................................        62           8            --           70
Provision for income taxes.............       (32)         (3)           --          (35)
                                           ------      ------        ------       ------
Net income.............................    $   30      $    5            --       $   35
                                           ======      ======        ======       ======
Net income per common
  share -- diluted.....................    $ 0.07      $ 0.06                     $ 0.07
Net income per common share -- basic...    $ 0.09      $ 0.07                     $ 0.09
Weighted average shares outstanding --
  diluted..............................       430(d)       86                        469(b)
Weighted average shares outstanding --
  basic................................       342(d)       67                        372(b)

                     NOTES TO UNAUDITED PRO FORMA COMBINED

                             FINANCIAL INFORMATION

     The unaudited pro forma combined financial information reflects the merger, and gives effect to the following:

(a) Certain reclassifications have been made to the unaudited historical financial statements to conform the presentation of the historical operations of the merged companies. Netscape's financial information reflects the impact of the restatement as described in its Form 10K/A filed with the Securities and Exchange Commission on February 17, 1999.

(b) Reflects the exchange ratio of 0.45 of a share of America Online common stock for each share of Netscape common stock, prior to adjustment to reflect America Online's two-for-one stock split which will be effected on February 22, 1999. In addition, the adjustment reflects the impact of the pro forma combined income (loss) on the pro forma combined basic and diluted weighted shares outstanding.

(c) It is expected that approximately $50 - 70 million will be incurred for direct costs of the merger, consisting primarily of transaction costs for investment banking, legal, accounting, regulatory filing fees and facilities consolidation. The unaudited pro forma combined condensed balance sheet gives effect to $50 million of direct costs of the merger as if they had been incurred as of December 31, 1998, but the unaudited pro forma combined statements of operations do not give effect to any merger related costs.

It is expected that costs will be incurred for employee retention and work force reductions. However, no amounts have been recorded on the unaudited pro forma combined financial statements because the estimate and the related details supporting such programs and activities are preliminary and therefore subject to change. These costs will be provided for in the ordinary course of business.

(d) In November 1998, America Online effected a two-for-one stock split of its outstanding shares of common stock. Accordingly, all data shown in the accompanying unaudited pro forma combined financial information has been retroactively adjusted to reflect the November stock split, but does not reflect America Online's two-for-one stock split which will be effected on February 22, 1999.

(e) Adjustment to conform Netscape's policy of revenue recognition to America Online's policy.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                           NETSCAPE COMMON STOCK AND
                          AMERICA ONLINE COMMON STOCK

     This section of the proxy statement-prospectus describes certain differences between the rights of holders of Netscape common stock and America Online common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Netscape and being a stockholder of America Online.

     As a stockholder of Netscape, your rights are governed by Netscape's Restated Certificate of Incorporation, as currently in effect, and Netscape's Amended and Restated Bylaws. After completion of the merger, you will become a stockholder of America Online. As an America Online stockholder, your rights will be governed by America Online's Restated Certificate of Incorporation and America Online's Restated Bylaws. We are each incorporated under the laws of the State of Delaware and accordingly, your rights as a stockholder will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF NETSCAPE AND AMERICA ONLINE

     We each have one class of common stock issued and outstanding. Holders of America Online common stock and holders of Netscape common stock are each entitled to one vote for each share held.

CLASSIFIED BOARD OF DIRECTORS

     Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Both America Online's and Netscape's boards of directors are divided into three classes, as nearly equal in size as possible, with one class being elected annually. Both America Online and Netscape directors are elected for a term of three years and until their successors are elected and qualified.

NUMBER OF DIRECTORS

     America Online's board of directors currently consists of nine directors. The number of directors on America Online's board may only be changed by a vote of a majority of the directors, subject to the rights of the holders of any outstanding series of America Online preferred stock to elect additional directors. There is currently no preferred stock of America Online outstanding.

     Netscape's board of directors currently consists of six members. The number of directors may be changed by a duly adopted amendment to Netscape's certificate of incorporation or bylaws.

REMOVAL OF DIRECTORS

     America Online directors, or the entire America Online board, may be removed for cause by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of America Online entitled to vote in the election of directors, voting as a single class and subject to the rights of the holders of any outstanding series of America Online preferred stock. There is currently no preferred stock of America Online outstanding.

     America Online's certificate of incorporation states that "cause" means:

     - conviction of a felony

     - declaration of unsound mind by order of a court

     - gross dereliction of duty

     - commission of an action which constitutes intentional misconduct or a knowing violation of law if that action results in both an improper substantial personal benefit and a material injury to America Online

     Netscape directors may be removed only for "cause" by the stockholders of Netscape. "Cause" is not defined in either Netscape's certificate of incorporation or bylaws.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Any newly created directorships in either of our boards of directors, resulting from any increase in the number of authorized directors or any vacancies, may be filled by a majority of the remaining members of such board of directors, even though less than a quorum, or in the case of America Online, by a sole remaining director, subject to the rights of holders of any outstanding series of preferred stock.

     Newly created directorships or decreases in directorships in either of our boards of directors are to be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable, provided that no decreases in the number of directors in either of our boards of directors may shorten the term of any director then in office.

     To the extent reasonably possible, any newly created America Online directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any newly eliminated America Online directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

LIMITS ON STOCKHOLDER ACTION BY WRITTEN CONSENT

     America Online stockholders may take action at annual or special meetings of stockholders, or by unanimous written consent of all America Online stockholders entitled to vote.

     Netscape stockholders may take action at annual or special meetings of stockholders, but may not take action by written consent.

ABILITY TO CALL SPECIAL MEETINGS

     Special meetings of America Online stockholders may be called by America Online's board of directors, by affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies, or by the chief executive officer.

     Special meetings of Netscape stockholders may be called by Netscape's board of directors, chairman of the board or president.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     The America Online bylaws allow stockholders to nominate candidates for election to America Online's board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected. In addition, the bylaws allow stockholders to propose business to be brought before any annual stockholder meeting. However, nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of America Online before the annual or special stockholder meeting.

     Under America Online's bylaws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be received by the Secretary of America Online no less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual stockholder meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual stockholder meeting, notice will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by America Online.

     In addition, if the number of directors to be elected is increased and no public announcement is made by America Online naming all of the nominees or specifying the size of the increased board of directors at least 70 days before the first anniversary of the preceding year's annual meeting, or, if the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the preceding year's annual meeting, at least 70 days before the annual meeting, a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the Secretary of America Online within 10 days of the date on which public announcement of the meeting was first made by America Online.

     Under America Online's bylaws, to be timely, notice of a stockholder nomination to be made at a special stockholder meeting must be received no less than 60 days nor more than 90 days before a special meeting at which directors are to be elected or within 10 days of the date on which public announcement of the special meeting was first made by America Online.

     A stockholder's notice to America Online must set forth all of the following:

     - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected

     - a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed

     - the stockholder's name and address as they appear on America Online's books and the class and number of shares of America Online which are beneficially owned by the stockholder

     Stockholder nominations and proposals will not be brought before any America Online stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with America Online's stockholder advance notice procedure.

     The chairman of the America Online stockholder meeting will have the power to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in America Online's bylaws. If the chairman determines that the nomination or proposal is not in compliance with America Online's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.

     Netscape also has an advance notice procedure for stockholders to nominate candidates for election to Netscape's board of directors at both annual and special stockholder meetings, and to bring proposals before Netscape's annual stockholder meeting. Nominations of directors may only be made by a stockholder who has given timely written notice to the Secretary of Netscape before the annual or special meeting.

     To be timely, a stockholder's notice for the nomination of directors must be delivered to the Secretary of Netscape at least 60 days before the date of the annual meeting or within seven days after the date on which notice of the special meeting was first given to Netscape's stockholders.

     The stockholder's notice for the nomination of directors must set forth certain information, including all of the following:

     - the name and address of the stockholder who intends to make the nomination and of the person to be nominated

     - a representation that the stockholder is a holder of record of Netscape stock, is entitled to vote at that meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice

     - a description of all arrangements between the stockholder, the nominee and any other person pursuant to which the nomination is to be made

     - other information relating to the nominee that is required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the board of directors of Netscape nominated the nominee

     - the consent of the nominee to serve as a director of Netscape if elected

     Only persons who are nominated in accordance with the procedures set forth in Netscape's bylaws will be eligible for election as directors.

     In addition, proposals may be brought before an annual meeting only by a stockholder who has given timely written notice to the Secretary of Netscape. To be timely, a stockholder's notice regarding the proposal must be delivered to the Secretary of Netscape at least 60 days before the annual meeting. If less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, to be timely, notice by the stockholder must be received within 10 days of the day on which the notice of the annual meeting was mailed or public disclosure was made.

     A stockholder's notice regarding a proposal must set forth as to each matter the stockholder proposes to bring before the annual meeting the following information:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting

     - the name and address, as they appear on Netscape's books, of the stockholder proposing such business

     - the class and number of shares of Netscape which are beneficially owned by the stockholder

     - any material interest of the stockholder in such business

     Netscape's board of directors may reject any nomination or proposal of business made by a stockholder unless it is made on time and in accordance with the advance notice procedures set forth in Netscape's bylaws. If the board of directors determines that the information provided in the stockholder's notice does not satisfy the information requirements, the Secretary of Netscape will notify the stockholder of the deficiency. The stockholder will have an opportunity to cure the deficiency within a period of time, as determined by Netscape's board of directors, not to exceed 10 days.

PREFERRED STOCK

     Both of our certificates of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

     The number of authorized shares of America Online undesignated preferred stock may be increased by the affirmative vote of the holders of a majority of America Online's common stock, without a vote of the holders of preferred stock, unless their vote is required pursuant to the terms of any preferred stock then outstanding. The number of authorized shares of undesignated preferred stock of America Online may be reduced or eliminated by the affirmative vote of the holders of 80% of the outstanding capital stock of America Online entitled to vote in the election of directors, voting together as a single class.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     America Online's certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of America Online entitled to vote in the election of directors, voting together as a single class, will be required to reduce or eliminate the number of authorized shares of America Online common stock or America Online preferred stock, or to amend, repeal or adopt any provision inconsistent with the provisions of America Online's certificate of incorporation which deal with the following:

     - undesignated preferred stock

     - matters relating to the board of directors, including the number of members, board classification, vacancies and removal

     - the powers and authority expressly conferred upon the board of directors

     - the manner in which stockholder action may be effected

     - amendments to America Online's bylaws

     - business combinations with interested stockholders of America Online

     - indemnification of officers and directors of America Online

     - the personal liability of directors to America Online or its stockholders for breaches of fiduciary duty

     - the amendment of America Online's certificate of incorporation

     Netscape's certificate of incorporation contains no provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

AMENDMENT OF BYLAWS

     Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

     America Online's board of directors is expressly authorized to adopt, amend and repeal America Online's bylaws by an affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies. America Online's bylaws may also be adopted, amended and repealed by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of America Online entitled to vote in the election of directors, voting together as a single class.

     Netscape's board of directors and stockholders may adopt, amend or repeal Netscape's bylaws in accordance with Delaware law.

STATE ANTI-TAKEOVER STATUTES

     We are both subject to Section 203 of the Delaware General Corporation Law which under certain circumstances, may make it more difficult for a person who would be an "Interested Stockholder", as defined in Section 203, in our respective companies, to effect various business combinations with either of us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.

LIMITATION OF LIABILITY OF DIRECTORS

     The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Our respective certificates of incorporation include such a provision to the maximum extent permitted by law.

     While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Our respective certificates of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of either of us as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of us is authorized to purchase and maintain insurance on behalf of its directors and officers.

     Additionally, each of us may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our respective certificates of incorporation and bylaws.

FAIR PRICE PROVISION

     America Online's certificate of incorporation contains a "fair price" provision which states that "business combinations" with any "interested stockholder" may not be completed without an affirmative vote of the holders of at least 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of America Online, voting together as a single class, in addition to any other vote required by America Online's certificate of incorporation or Delaware law.

     This fair price provision does not apply if the business combination will have been approved either by a majority of the directors of America Online who are not affiliated with the interested stockholder, of which there must be at least two, or if price and procedural requirements, set forth in detail in America Online's certificate of incorporation, are met.

     The business combinations to which America Online's fair price provision applies include:

     - any merger or consolidation of America Online or any subsidiary with any interested stockholder or any other corporation, whether or not itself an interested stockholder, which is, or after the merger or consolidation, would be, an affiliate of an interested stockholder who was an interested stockholder before the transaction

     - any sale, lease, exchange, mortgage, pledge transfer or other disposition, in one transaction or a series of transactions, to or with any interested stockholder or any affiliate of any interested stockholder, of any assets of America Online or any subsidiary having an aggregate fair market value, as determined in accordance with America Online's certificate of incorporation, equaling or exceeding 10% or more of the assets of America Online

     - the issuance or transfer by America Online or any subsidiary, in one transaction or a series of transactions, of any securities of America Online or any subsidiary, to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 10% of the combined fair market value of the outstanding shares of voting stock of America Online, except for any issuance or transfer pursuant to an employee benefit plan of America Online or any subsidiary

     - the adoption of any plan or proposal for the liquidation or dissolution of America Online proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder

     - any reclassification of securities, including any reverse stock split, or recapitalization of America Online, or any merger or consolidation of America Online with any of its subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of America Online or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder

     America Online's fair price provision defines an "interested stockholder" as any person, other than America Online or any America Online holding company or subsidiary, who or which:

     - is the beneficial owner, directly or indirectly, of more than 15% of the voting power of the outstanding voting stock of America Online

     - is an affiliate of America Online and at any time within the two-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the outstanding voting stock of America Online

     - is an assignee of or has otherwise succeeded to any shares of voting stock of America Online which were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder, if the assignment or succession did not occur as part of an initial public offering

     The "fair price" provision may deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire America Online. The provision could also have the effect of discouraging a third party from making a tender or exchange offer for America Online, even though an offer by a third party might be beneficial to America Online and its stockholders.

     Netscape's certificate of incorporation and bylaws do not contain a provision similar to the fair price provision contained in America Online's certificate of incorporation.

STOCKHOLDER RIGHTS PLAN

     Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

     Both America Online and Netscape have entered into stockholder rights agreements. As with most stockholder rights agreements, the terms of our respective rights agreements are complex and not easily summarized, particularly as they relate to the acquisition of our respective common stocks and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our respective rights agreements, which are incorporated by reference into this proxy-statement-prospectus, in their entirety.

     Our respective rights agreements provide that each share of our respective common stock outstanding will have the right to purchase one one-thousandth of a preferred share of our companies attached to it. The purchase price per one one-thousandth of America Online preferred share under the America Online stockholder rights agreement is $900, subject to adjustment. The purchase price per one one-thousandth of a share of Netscape preferred stock under the Netscape stockholder rights agreement is $225, subject to adjustment. Each share of America Online common stock issued in the merger will have one right attached.

     Initially, the rights under each of our rights agreements are attached to outstanding certificates representing America Online common stock and Netscape common stock, as the case may be, and no separate certificates representing the rights will be distributed. The rights will separate from America Online common stock or Netscape common stock, as the case may be, and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of the outstanding America Online common stock or Netscape common stock, as the case may be.

     The Netscape rights will not separate from the Netscape common stock or become exercisable as a result of the merger.

     After the rights separate from our respective common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of America Online common stock and Netscape common stock, as the case may be, issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The America Online rights will expire on May 12, 2008, unless earlier redeemed or exchanged by America Online. The Netscape rights will expire on November 23, 2008 or upon the completion of the merger, unless earlier redeemed or exchanged by Netscape.

     If an acquiror obtains or has the right to obtain 15% or more of America Online common stock, then each right will entitle the holder to purchase a number of shares of America Online common stock with a then current market value of $1,800 for $900, subject to adjustment.

     Similarly, if an acquiror obtains 15% or more of Netscape common stock, other than America Online pursuant to the merger, then each right will entitle the holder to purchase a number of shares of Netscape common stock with a then current market value of $450 for $225, subject to adjustment.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror, other than America Online in the merger, obtains 15% or more of America Online common stock or Netscape common stock, as the case may be, and any of the following occurs:

     - Netscape or America Online, as the case may be, merges into another entity

     - an acquiring entity merges into Netscape or America Online, as the case may be

     - Netscape or America Online, as the case may be, sells more than 50% of its assets or earning power

     Under our respective rights agreements, any rights that are or were owned by an acquiror of more than 15% of our respective outstanding common stock will be null and void.

     Our respective rights agreements contain exchange provisions which provide that after an acquiror obtains 15% or more, but less than 50% of our respective outstanding common stock, our respective boards of directors may, at their option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Each of the America Online and Netscape board of directors may, at its option, redeem all of the outstanding rights under its respective rights agreement prior to the earlier of (1) the time that an acquiror obtains 15% or more of its respective outstanding common stock or (2) the final expiration date of the rights agreement. The redemption price under each of our respective rights agreements is $.001 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our boards ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of America Online or Netscape, including the right to vote or receive dividends, simply by virtue of holding the rights.

     Our respective rights agreements provide that the provisions of the rights agreements may be amended by the board of directors prior to the date any person acquires 15% of our respective common stock without the approval of the holders of the rights. However, after the date any person acquires 15% of our respective common stock, the rights agreements may not be amended in any manner which would adversely effect the interests of the holders of the rights, excluding the interests of any acquiror. In addition, the Netscape rights agreement provides that no amendment may be made to adjust the time period governing redemption at a time when the rights are not redeemable.

     Our respective rights agreements contain rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire either of us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our boards to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

                          SHARE OWNERSHIP BY PRINCIPAL
               STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF NETSCAPE

     The following table sets forth information concerning the beneficial ownership of common stock of Netscape as of February 10, 1999 for the following:

     - each person or entity who is known by Netscape to own beneficially more than 5% of the outstanding shares of Netscape common stock

     - each of Netscape's current directors

     - the chief executive officer and certain other highly compensated officers of Netscape

     - all directors and executive officers of Netscape as a group

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of February 10, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned and has an address of c/o Netscape Communications Corporation, 501 East Middlefield Road, Mountain View, CA 94043.

     Certain stockholders of Netscape, as indicated below, have entered into a voting agreement with America Online agreeing to vote their shares of Netscape common stock in favor of the proposed merger.

                                             AMOUNT AND NATURE OF
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP      PERCENT OF CLASS
   ------------------------------------     -----------------------    ----------------
America Online, Inc.(1)...................        40,159,863                 38.6%
  22000 AOL Way
  Dulles, VA 20166-9323
James H. Clark(2).........................        14,429,336                 13.9%
James L. Barksdale(3).....................         5,098,459                  4.9%
Marc L. Andreessen(4).....................         1,028,684                    *
Barry M. Ariko(5).........................           119,700                    *
Eric A. Benhamou(6).......................            31,479                    *
Noreen G. Bergin(7).......................            86,451                    *
William V. Campbell.......................                 0                    *
L. John Doerr(8)..........................           429,750                    *
Roberta R. Katz(9)........................           342,182                    *
Robert J. Lisbonne(10)....................           131,298                    *
John M. Paul(11)..........................            79,729                    *
All directors and executive officers as a
  group (15 persons)(12)..................        22,964,016                 22.1%

---------------
  *  Less than 1%

 (1) Includes 19,887,317 shares purchasable upon exercise of an option, as discussed on page 56 of this proxy statement-prospectus. Also includes 20,272,546 shares which are subject to a voting agreement entered into with America Online by Netscape stockholders James L. Barksdale, Marc L. Andreessen and James H. Clark pursuant to which such stockholders have agreed to vote all of the shares beneficially owned by them in favor of the proposed merger.

 (2) Includes (a) 200 stock option shares exercisable within 60 days of February 10, 1999, (b) 900,000 shares held by Clark Ventures, Inc. and (c) 11,699,643 shares held by Monaco Partners, L.P., of which Dr. Clark is sole limited partner. All of the shares beneficially owned by Dr. Clark are subject to a voting agreement with America Online under which Dr. Clark has agreed to vote his shares of Netscape common stock in favor of the proposed merger.

 (3) Includes (a) 176,000 unvested shares subject to a repurchase right of Netscape upon cessation of Mr. Barksdale's service to Netscape, (b) 200 stock option shares exercisable within 60 days of February 10, 1999 and
      (c) 40,000 shares held by a family member. All of the shares beneficially owned by Mr. Barksdale are subject to a voting agreement with America Online under which Mr. Barksdale has agreed to vote his shares of Netscape common stock in favor of the proposed merger.

 (4) Includes (a) 283,533 stock option shares exercisable within 60 days of February 10, 1999 and (b) 10,038 shares held by The Andreessen 1996 Charitable Remainder Trust Dated 2/1/96. All of the shares beneficially owned by Mr. Andreessen are subject to a voting agreement with America Online under which Mr. Andreessen has agreed to vote his shares of Netscape common stock in favor of the proposed merger.

 (5) Includes 109,725 shares subject to a repurchase right of Netscape upon cessation of Mr. Ariko's service to Netscape.

 (6) Includes 28,300 stock option shares exercisable within 60 days of February 10, 1999.

 (7) Includes 85,374 stock option shares exercisable within 60 days of February 10, 1999.

 (8) Includes (a) 253,264 shares, 98,041 shares, 4,790 shares, 3,237 shares and 7,718 shares held by Mr. Doerr, the Doerr Irrevocable Children's Trust 5/26/94, the LJD Trust VII, the Doerr Trust Dated 3/16/92, and the Vallejo Foundation respectively and (b) 62,700 stock option shares exercisable within 60 days of February 10, 1999. Mr. Doerr disclaims beneficial ownership of shares held by the Doerr Irrevocable Children's Trust DTD 5/26/94, the LJD Trust VII, the Doerr Trust DTD 3/16/92, and Vallejo Foundation, except to the extent of any indirect pecuniary interest therein.

 (9) Includes (a) 60,000 unvested shares subject to a repurchase right of Netscape upon cessation of Ms. Katz's service to Netscape and (b) 17,462 stock option shares exercisable within 60 days of February 10, 1999.

(10) Includes 104,304 stock option shares exercisable within 60 days of February 10, 1999.

(11) Includes 78,326 stock option shares exercisable within 60 days of February 10, 1999.

(12) Includes (a) an aggregate of 535,697 shares issuable upon currently exercisable options, (b) options exercisable for 614,585 shares within 60 days of February 10, 1999 and (c) an aggregate of 409,725 shares subject to certain repurchase rights of

      Netscape upon cessation of certain executive officers' service to Netscape, which repurchase rights generally lapse at a rate of two percent per month.

                             CERTAIN LEGAL MATTERS

     A complaint regarding the proposed merger was filed in the Delaware Court of Chancery on November 23, 1998. The complaint, purportedly filed by a named plaintiff on behalf of all holders of Netscape common stock other than defendants, names Netscape and its directors as defendants. It alleges that the directors breached their fiduciary duties in connection with the proposed merger, the terms of which are claimed to be unfair and inadequate. The plaintiffs seek to enjoin completion of the merger or, alternatively, the plantiffs seek damages. In addition, after the filing of this complaint, additional suits of similar character were filed. In each case, Netscape intends to defend the plaintiffs' claims vigorously.

                                 LEGAL OPINION

     The validity of the shares of America Online common stock offered by this proxy statement-prospectus will be passed upon for America Online by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of (1) America Online included in their Annual Report on Form 10-K for the year ended June 30, 1998 and (2) Netscape included in their Transition Report on Form 10-K, as amended, for the ten month period ended October 31, 1998, as set forth in their reports, which are incorporated by reference into this proxy statement-prospectus and registration statement. These consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                       STOCKHOLDER PROPOSALS FOR THE 1999
                    ANNUAL MEETING OF NETSCAPE STOCKHOLDERS
                         IF THE MERGER IS NOT COMPLETED

     If the merger is not completed, you may present proper proposals for consideration at the next annual meeting of Netscape stockholders by submitting your proposal in writing to the Secretary of Netscape in a timely manner.

     Netscape's bylaws establish an advance notice procedure for stockholder proposals not included in Netscape's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

     - Netscape's board of directors

     - any nominating committee appointed by Netscape's board of directors

     - any stockholder entitled to vote who has delivered written notice to the Secretary of Netscape 60 days in advance of Netscape's annual meeting, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations

With respect to an election of directors to be held at a special meeting of Netscape stockholders, nominations for the election of directors may be made by any Netscape stockholder entitled to vote who has delivered written notice to the Secretary of Netscape by the close of business on the seventh day following the date on which notice of the meeting is first given to stockholders.

     The only business that will be conducted at an annual meeting of Netscape stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered written notice to the Secretary of Netscape 60 days in advance of the annual meeting, which notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If less than 70 days notice or prior public disclosure of the date of Netscape's annual meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the annual meeting was mailed or public disclosure was made. If a stockholder who has notified Netscape of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, Netscape need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Netscape. All notices of proposals by stockholders, whether or not included in Netscape's proxy materials, should be sent to Netscape Communications Corporation, 501 East Middlefield Road, Mountain View, CA 94043, Attention: Secretary.

     The deadline has passed for submission of stockholder proposals for inclusion in Netscape's proxy materials for the 1999 Netscape annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROXY STATEMENT-PROSPECTUS.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and to be a part of this proxy statement-prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which were filed by Netscape with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

     - Netscape's Transition Report on Form 10-K for the ten month period ended October 31, 1998 (SEC file number 000-26310 and filing date of January 29, 1999)

     - Netscape's Amended Transition Report on Form 10-K/A for the ten month period ended October 31, 1998 (SEC file number 000-26310 and filing date of February 1, 1999)

     - Netscape's Amended Transition Report on Form 10-K/A for the ten month period ended October 31, 1998 (SEC file Number 000-26310 and filing date of February 17, 1999)

     - Netscape's Current Report on Form 8-K dated November 23, 1998 (SEC file number 000-26310 and filing date of November 25, 1998)

     - Netscape's Current Report on Form 8-K dated November 23, 1998 (SEC file number 000-26310 and filing date of December 7, 1998)

     - Netscape's Current Report on Form 8-K dated December 31, 1998 (SEC file number 000-26310 and filing date of January 8, 1999)

     - Netscape's Amended Current Report on Form 8-K/A dated December 15, 1997 (SEC file number 000-26310 and filing date of February 17, 1999)

     The following documents, which have been filed by America Online with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

     - America Online's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (SEC file number 001-12143 and filing date of September 28,
       1998)

     - America Online's Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 1998 (SEC file number 001-12143 and filing date November 6, 1998)

     - America Online's Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 1998 (SEC file number 001-12143 and filing date of February 10, 1999)

     - America Online's Proxy Statement on Schedule 14A (SEC file number 001-12143 and filing date of September 28, 1998)

     - America Online's Current Report on Form 8-K dated August 4, 1998 (SEC file number 001-12143 and filing date of August 5, 1998)

     - America Online's Current Report on Form 8-K dated September 28, 1998 (SEC file number 001-12143 and filing date of September 29, 1998)

     - America Online's Current Report on Form 8-K dated November 23, 1998 (SEC file number 001-12143 and filing date of November 24, 1998)

     - America Online's Current Report on Form 8-K dated February 1, 1999 (SEC file number 001-12143 and filing date of February 11, 1999)

     - America Online's Current Report on Form 8-K dated November 9, 1998 (SEC file number 001-12143 and filing date of February 17, 1999)

     - The description of America Online common stock set forth in America Online's Registration Statement on Form S-3 dated June 24, 1998 (SEC file number 001-12143 and filing date of June 24, 1998) filed pursuant to
       Section 12 of the Securities Exchange Act including any amendment or reports filed for the purpose of updating such description

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

     The documents incorporated by reference into this proxy statement-prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus) to any person, without charge, upon written or oral request. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY WEDNESDAY, MARCH 10, 1999 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

Requests for documents relating to Netscape should be  Requests for documents relating to America Online
directed to:                                           should be directed to:
     Netscape Communications Corporation               America Online, Inc.
     501 East Middlefield Road                              22000 AOL Way
     Mountain View, California 94043                        Dulles, Virginia 20166-9323
     (650) 254-1900                                         (703) 265-2741
                                                            IR@aol.com

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

    Judiciary Plaza         Citicorp Center          Seven World Trade Center
    Room 1024               500 West Madison Street  13th Floor
    450 Fifth Street, N.W.  Suite 1400               New York, New York 10048
    Washington, D.C. 20549  Chicago, Illinois 60661

Reports, proxy statements and other information        Reports, proxy statements and other information
concerning Netscape may be inspected at:               regarding America Online may be inspected at:
     The National Association of                       The New York Stock Exchange
     Securities Dealers                                     20 Broad Street
     1735 K Street, N.W.                                    New York, New York 10005
     Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the SEC Website is http://www.sec.gov.

     America Online has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to America Online's common stock to be issued to Netscape stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of America Online filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     If you have any questions about the merger, please call Netscape Investor Relations at 1-650-937-2150. You may also call America Online Investor Relations at 1-703-265-2741. You may call 1-800-401-6223 during normal business hours at any time before the special meeting to obtain the prior day's closing market quotations of Netscape common stock and America Online common stock.

     THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM

IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO NETSCAPE AND ITS SUBSIDIARIES WAS PROVIDED BY NETSCAPE AND THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO AMERICA ONLINE WAS PROVIDED BY AMERICA ONLINE.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on America Online's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 15 of this proxy statement-prospectus.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF NOVEMBER 23, 1998

                                  BY AND AMONG

                              AMERICA ONLINE, INC.

                            APOLLO ACQUISITION CORP.

                                      AND

                      NETSCAPE COMMUNICATIONS CORPORATION

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
                                  DEFINITIONS

Section 1      Defined Terms..............................................   A-6

                                   ARTICLE II
                                TERMS OF MERGER

Section 2.1    Statutory Merger...........................................  A-10
Section 2.2    Effective Time.............................................  A-10
Section 2.3    Certificate of Incorporation; Bylaws.......................  A-10
Section 2.4    Directors and Officers.....................................  A-11

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1    Merger Consideration; Conversion and Cancellation of
               Securities.................................................  A-11
Section 3.2    Exchange of Certificates...................................  A-12
Section 3.3    Closing....................................................  A-14
Section 3.4    Stock Transfer Books.......................................  A-15

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1    Organization and Qualification; Subsidiaries...............  A-15
Section 4.2    Certificate of Incorporation; Bylaws.......................  A-15
Section 4.3    Capitalization.............................................  A-15
Section 4.4    Authorization of Agreement.................................  A-16
Section 4.5    Approvals..................................................  A-17
Section 4.6    No Violation...............................................  A-17
Section 4.7    Reports; Financial Statements..............................  A-17
Section 4.8    No Undisclosed Liabilities.................................  A-18
Section 4.9    Absence of Certain Changes or Events.......................  A-18
Section 4.10   Title to Properties........................................  A-18
Section 4.11   Material Contracts.........................................  A-19
Section 4.12   Insurance..................................................  A-19
Section 4.13   Permits; Compliance........................................  A-19
Section 4.14   Litigation.................................................  A-19
Section 4.15   Compliance with Laws.......................................  A-19
Section 4.16   Registration Statement; Proxy Statement/Prospectus.........  A-20
Section 4.17   Employee Benefit Plans.....................................  A-20
Section 4.18   Taxes......................................................  A-21
Section 4.19   Environmental Laws and Regulations.........................  A-22

                                                                            PAGE
                                                                            ----
Section 4.20   Intellectual Property......................................  A-23
Section 4.21   Pooling; Tax Matters.......................................  A-25
Section 4.22   Affiliate Letters..........................................  A-25
Section 4.23   Certain Business Practices.................................  A-25
Section 4.24   Brokers....................................................  A-25
Section 4.25   Opinion of Financial Advisor...............................  A-25
Section 4.26   Interest Rate and Foreign Exchange Contracts...............  A-25
Section 4.27   Company Rights Agreement...................................  A-26

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANIES

Section 5.1    Organization and Qualification; Subsidiaries...............  A-26
Section 5.2    Certificate of Incorporation; Bylaws.......................  A-26
Section 5.3    Capitalization.............................................  A-26
Section 5.4    Authorization of Agreement.................................  A-27
Section 5.5    Approvals..................................................  A-27
Section 5.6    No Violation...............................................  A-27
Section 5.7    Reports....................................................  A-28
Section 5.8    Absence of Certain Changes or Events.......................  A-28
Section 5.9    Registration Statement; Proxy Statement/Prospectus.........  A-28
Section 5.10   Pooling; Tax Matters.......................................  A-29
Section 5.11   Affiliates.................................................  A-29

                                   ARTICLE VI
                 COVENANTS RELATING TO THE CONDUCT OF BUSINESS

Section 6      Conduct of Business of the Company.........................  A-29

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

Section 7.1    No Solicitation............................................  A-32
Section 7.2    Access and Information.....................................  A-33
Section 7.3    Meeting of Stockholders....................................  A-33
Section 7.4    Registration Statement; Proxy Statement....................  A-34
Section 7.5    Appropriate Action; Consents; Filings......................  A-34
Section 7.6    Affiliates; Pooling; Tax Treatment.........................  A-36
Section 7.7    Public Announcements.......................................  A-36
Section 7.8    Stock Exchange Listing.....................................  A-37
Section 7.9    Employee Benefit Plans.....................................  A-37
Section 7.10   Indemnification of Directors and Officers; Directors &
               Officers Insurance.........................................  A-38
Section 7.11   Event Notices..............................................  A-38

                                                                            PAGE
                                                                            ----
Section 7.12   Assumption of Obligations to Issue Stock...................  A-38
Section 7.13   Conveyance Taxes...........................................  A-39
Section 7.14   Voting Agreement...........................................  A-40
Section 7.15   Option Agreement...........................................  A-40
Section 7.16   Rights Agreement...........................................  A-40
Section 7.17   Reasonable Efforts and Further Assurances..................  A-40

                                  ARTICLE VIII
                               CLOSING CONDITIONS

Section 8.1    Conditions to Obligations of Each Party Under This
               Agreement..................................................  A-40
Section 8.2    Additional Conditions to Obligations of the Acquiror
               Companies..................................................  A-41
Section 8.3    Additional Conditions to Obligations of the Company........  A-43

                                   ARTICLE IX
                      TERMINATION, AMENDMENT AND EXPENSES

Section 9.1    Termination................................................  A-43
Section 9.2    Effect of Termination......................................  A-44
Section 9.3    Amendment..................................................  A-45
Section 9.4    Waiver.....................................................  A-45
Section 9.5    Expenses...................................................  A-45

                                   ARTICLE X
                               GENERAL PROVISIONS

Section 10.1   Interpretation.............................................  A-46
Section 10.2   Effectiveness of Representations, Warranties and
               Agreements.................................................  A-46
Section 10.3   Notices....................................................  A-46
Section 10.4   Headings...................................................  A-47
Section 10.5   Severability...............................................  A-47
Section 10.6   Entire Agreement...........................................  A-48
Section 10.7   Assignment.................................................  A-48
Section 10.8   Parties in Interest........................................  A-48
Section 10.9   Failure or Indulgence Not Waiver; Remedies Cumulative......  A-48
Section 10.10  Governing Law..............................................  A-48
Section 10.11  Counterparts...............................................  A-48

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 23, 1998 (this "Agreement"), is by and among America Online, Inc., a Delaware corporation ("Acquiror"), Apollo Acquisition Corp., a Delaware corporation and a newly-formed wholly owned direct subsidiary of Acquiror ("Newco"), and Netscape Communications Corporation, a Delaware corporation (the "Company"). Acquiror and Newco are sometimes referred to herein as the "Acquiror Companies".

                                   RECITALS:

     WHEREAS, the Boards of Directors of Acquiror, Newco and the Company deem it advisable and in the best interests of their respective companies and their respective stockholders to enter into a business combination by means of the merger of Newco with and into the Company under the terms of this Agreement and have approved and adopted this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Newco to enter into this Agreement, certain holders of common stock, par value $0.0001 per share, of the Company have each entered into a Voting Agreement in the form attached hereto as Annex A (the "Voting Agreement") dated as of the date hereof pursuant to which such holders have agreed to vote their shares of Company Common Stock (as defined herein) in the manner set forth therein;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Newco to enter into this Agreement, the Company has entered into a Stock Option Agreement dated as of the date hereof in the form attached hereto as Annex B (the "Option Agreement") granting Acquiror an irrevocable option to purchase from the Company up to a number of authorized but unissued shares representing 19.9% of the outstanding shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Newco will merge with and into the Company (the "Merger") and the Company will survive (the "Surviving Corporation"); and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1 Defined Terms. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.

     "Acquiror Common Stock" will mean the common stock, par value $0.01 per share, of Acquiror and, unless the context requires otherwise, includes the associated Acquiror Rights.

     "Acquiror Rights" will mean rights to purchase shares of the preferred stock of Acquiror pursuant to that certain Rights Agreement, dated as of May 12, 1998, between Acquiror and BankBoston, N.A., as Rights Agent.

     "Acquiror's Disclosure Schedule" will mean a schedule of even date herewith delivered by Acquiror to the Company concurrently with the execution of this Agreement, which, among other things, will identify exceptions to Acquiror's representations and warranties contained in Article V by specific section references.

     "Affiliate" will, with respect to any Person, mean any other Person that controls, is controlled by or is under common control with the former.

     "Agreement" will mean this Agreement and Plan of Merger made and entered into as of November 23, 1998 by and among Acquiror, Newco and the Company, including any amendments hereto and Schedules hereto (including Acquiror's Disclosure Schedule and the Company's Disclosure Schedules but excluding the Annexes hereto).

     "Business Day" will mean any day other than a day on which banks in the States of Virginia or California are authorized or obligated to be closed.

     "Business Segment" will mean either of the Company's two business segments: its Enterprise business segment and its Netcenter business segment.

     "Certificate of Merger" will have the meaning ascribed to such term in
Section 2.2.

     "Closing" will mean a meeting, which will be held in accordance with
Section 3.3, of all Persons interested in the transactions contemplated by this Agreement at which all documents necessary to evidence the fulfillment or waiver of all conditions precedent to the consummation of the transactions contemplated by this Agreement are executed and delivered.

     "Closing Date" will mean the date the Closing occurs.

     "Company Common Stock" will mean the common stock, par value $0.0001 per share, of the Company and, unless the context requires otherwise, includes the associated Company Rights.

     "Company Option Plans" will mean collectively the following stock option plans of the Company: the Company's 1994 Stock Option Plan, as amended; the Company's 1995 Stock Plan; the Company's 1998 Stock Option Plan; the Company's 1995 Director Option Plan; the Collabra Software, Inc. 1993 Incentive Stock Plan; the Insoft, Inc. 1993 Stock Option Plan; the Netcode Corp. 1996 Stock Plan; the DigitalStyle Corp. 1995 Stock Option/Stock Issuance Plan; the Portola Communications, Inc. 1996 Stock Option Plan; the Kiva Software Corp. 1995 Stock Option Plan; and the Mosaic Communications Corporation 1994 Stock Option Plan.

     "Company Rights" will mean rights to purchase shares of the preferred stock of the Company pursuant to the Company Rights Agreement.

     "Company Rights Agreement" will mean the agreement of the Company, entered into as of November 23, 1998 between the Company and BankBoston N.A., as Rights Agent.

     "Company Stockholders' Meeting" will have the meaning ascribed to such term in Section 4.16.

     "Company Stock Purchase Plan" will mean the Company's 1995 Employee Stock Purchase Plan.

     "Company's Disclosure Schedule" will mean a schedule of even date herewith delivered by the Company to the Acquiror Companies concurrently with the execution of this Agreement, which, among other things, will identify exceptions to the Company's representations and warranties contained in Article IV by specific section and subsection references.

     "Confidentiality Agreement" will mean the Confidential Non-Disclosure Agreement by and between Acquiror and the Company dated as of September 16, 1998, as amended.

     "control" (including the terms "controlled," "controlled by" and "under common control with") will mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     "Court" will mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

     "DGCL" will mean the Delaware General Corporation Law, as amended.

     "Effective Time" will mean the date and time of the completion of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.2.

     "Environmental Claim" means any claim, action, cause of action, investigation or notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, release or disposal of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" will mean any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. sec. 6901 et seq.

     "Exchange Act" will mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

     "Exchange Agent" will mean a bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act in the capacities required under Section 3.2.

     "Foreign Competition Laws" will mean foreign statutes, rules, Regulations, Orders, decrees, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     "GAAP" will have the meaning ascribed to such term in Section 4.7(b).

     "Governmental Authority" will mean any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and will include any authority having governmental or quasi-governmental powers.

     "Hazardous Material" will mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

     "Intellectual Property" will mean: trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications therefor); computer software; databases; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential documentation (collectively, "Trade Secrets").

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or (b) such fact or matter is reflected in one or more documents (including e-mails) in such individual's files. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who on the date hereof is serving as a director, executive officer (including any Senior Vice President), in-house counsel, and, in the case of the Company, the Vice-President of Website Development, of such Person has Knowledge of such fact or other matter.

     "Law" will mean all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law.

     "Lien" will mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and

(v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

     "Litigation" will mean any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority or before any arbitrator.

     "Material Adverse Effect" will mean, with respect to a specified Person (including, for purposes of this definition as used in Section 4.9 and Section 8.2(a)(ii), a Business Segment), any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the consolidated business, results of operations, or financial condition of such Person and its Subsidiaries, if any, taken as a whole, except to the extent that any such change, event or effect is attributable to or results from (i) the direct effect of the public announcement or pendency of the transactions contemplated hereby on current or prospective customers or revenues of the Company, (ii) changes in general economic conditions or changes affecting the industry generally in which such Person operates or (iii) shareholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; provided, however, that with respect to clause (i) of this sentence, the Company shall bear the burden of proof in any proceeding before a Court with regard to establishing that any change, event or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby.

     "Merger" will mean the merger of Newco with and into the Company provided for in this Agreement.

     "Newco" will mean Apollo Acquisition Corp., a newly-formed Delaware corporation and a wholly owned direct Subsidiary of Acquiror.

     "Order" will mean any judgment, order or decree of any Court or Governmental Authority.

     "Permit" will mean any and all permits, licenses, authorizations, Orders, certificates, registrations or other approvals granted by any Governmental Authority.

     "Person" will mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but will not include a Governmental Authority.

     "Repurchase Rights" will mean the Company's rights to repurchase stock under any of the Company Option Plans pursuant to the terms of the applicable Company Option Plans.

     "Regulation" will mean any rule or regulation of any Governmental Authority having the effect of Law.

     "SEC" will mean the Securities and Exchange Commission.

     "Securities Act" will mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

     A "Subsidiary" of a specified Person will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     "Tax Returns" will mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a Governmental Authority, or where none is required to be filed with a Governmental Authority, the statement or other document issued by a Governmental Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     "Taxes" will mean any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers' compensation, unemployment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

                                   ARTICLE II

                                TERMS OF MERGER

     Section 2.1 Statutory Merger. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, Newco will merge with and into the Company at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect will be as set forth in this Agreement. As a result of the Merger, the separate corporate existence of Newco will cease and the Company will continue as the Surviving Corporation and shall succeed to and assume all of the rights and obligations of Newco in accordance with the DGCL. The Merger shall have the effect set forth in the DGCL.

     Section 2.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective in accordance with the foregoing being referred to as the "Effective Time").

     Section 2.3 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated by deleting its provisions and substituting therefore the provisions of the certificate of incorporation of Newco except that from and after the Effective Time Article First of the certificate of incorporation will read in its entirety substantially as follows: The name of the corporation is "Netscape Communications Corporation." At the Effective Time, the by-laws of Newco, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law and the certificate of incorporation of the Surviving Corporation and such by-laws.

     Section 2.4 Directors and Officers. The directors of Newco immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify for such election.

                                  ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     Section 3.1 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the following securities:

        (a) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Company Common Stock described in Section 3.1(c)) will be converted into the right to receive 0.45 (the "Exchange Ratio") shares of Acquiror Common Stock (the "Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, conversion, consolidation, combination or exchange of shares.

        (b) Subject to the other provisions of this Article III, all shares of Company Common Stock will, upon conversion thereof into shares of Acquiror Common Stock at the Effective Time, cease to be outstanding and will automatically be cancelled and retired, and each certificate previously evidencing Company Common Stock outstanding immediately prior to the Effective Time (other than Company Common Stock described in Section 3.1(c)) will thereafter represent only the right to receive (i) the number of whole shares of Acquiror Common Stock and (ii) as provided in Section 3.2(e), cash in lieu of fractional shares into which the shares of Company Common Stock represented by such certificate have been converted pursuant to this Section 3.1(b). The holders of certificates previously evidencing Company Common Stock will cease to have any rights with respect to such Company Common Stock except as otherwise provided herein or by Law.

        (c) Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock, if any, owned by Acquiror or any direct or indirect wholly owned Subsidiary of Acquiror or of the Company immediately prior to the Effective Time will be cancelled.

        (d) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 3.2  Exchange of Certificates.

        (a) Exchange Fund. On the day of the Effective Time, Acquiror will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Company Common Stock, for exchange in accordance with this
Article III, through the Exchange Agent, certificates representing shares of Acquiror Common Stock issuable pursuant to Section 3.1 in exchange for certificates representing Company Common Stock immediately prior to the Effective Time (such shares of Acquiror Common Stock so deposited, together with cash realized and held by the Exchange Agent for the benefit of such former holders of Company Common Stock in accordance with Section 3.2(e), being referred to as the "Exchange Fund"). Thereafter, Acquiror will deposit, or cause to be deposited, with the Exchange Agent, for the benefit of any former holders of Company Common Stock who have not yet surrendered their shares of Company Common Stock for exchange, at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender, payable with respect to any shares of Acquiror Common Stock remaining in the Exchange Fund on such record date. The Exchange Agent will, pursuant to irrevocable instructions from Acquiror, deliver Acquiror Common Stock and any such dividends or distributions related thereto, in exchange for certificates theretofore evidencing Company Common Stock surrendered to the Exchange Agent pursuant to Section 3.2(c).

        (b) Letter of Transmittal. Promptly after the Effective Time, Acquiror will cause the Exchange Agent to mail to each record holder of a certificate or certificates representing Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing Company Common Stock shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Acquiror may reasonably specify, and (ii) instructions for use in effecting the surrender of the certificates formerly representing Company Common Stock. Upon surrender of a certificate formerly representing Company Common Stock for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder thereof shall be entitled to receive in exchange therefor that portion of the Exchange Fund which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding Tax, and the certificate formerly representing Company Common Stock so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash to be paid which is in the Exchange Fund.

        (c) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent will distribute to each former holder of Company Common Stock, upon surrender to the Exchange Agent for cancellation of one or more certificates, accompanied by a duly executed letter of transmittal that theretofore evidenced shares of Company Common Stock, certificates evidencing the appropriate number of shares of Acquiror Common Stock into which such shares of Company Common Stock were converted pursuant to the Merger and any dividends or distributions related thereto which such former holder of Company Common Stock is entitled to receive pursuant to the provisions of this Article III. If shares of Acquiror Common Stock are to be issued to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of issuance of Acquiror Common Stock that the surrendered certificate or certificates shall be properly endorsed, with signatures guaranteed by a member firm of the New York Stock Exchange or a bank chartered under the Laws of the United States, or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of Acquiror Common Stock to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of Acquiror that any such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Company Common Stock for any Acquiror Common Stock or cash or dividends or distributions thereon delivered to a public official pursuant to any applicable escheat Law.

        (d) Distributions with Respect to Unexchanged Shares of Company Common Stock. No dividends or other distributions declared or made with respect to Acquiror Common Stock on or after the Effective Time will be paid to the holder of any certificate that theretofore evidenced shares of Company Common Stock until the holder of such certificate shall surrender such certificate. Subject to the effect of any applicable escheat Law, following surrender of any such certificate, there will be paid from the Exchange Fund to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

        (e) No Fractional Shares.

             (i) No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of certificates formerly representing shares of Company Common Stock pursuant to this Article III; no dividend, stock split or other change in the capital structure of Acquiror shall relate to any fractional security; and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder.

             (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Acquiror Common Stock delivered to the Exchange Agent by Acquiror pursuant to
Section 3.2(a) over (B) the aggregate number of whole shares of Acquiror Common Stock to be distributed to holders of Company Common Stock pursuant to Section 3.2(c) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of the Company, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 3.2(e)(iii).

             (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the former holders of Company Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. For purposes of this Section 3.2(e), shares of Company Common Stock of any former holder represented by two or more certificates may be aggregated and in no event shall any holder be paid an amount of cash in respect of more than one share of Acquiror Common Stock.

             (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to the former holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will hold such cash amounts for the benefit of, and pay such cash amounts to, such former holders of Company Common Stock subject to and in accordance with the terms of
Section 3.2(c).

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by the former holders of Company Common Stock for twelve months after the Effective Time will be delivered to Acquiror, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article III will, subject to applicable abandoned property, escheat and other similar Laws, thereafter look only to Acquiror for Acquiror Common Stock and any cash to which they are entitled.

        (g) Withholding of Tax. Acquiror or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as Acquiror (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Acquiror.

        (h) Lost Certificates. If any certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct, as indemnity against claims that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate of Acquiror Common Stock to which the holder may be entitled pursuant to this Article III and cash and any dividends or other distributions to which the holder thereof may be entitled pursuant to Section 3.2(d) or Section 3.2(e).

     Section 3.3 Closing. The Closing will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, 31st Floor, Boston, Massachusetts at 10:00 a.m. on the second Business Day following the date on which the conditions to the Closing have been satisfied or waived or at such other place, time and date as the parties hereto may agree. At the conclusion of the Closing on the Closing Date, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

     Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, certificates formerly representing Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing Acquiror Common Stock.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Acquiror Companies, subject to the exceptions set forth in the Company's Disclosure Schedule (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section, Subsection or clause hereof and any other Section, Subsection or clause hereof to which such disclosure reasonably relates) that:

     Section 4.1 Organization and Qualification; Subsidiaries. The Company and each Subsidiary of the Company are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary. Section 4.1 of the Company's Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all the Company's directly or indirectly owned Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the Company.

     Section 4.2 Certificate of Incorporation; Bylaws. The Company has furnished or made available to Acquiror complete and correct copies of the certificate of incorporation and the bylaws or the equivalent organizational documents, in each case as amended or restated to the date hereof, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents.

     Section 4.3  Capitalization.

        (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock of which, as of November 23, 1998, 99,938,928 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person and (ii) 5,000,000 shares of preferred stock, par value $.0001 per share, of which, as of November 23, 1998, none were issued.

        (b) Except for the Company Rights, as of the date hereof, no shares of Company Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (iii) to grant any Lien on any shares of capital stock of the Company.

        (c) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Company's Subsidiaries and the names of the holders of record of the capital stock or other equity interests of each such Subsidiary, in each case, as of the date hereof, are set forth in Section 4.3(c) of the Company's Disclosure Schedule. The issued and outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries of the Company that are owned by the Company or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any Person. All such issued and outstanding shares or other equity interests, that are indicated as owned by the Company or one of its Subsidiaries in Section 4.3(c) of the Company's Disclosure Schedule, are owned beneficially as set forth therein and free and clear of all Liens. No shares of capital stock of, or other equity interests in, any Subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its Subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company,
(ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the Subsidiaries of the Company or (iii) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the Subsidiaries of the Company.

        (d) There are no voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or, except for the Option Agreement, with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act.

     Section 4.4 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the Option Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Company other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company, which approval and adoption in accordance with the DGCL and the Company's certificate of incorporation shall require the affirmative vote of the holders of at least a majority of the outstanding shares of

Company Common Stock. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Acquiror Companies, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 4.5  Approvals.  Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (e) Foreign Competition Laws, (f) the filing and recordation of appropriate merger documents as required by the DGCL and (g) those Laws, Regulations and Orders noncompliance with which would not in the aggregate materially impair the ability of the Company to perform its obligations under this Agreement or be material in any respect to the Company, no filing or registration with, no waiting period imposed by and no Permit, Order, authorization, consent or approval of, any Court or Governmental Authority is required under any Law, Regulation or Order applicable to the Company or any of its Subsidiaries to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

     Section 4.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits or Orders of, Courts and/or Governmental Authorities indicated as required in Section 4.5 and receipt of the approval of this Agreement by the stockholders of the Company as required by the DGCL, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, nor the performance by the Company of its obligations hereunder, nor the execution, delivery and performance of the Voting Agreement by the parties thereto, will (a) violate or breach the terms of or cause a default, or accelerate the performance of any obligation of the Company or any Company Subsidiary or give rise to any payment obligation of any such Person, or give rise to any right of termination (any of the foregoing a "Change of Control Effect"), or require any consent, approval or waiver (any of the foregoing a "Change of Control Consent") of any third party that is not a Governmental Authority, under, (i) any Law, Regulation or Order applicable to the Company or
(ii) the certificate of incorporation or bylaws of the Company or (b) with the passage of time or the giving of notice have any of the effects set forth in clause (a) of this Section, except in the case of matters referred to in clauses
(a)(i) or (b) (in the case of (b), solely with respect to clause (a)(i)) of this Section that would not, individually or in the aggregate, have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement or be material in any respect to the Company. Prior to the execution of this Agreement, the Board of Directors of the Company has taken all requisite action to cause this Agreement and the transactions contemplated hereby (including those contemplated by the Option Agreement and the Voting Agreement) to be exempt from the provisions of Section 203 of the DGCL.

     Section 4.7  Reports; Financial Statements.

        (a) The Company has timely filed all reports required to be filed by it with the SEC since January 1, 1997 pursuant to the Exchange Act, which reports complied, at the time of filing in all material respects with applicable requirements of the Exchange Act, (collectively, the "Company SEC Reports"). None of the Company SEC Reports, as of their respective dates, contained or, if filed after the date hereof, will contain, any untrue statement of a material fact or omitted, or, if filed after the date hereof, will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof.

        (b) The consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and Regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company as at their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount.

     Section 4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the Company SEC Reports through the date of the filing of the Company's Quarterly Report on Form 10-Q in respect of the fiscal quarter ending July 31, 1998, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since July 31, 1998 which are not, and will not have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) liabilities or obligations which are not and will not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.9  Absence of Certain Changes or Events.

        Since July 31, 1998, there is not and has not been a Material Adverse Effect on any Business Segment.

     Section 4.10 Title to Properties. The Company or its Subsidiaries, individually or together, have good, valid and marketable title to or a valid leasehold in, all of the properties and assets (real, personal and mixed, tangible and intangible) that are necessary to the conduct of the business of the Company and its Subsidiaries as it is currently being conducted, including all of the properties and assets reflected in the Company's consolidated balance sheet as at July 31, 1998, which was filed with the SEC as part of its report on Form 10-Q, other than any such properties or assets that have been sold or otherwise disposed of in the ordinary course of business since July 31, 1998. None of such properties are securities pledged for interest rate swap, cap or floor contracts. The Company or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties being held by the Company or its Subsidiaries under capitalized leases, and all real and personal property held by the Company or its Subsidiaries that is subject to operating leases, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto and
(ii) any immaterial properties. Neither the Company nor any of its Subsidiaries has received any written notice or has Knowledge of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, are immaterial to the Company. Notwithstanding anything to the contrary, nothing in this Section 4.10 shall be construed to relate to Intellectual Property (it being understood that Section 4.20 contains representations and warranties relating to Intellectual Property).

     Section 4.11 Material Contracts. Each Material Contract (as defined herein) is in full force and effect, and is a legal, valid and binding obligation of the Company or a Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, materially adversely impact any Business Segment. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Material Contract, except as would not, individually or in the aggregate, materially adversely impact any Business Segment. The term "Material Contract" shall mean any contract which is material to the Company and its Subsidiaries taken as a whole or to any Business Segment.

     Section 4.12 Insurance. The Company and its Subsidiaries self-insure or maintain with third parties policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are consistent with industry practice and as are reasonable for the conduct of the business as conducted on the date hereof and for the assets of the Company and its Subsidiaries.

     Section 4.13 Permits; Compliance. The Company and its Subsidiaries have obtained all material Permits that are necessary to carry on their businesses as currently conducted. Such Permits are in full force and effect in all material respects, have not been violated in any material respect, and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened and there is no Litigation pending or, to the Knowledge of the Company, threatened regarding suspension, revocation or cancellation of any of such Permits.

     Section 4.14 Litigation. As of the date hereof, there is no Litigation pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company, which if adversely determined would be or have a Material Adverse Effect on the Company. As of the Closing, there will be no Litigation pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company that would be or have a Material Adverse Effect on the Company.

     Section 4.15 Compliance with Laws. Neither the Company nor any Subsidiary is subject to any written agreement, written directive, memorandum of understanding or Order with or by any Court or Governmental Authority restricting in any material respect its operation or requiring any materially adverse actions by the Company. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws and Regulations and are not in default in any material respect with respect to any material Order applicable to the Company or any of its Subsidiaries.

     Section 4.16 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement/prospectus or any amendment or supplement thereto to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Acquiror which is contained in or omitted from any of the foregoing documents.

     Section 4.17  Employee Benefit Plans.

        (a) Section 4.17 of the Company's Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement with individuals whose annual compensation is at a base rate exceeding $125,000, and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any entity, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the "Company Plans").

        (b) With respect to each Company Plan, the Company has heretofore delivered or made available to Acquiror true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the

Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of the Code.

        (c) No material liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

        (d) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Plan a "multiemployer pension plan", as defined in
Section 3(37) of ERISA, or subject to Section 302 of ERISA.

        (e) Except as would not be materially adverse to the Company, each Company Plan has been operated and administered in all respects in accordance with its terms and applicable Law, including ERISA and the Code.

        (f) Each Company Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code have received a favorable determination or other letter indicating that they are so qualified, and, to the Knowledge of the Company, no event has occurred since the date of said letter(s) that will adversely affect the qualification of such Company Plan.

        (g) No Company Plan provides material medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan", or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

        (h) No amounts payable under the Company Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

        (i) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement, the Option Agreement or the Voting Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) assuming the Acquiror takes the action specified in Section 7.12(a), accelerate the vesting of any stock option or of any shares of restricted stock.

        (j) Except as would not be material in any respect to the Company, there are no pending or, to the Knowledge of the Company, any threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

     Section 4.18 Taxes. Except as set forth in Section 4.18 of the Company's Disclosure Schedule, the Company represents and warrants as follows:

        (a) Except as would not be materially adverse to the Company, all federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is or has been a member have been timely filed, and all such Tax Returns are true, complete and correct.

        (b) Except as would not be materially adverse to the Company, all Taxes payable by or with respect to the Company or any Subsidiary of the Company have been timely paid, or adequately reserved for in accordance with GAAP. No deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP. All assessments for Taxes due and owing by or with respect to the Company or any Subsidiary of the Company with respect to completed and settled examinations or concluded Litigation have been paid.

        (c) Prior to the date of this Agreement, the Company has provided Acquiror with written schedules setting forth the taxable years of the Company for which the statutes of limitations with respect to federal and material state income Taxes have not expired and with respect to federal and material state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

        (d) Except as would not be materially adverse to the Company, the Company and each of its Subsidiaries have complied in all material respects with all rules and Regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by law, withheld from employee wages and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

        (e) Neither the Company nor any of its Subsidiaries (i) has waived any statutory period of limitations in respect of its or their Taxes or Tax Returns or (ii) is a party to, bound by, or has any obligation under any Tax sharing, allocation, indemnity, or similar contract or arrangement.

        (f) The net operating losses ("NOL") of the Company or any Subsidiary of the Company are not, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21T(c), or any similar provisions or Regulations otherwise limiting the use of the NOL's of the Company or the Subsidiaries of the Company.

        (g) No property of the Company or any of the Subsidiaries of the Company is "tax-exempt use property" (as such term is defined in Section 168 of the Code).

        (h) None of the Company or any of the Subsidiaries of the Company has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "Subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of the Subsidiaries of the Company.

        (i) The Company is not, and has not been for the five years preceding the Closing, a "United States real property holding company" (as such term is defined in Section 897(c)(2) of the Code).

     Section 4.19 Environmental Laws and Regulations. Except as would not be or result in a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws; (b) the Company and its Subsidiaries have obtained all Permits required by any applicable

Environmental Law and all such permits are in full force and effect; (c) neither the Company nor any of its Subsidiaries has, and the Company has no Knowledge of any other Person who has, caused any release, threatened release or disposal of any Hazardous Material at any properties or facilities previously or currently owned, leased or occupied by the Company or its Subsidiaries; (d) the Company has no Knowledge that any of its or its Subsidiaries' properties or facilities are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property; (e) neither the Company nor any of its Subsidiaries (i) has any liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is subject to, has notice or Knowledge of, or is required to give any notice of any environmental claim or (iii) has Knowledge of any condition or occurrence which could form the basis of an Environmental claim against the Company, any Subsidiary or any of their properties or facilities;
(f) the Company and its Subsidiaries' properties and facilities are not subject to any, and the Company has no Knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of their properties and facilities arising from any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and (g) there is no Environmental Claim pending, or, to the Company's knowledge, threatened, against the Company or, to the Company's knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

     Section 4.20  Intellectual Property.

        (a) Section 4.20(a) of the Company's Disclosure Schedule sets forth, for the Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all United States and foreign (a) patents and patent applications; (b) Trademark registrations (including material Internet domain registrations) and applications and material unregistered Trademarks; (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

        (b) Section 4.20(b) of the Company's Disclosure Schedule sets forth a complete and accurate list of all material license agreements granting to the Company or any of its Subsidiaries any material right to use or practice any rights under any Intellectual Property other than Intellectual Property which is used for infrastructural purposes and is commercially available on reasonable terms, (collectively, the "License Agreements"), indicating for each the title and the parties thereto.

        (c) Except as would not be materially adverse to the Company or any Business Segment:

                  (i) the Company or its Subsidiaries own, free and clear of Liens, Orders and arbitration awards, all owned Intellectual Property used in the Company's business, and have a valid and enforceable right to use all of the Intellectual Property licensed to the Company and used in the Company's business;

                  (ii) the Company has taken reasonable steps to protect the Intellectual Property of the Company;

                  (iii) the conduct of the Company's and its Subsidiaries' businesses as currently conducted does not infringe upon any rights owned or controlled by any third party;

                  (iv) there is no Litigation pending or to the Company's Knowledge threatened or any written claim from any Person (A) alleging that the Company's activities or the conduct of its businesses or that of any of its Subsidiaries infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Company Intellectual Property;

                  (v) to the Knowledge of the Company and its Subsidiaries, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company or any of its Subsidiaries and no such claims have been brought against any third party by the Company or any of its Subsidiaries;

                  (vi) the execution, delivery and performance by the Company of this Agreement, the Option Agreement and the Voting Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's or any of its Subsidiaries' rights to own any of its Intellectual Property or their respective rights under the License Agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property; and

                  (vii) The Software owned or purported to be owned by the Company or any of its Subsidiaries, was either (i) developed by employees of Company or any of its Subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or any of its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a Subsidiary from a third party. For purposes of this Section 4.20(c)(vii), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of the Company or any of its Subsidiaries, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

        (d) All material Trademarks registered in the United States have been in continuous use by the Company or its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks; the Company and its Subsidiaries have adequately policed the Trademarks against third party infringement; and the material Trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

        (e) Except as would not be materially adverse to the Company or any Business Segment, the Company has taken reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and Trade Secrets of the Company. Without limiting the foregoing and except as would not be materially adverse to the Company or any Business Segment, the Company enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and, except under confidentiality obligations, there has been no disclosure by the Company or any Subsidiary of material confidential information or Trade Secrets.

        (f) Except as would not be materially adverse to the Company or any Business Segment, the Company has taken reasonable steps with the intent of ensuring that its products (including existing products and technology and products and technology currently under development) will, when used in accordance with associated documentation on a specified platform or platforms, be capable upon installation of accurately processing, providing, and receiving date data from, into, and between the Twentieth and Twenty-First centuries, including the years 1999 and 2000, and making leap-year calculations, provided that all other non-Company products (e.g., hardware, software and firmware) used in or in combination with the Company's products, properly exchange data with the Company's products.

     Section 4.21 Pooling; Tax Matters. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 4.22 Affiliate Letters. Section 4.22 of the Company's Disclosure Schedule contains a true and complete list of all Persons who, as of the date hereof, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all its Subsidiaries but including all directors and executive officers of the Company.

     Section 4.23 Certain Business Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity,
(ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment except for the foregoing matters that are not material in any respect to the Company.

     Section 4.24 Brokers. No broker, finder, investment banker or other Person (other than Morgan Stanley Dean Witter & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to Acquiror a complete and correct copy of all agreements between the Company and Morgan Stanley Dean Witter & Co. pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

     Section 4.25 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Morgan Stanley Dean Witter & Co., the Company's financial advisor, substantially to the effect that the consideration to be received by the holders of the Company Common Stock in the Merger is fair to such holders from a financial point of view, a copy of which has been, or promptly will be, provided to Acquiror.

     Section 4.26 Interest Rate and Foreign Exchange Contracts. All material interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge its investments in foreign subsidiaries, whether entered into for the account of the Company or one of its

Subsidiaries, were entered into in the ordinary course of business and, to the Company's Knowledge, in accordance with prudent business practice and applicable rules, Regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time, and in all material respects are valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect in all material respects. The Company and each of its Subsidiaries have duly performed in all material respects their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

     Section 4.27 Company Rights Agreement. The Company has taken all action such that (i) (A) no "Shares Acquisition Date" (as defined in the Company Rights Agreement) shall occur and neither Acquiror nor its Affiliates, individually or taken together, shall become an "Acquiring Person" (as defined in the Company Rights Agreement) and (B) the Company Rights Agreement and the Company Rights shall not apply to Acquiror or any of its Affiliates, individually or taken together, in the case of (A) or (B), solely as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby and thereby and (ii) all Company Rights issued under the Company Rights Agreement shall, immediately prior to the Effective Time, be cancelled, void and of no further force or effect.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANIES

     The Acquiror Companies hereby represent and warrant to the Company, subject to the exceptions set forth in the Acquiror's Disclosure Schedule (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section, Subsection or clause hereof and any other Section, Subsection or clause hereof to which such disclosure reasonably relates) that:

     Section 5.1 Organization and Qualification; Subsidiaries. The Acquiror Companies are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation or organization, have all requisite power and authority to own, lease and operate their respective properties and to carry on their business as it is now being conducted and are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their respective properties makes such qualification necessary.

     Section 5.2 Certificate of Incorporation; Bylaws. The Acquiror has furnished or made available to the Company complete and correct copies of the certificate of incorporation and the bylaws in each case as amended or restated to the date hereof, of Acquiror and Newco. Neither the Acquiror nor Newco is in violation of any of the provisions of its certificate of incorporation or bylaws.

     Section 5.3  Capitalization.

        (a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 1,800,000,000 shares of Acquiror Common Stock of which, as of November 17, 1998,
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

459,333,610 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which none are issued. All of the outstanding shares of Acquiror Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

        (b) As of the date hereof, no shares of Acquiror Common Stock are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Acquiror (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of Acquiror, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of Acquiror or (iii) to grant any Lien on any shares of capital stock of Acquiror.

     Section 5.4 Authorization of Agreement. Each of the Acquiror Companies has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Acquiror, the Option Agreement, and each instrument required hereby to be executed and delivered by the Acquiror Companies at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Acquiror Companies of this Agreement and, in the case of Acquiror, the Option Agreement, and each instrument required hereby to be executed and delivered by the Acquiror Companies at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Acquiror and Newco and by Acquiror as the sole stockholder of Newco. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Acquiror or Newco are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Acquiror Companies and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of the Acquiror Companies, enforceable against each of the Acquiror Companies in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 5.5  Approvals.  Except for the applicable requirements, if any, of
(a) the Securities Act, (b) the Exchange Act, (c) state securities or blue sky Laws, (d) the HSR Act, (e) Foreign Competition Laws, (f) the New York Stock Exchange, (g) the filing and recordation of appropriate merger documents as required by the DGCL and (h) those Laws, Regulations and Orders noncompliance with which would not in the aggregate materially impair the ability of Acquiror or Newco to perform its obligations under this Agreement or be material in any respect to Acquiror, no notices to, consents or approvals of, or filings or registrations with any Court or Governmental Authority is required under any Law, Regulation or Order applicable to Acquiror or Newco to permit Acquiror or Newco to execute, deliver or perform this Agreement or the Option Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

     Section 5.6 No Violation. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits or Orders of, Courts and/or Governmental Authorities indicated as required in Section 5.5, neither the execution and delivery by Acquiror or Newco of this Agreement, or any instrument required hereby to be executed and delivered by Acquiror or Newco at the Closing nor the performance by Acquiror or Newco of their respective obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to Acquiror or Newco, (ii) the articles of incorporation or by-laws of Acquiror or Newco or (iii) any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which Acquiror or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section 5.6 that would not in the aggregate have a material adverse effect upon the ability of Acquiror or Newco to perform its obligations under this Agreement or be material in any respect to Acquiror.

     Section 5.7  Reports.

        (a) Acquiror has timely filed all reports required to be filed by it with the SEC since January 1, 1997 pursuant to the Exchange Act which complied, at the time of filing, in all material respects with applicable requirements of the Exchange Act (collectively, the "Acquiror SEC Reports"). None of Acquiror SEC Reports, as of their respective dates, contained or, if filed after the date hereof, will contain any untrue statement of a material fact or omitted or, if filed after the date hereof, will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by an Acquiror SEC Report filed subsequently and prior to the date hereof.

        (b) The consolidated statements of financial position and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of Acquiror included in the Acquiror SEC Reports complied in all material respects with applicable accounting requirements and the published rules and Regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Acquiror as at their respective dates, and the consolidated results of its operations and its cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that have not been and are not expected to be material in amount.

     Section 5.8 Absence of Certain Changes or Events. Since September 30, 1998 there is not and has not been a Material Adverse Effect on Acquiror.

     Section 5.9 Registration Statement; Proxy Statement/Prospectus. The information supplied by Acquiror or required to be supplied by the Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or required to be supplied by the Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders' Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

     Section 5.10 Pooling; Tax Matters. As of the date hereof, to the Knowledge of Acquiror, neither Acquiror nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations and interpretations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.11 Affiliates. Section 5.11 of Acquiror's Disclosure Schedule contains a true and complete list of all Persons who, as of the date hereof, to the Knowledge of Acquiror, may be deemed to be Affiliates of Acquiror, excluding all its Subsidiaries but including all directors and executive officers of Acquiror.

                                   ARTICLE VI

                 COVENANTS RELATING TO THE CONDUCT OF BUSINESS

     Section 6  Conduct of Business of the Company.  Except as set forth in
Section 6 of the Company's Disclosure Schedule, during the period from the date of this Agreement to the Closing Date (unless Acquiror shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement), the Company will, and will cause the Subsidiaries of the Company to, to the extent permitted by this Agreement, operate their businesses in good faith with the goal of preserving intact their assets and current business organizations, keeping available the services of their current officers and employees, maintaining their Material Contracts and preserving their relationships with customers, suppliers, creditors, brokers, agents and others having business dealings with them, it being understood that the failure to so preserve, keep or maintain shall not be a breach of this Section 6 so long as such businesses are operated in good faith as aforesaid. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, or as set forth in Section 6 of the Company's Disclosure Schedule, or as agreed to in writing by Acquiror, the Company agrees as to itself and its Subsidiaries that:

        (a) Issuance and Redemption of Securities. Except as required by the Option Agreement or the Company Rights Agreement, and, subject to Section 7.6(e)(ii), except for grants of stock options in the ordinary course consistent with past practice pursuant to the Company Option Plans or Company Stock Purchase Plan, in each case as in effect on the date hereof, or issuance of Company Common Stock pursuant to the exercise of options granted thereunder or the exercise or conversion of other securities outstanding on the date hereof, the Company and its Subsidiaries shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof. In no event shall the vesting or exercisability of any Company stock option or shares of restricted Company Common Stock granted or issued under any Company Plan be accelerated as a result of or in connection with the execution, delivery or performance of this Agreement, the Option Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby and thereby, except to the extent required under the terms of the applicable Company Plan or applicable individual agreement as in effect on the date hereof (or if entered into after the date hereof in compliance with this Section 6(a), such agreement which shall be in the standard form thereof as in effect on the date hereof).

        (b) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or any of the Company's Subsidiaries, except for (A) the distribution of the Rights pursuant to the Company Rights Agreement, (B) dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company and (C) repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof or approved by Acquiror.

        (c) Restructuring. The Company and its Subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary.

        (d) Governing Documents. Except as required by the Company Rights Agreement, the Company and its Subsidiaries shall not adopt any amendments to their articles or certificates of incorporation, as the case may be, or their bylaws or other equivalent organizational documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any such Subsidiary.

        (e) Indebtedness. The Company and its Subsidiaries shall not incur any indebtedness for money borrowed other than in the ordinary course of business or guarantee any such indebtedness of another Person (other than the Company or any other Subsidiary of the Company), enter into any "keep well" or other agreement to maintain any financial condition of another Person (other than the Company or any Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing in each case, other than (i) in connection with the financing of ordinary course trade payables in the ordinary course of business, (ii) pursuant to existing credit facilities in the ordinary course of business or (iii) the guarantee by the Company of any indebtedness of any Subsidiary of the Company.

        (f) No Acquisitions. The Company and its Subsidiaries shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the

Company and its Subsidiaries except (without limitation of paragraph (h) below but subject to paragraph (i) below), in the ordinary course of business consistent with past practice.

        (g) No Dispositions. Except in the ordinary course of business, the Company and its Subsidiaries shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, are material, in nature or amount, to any Business Segment.

        (h) Capital Expenditures. The Company and its Subsidiaries shall not make or agree to make any capital expenditures relating to a single project in excess of $5 million or in the aggregate in excess of $25 million.

        (i) Contracts. Except in the ordinary course of business, the Company and its Subsidiaries shall not (A) enter into any Material Contract, or (B) modify, amend or transfer in any material respect or terminate any Material Contract (other than the Company Rights Agreement) to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder. Without limitation of the previous sentence, without the consent of Acquiror not to be unreasonably withheld or delayed (notwithstanding the last sentence of the first paragraph of this Section 6), the Company and its Subsidiaries will not enter into any Netcenter agreement or commitment (including any extension, amendment, renewal or modification to any existing agreement) (i) having a term of more than one year from the date hereof (including if the other party or parties thereto have the unilateral right to extend such term beyond one year from the date hereof) and (A) providing any of the following restrictions on the Company: exclusivity across Netcenter or any channels within Netcenter, "most favored nations" or rights of first refusal or first offer or (B) providing inventory commitments on Netcenter with respect to twelve and one-half percent (12.5%) or more of the saleable inventory on either the Netcenter home page or NetSearch page during the term of the applicable agreement, or (ii) providing for or allowing the termination thereof upon the Merger, or upon a "change in control" of Acquiror or the sale or spin-off of the Company or portions of its business after the Effective Time.

        (j) Employee Matters. Except as required by Law or in the ordinary course of business, or in accordance with this Agreement, the Company and its Subsidiaries shall not (i) increase the compensation or fringe benefits of any of their respective employees, (ii) enter into any contract with any of their respective employees, officers or directors regarding his or her employment, compensation or benefits, or (iii) adopt any plan, arrangement or policy which would become a Company Plan or amend any Company Plan to the extent such adoption or amendment would create or increase any liability or obligation on the part of the Company or its Subsidiaries.

        (k) Accounting Policies and Procedures. The Company and its Subsidiaries shall not make any change to their accounting methods, principles or practices, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles.

        (l) Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any material Lien on any of their material assets.

        (m) Claims. The Company and its Subsidiaries shall not settle any material Litigation or waive, assign or release any material rights or claims except in either case (i) in the ordinary course of business and (ii) for any such settlement which (A) would not impose either material restrictions on the conduct of the business of the Company or any of its Subsidiaries or (B) for Litigation items settled for money, involve in the aggregate in excess of $10,000,000 in cost to the Company or any of its Subsidiaries. The Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business or in accordance with their terms.

        (n) Interest Rate and Foreign Exchange. Except in the ordinary course of business, the Company and its Subsidiaries shall not materially restructure or materially change its gap position, through purchases, sales, hedges, swaps, caps or collars or otherwise or the manner in which any current hedges are classified or reported.

        (o) Taxes. The Company and its Subsidiaries shall not make any Tax election or settle or compromise any material Tax liability, except in respect of ongoing matters or in the ordinary course of business.

        (p) No Agreements. The Company and its Subsidiaries shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any contract to do any of the foregoing.

        (q) Insurance. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

        (r) Y2K Compliance Plan. The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to carry forward in all material respects the Y2K Review and Assessment Report and Recommendations dated November 13, 1998, previously made available by the Company to Acquiror.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of this Agreement pursuant to Article IX, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its respective officers, directors, advisors, representatives or other agents of the Company not to, (a) solicit, initiate or knowingly encourage any Acquisition Proposal (as defined herein) or (b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or has advised the Company that it is interested in making an Acquisition Proposal; provided that, if and only if (i) the Company's Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of the Company's financial advisor, that such Acquisition Proposal is a Financially Superior Proposal (as defined herein) and (ii) the Company's Board of Directors determines in good faith, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that the failure to engage in such negotiations or discussions or provide such information is a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, then the Company may engage in any act otherwise proscribed by clause (b) above. The Company shall as promptly as practicable provide Acquiror with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. The Company shall inform Acquiror as promptly as practicable of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or any of its Material Subsidiaries (as defined herein) or the acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or any tender offer or exchange offer, that, if consummated, would result in any Person (other than Acquiror and its affiliates) beneficially owning 20% or more of any class of equity securities of the Company or any of its Material Subsidiaries, or the acquisition, license or purchase of a substantial portion of the technology, business or assets of the Company and its Subsidiaries, other than the transactions contemplated by this Agreement and other than in the ordinary course of business. As used herein, a "Financially Superior Proposal" shall mean an Acquisition Proposal which in the reasonable judgment of the Company's Board of Directors, based on such matters as it deems relevant, including the advice of the Company's financial advisor, (i) will result in a transaction providing aggregate value greater than that provided pursuant to this Agreement and (ii) is reasonably capable of being financed by the Person making such Acquisition Proposal. As used herein, "Material Subsidiary" means any Subsidiary of the Company whose consolidated revenues, net income or assets constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole. Nothing in this Agreement, including Section 6(g), shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by an applicable Law.

     Section 7.2 Access and Information. Each of the parties will, and will cause its Subsidiaries to, (i) afford to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") full access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books and records, (ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of such party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party. No investigation by any party hereto shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Acquiror or the Company pursuant to this Section 7.2 shall be kept confidential in accordance with the Confidentiality Agreement.

     Section 7.3 Meeting of Stockholders. The Company, acting through its Board of Directors, shall, in accordance with the DGCL and its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective, the Company Stockholders' Meeting, and the Company shall consult with Acquiror in connection therewith. Unless the Board of Directors determines, based on such matters as it deems relevant, including consultation with the Company's outside legal counsel, that to do so is a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, the Board of Directors of the Company shall declare that this Agreement is advisable and recommend that the Agreement and the transactions contemplated hereby be approved and adopted by the stockholders of the Company and include in the Registration

Statement and Proxy Statement a copy of such recommendations; provided, however, that, the Board of Directors of the Company shall submit this Agreement to the Company's stockholders, whether or not the Board of Directors of the Company at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     Section 7.4  Registration Statement; Proxy Statement.

        (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Acquiror, respond promptly to any comments made by the SEC with respect to the Proxy Statement to be mailed to its stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Acquiror and its counsel.

        (b) Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement shall be included as a prospectus, and shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Acquiror shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement and cause the prospectus included therein, including any amendment or supplement thereto, to be mailed to the Company's stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC, provided that no amendment or supplement to the Registration Statement will be made by Acquiror without consultation with the Company and its counsel. Acquiror shall also take any action required to be taken under state blue sky or other securities Laws in connection with the issuance of Acquiror Common Stock in the Merger.

     Section 7.5  Appropriate Action; Consents; Filings.

        (a) The Company and Acquiror will each use reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, unless the Board of the Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, (ii) to obtain from any Governmental Authorities any Permits or Orders required to be obtained by Acquiror or the Company or any of their Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger,
(iii) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act (C) Foreign Competition Laws and (D) any other applicable Law; provided that Acquiror and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith and (iv) to furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement provided, however, that neither Acquiror nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material (in nature or amount) assets or categories of material (in nature or amount) assets of Acquiror, any of its Affiliates or the Company or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any material limitation on the ability of Acquiror or any of its Subsidiaries or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock.

        (b) Each of the Company and Acquiror will give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Authority in connection with the Merger, (iii) any Litigation, relating to or involving or otherwise affecting the Company, Acquiror or their Subsidiaries that relates to the consummation of the Merger; and (iv) any change that is reasonably likely to have a Material Adverse Effect on the Company or Acquiror.

        (c) Each of the Company and Acquiror will give (or will cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as determined in good faith by Acquiror with respect to such notices or consents to be delivered or obtained by the Company) to consummate the transactions contemplated by this Agreement.

        (d) To the extent requested by Acquiror, the Company shall cooperate with Acquiror to identify any "Encumbrances" that may adversely affect the Company's or its Subsidiaries' right to sublicense any Intellectual Property rights owned or licensed by the Company (including the right to further sublicense such rights) in the Company's or its Subsidiaries' client or server software (including without limitation development tools, tests and other development components) which will exist as of the Closing Date, and any maintenance upgrades and new releases of such software, if any, which will be already in progress at the Company as of the Closing Date, and/or any components of the foregoing (collectively, the "Software Products"). Such cooperation shall include, upon Acquiror's written request, granting Acquiror full access, subject to existing or other reasonable confidentiality restrictions, to the Company's technology licenses, acquisition agreements and Intellectual Property claims relating to the Software Products. "Encumbrance" means any restriction or limit that would prevent or materially limit or restrict the Company's ability to sublicense any Intellectual Property right owned or licensed by the Company (including the right to further sublicense such rights) with respect to the Software Products, including, without limitation, limitations on source code access and sublicensing rights, as well as prohibitions or required consents to assignment of rights from the Company to the Acquiror upon the Closing Date, which rights, if not available, would constitute an Encumbrance. The Company shall use reasonable efforts in consultation with Acquiror to remove, limit or diminish such Encumbrances in a reasonable priority order designated by Acquiror, with the goal of removing or minimizing as soon as practicable all such Encumbrances and having no ongoing financial obligations in connection therewith.

     Section 7.6  Affiliates; Pooling; Tax Treatment.

        (a) The Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex C hereto from (i) each Person identified in Section 4.22 of the Company's Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any Person who, to the Company's Knowledge, may be deemed to have become an Affiliate of the Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

        (b) Acquiror will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex D hereto from (i) each Person identified in Section 5.11 of Acquiror's Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any Person who, to Acquiror's Knowledge, may be deemed to have become an Affiliate of Acquiror after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

        (c) Acquiror Companies will not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of the Company who may be Affiliates of the Company pursuant to Rule 145 under the Securities Act.

        (d) Acquiror and the Company will each use reasonable efforts before and after the Closing to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take, and will use reasonable efforts to prevent any Affiliate of such party from taking, any actions which could prevent the Merger from qualifying as such a reorganization, and will take such action as is available and may be reasonably required to negate the impact of any past actions by such party or its respective Affiliates which would reasonably be expected to adversely impact the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Acquiror and the Company will each use reasonable efforts to obtain executed representation letters described in Sections 8.2(d) and 8.3(c), respectively, substantially in the respective forms attached hereto as Annexes E and F.

        (e) (i) Acquiror will not knowingly take, or knowingly permit any controlled Affiliate of Acquiror to take, any actions which could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP, it being understood and agreed that if Ernst & Young LLP, Acquiror's independent accountants, advises Acquiror that an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 7.6(e)(i).

             (ii) The Company will not knowingly take, or knowingly permit any controlled Affiliate of the Company to take, any actions which could prevent the Merger from being treated for financial accounting purposes as a "pooling of interests" under GAAP, it being understood and agreed that if Ernst & Young LLP, the Company's independent accountants, advises the Company that an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 7.6(e)(ii).

     Section 7.7 Public Announcements. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Company's Board of Directors withdraws its recommendation of this Agreement in compliance herewith, the Company will no longer be required to consult with or obtain the agreement of Acquiror or Newco in connection with any press release or public announcement.

     Section 7.8 Stock Exchange Listing. Acquiror will use reasonable efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the New York Stock Exchange prior to the Effective Time.

     Section 7.9  Employee Benefit Plans.

        (a) Acquiror agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation or one of its Subsidiaries following the Effective Time (each such employee, an "Affected Employee"); provided, however, that this Section 7.9(a) shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

        (b) Acquiror will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility (including service and waiting period requirements), vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Acquiror, the Surviving Corporation or any Subsidiary of the Acquiror for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or any Subsidiary of the Company immediately prior to the Effective Time.

        (c) Acquiror will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations, waiting periods or service requirements that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (as shown on the Company's records) in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

        (d) For a period of six months immediately following the Effective Time, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Acquiror, the Company or any Subsidiary of the Company, or any Subsidiary of the Acquiror shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time.

     Section 7.10 Indemnification of Directors and Officers; Directors & Officers Insurance.

        (a) From and after the Effective Time, Acquiror will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company's Board of Directors prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time.

        (b) For a period of six years after the Effective Time, Acquiror will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Acquiror or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 150% of such annual premium).

        (c) The provisions of this Section 7.10 are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person. Acquiror will not permit the Surviving Corporation to merge or consolidate with any other Person unless the Surviving Corporation will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 7.10.

     Section 7.11 Event Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this
Section 7.11 will cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     Section 7.12  Assumption of Obligations to Issue Stock.

        (a) Simultaneously with the Merger, (i) each outstanding option or warrant to purchase or acquire a share of Company Common Stock under any Company Option Plan or otherwise shall, in accordance with the terms thereof, be converted into an option or warrant to purchase the number of shares of Acquiror Common Stock equal to the Exchange Ratio times the number of shares of Company Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option or warrant (rounded down to the nearest whole share), at an exercise price per share equal to the exercise price for each such share of Company Common Stock (rounded up to the nearest whole cent) subject to such option or warrant divided by the Exchange Ratio, and all references in each such option or warrant to the Company shall be deemed to refer to Acquiror, where appropriate, and (ii) Acquiror shall assume the obligations of the

Company under the Company Option Plans. The other terms of each such option or warrant and any Company Option Plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

        (b) Simultaneously with the Merger, each outstanding award (including restricted stock, stock equivalents and stock units) ("Company Award") under any employee incentive or benefit plans, programs or arrangements presently maintained by the Company or any Company Subsidiary which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Acquiror, in each case with such adjustments to the terms of such Company Awards as are appropriate to preserve the value inherent in such Company Awards with no detrimental effects on the holders thereof. The other terms of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

        (c) The Company and Acquiror agree that each of their respective employee incentive or benefit plans, programs and arrangements shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Acquiror Common Stock on a basis consistent with the transactions contemplated by this Agreement.

        (d) Acquiror shall (i) reserve for issuance the number of shares of Acquiror Common Stock that will become subject to the benefit plans, programs, arrangements and warrants referred to in this Section 7.12 and (ii) issue or cause to be issued the appropriate number of shares of Acquiror Common Stock pursuant to such plans, programs, arrangements and warrants, upon the exercise or maturation of rights existing thereunder at the Effective Time or thereafter granted or awarded.

        (e) The parties will use their reasonable efforts to mutually agree with respect to the treatment of the Company Stock Purchase Plan in the Merger on terms not inconsistent with the Company Stock Purchase Plan or the terms of this Agreement; provided, however, that in no event may Company Common Stock be purchased under the Company Stock Purchase Plan after the Effective Time.

        (f) Acquiror agrees to file a registration statement on Form S-8 for the shares of Acquiror Common Stock issuable with respect to options under any Company Option Plan at or prior to the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for as long as any of such options remain outstanding, to the same extent as Acquiror maintains the effectiveness of its existing Form S-8.

        (g) The Company hereby assigns all Repurchase Rights to the Surviving Corporation as of the Effective Time.

     Section 7.13 Conveyance Taxes. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer (subject to Section 3.2(c)), and stamp Taxes (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in clause (i) above shall be paid by the Company.

     Section 7.14 Voting Agreement. The Company shall use reasonable efforts, on behalf of Acquiror and pursuant to the request of Acquiror, to cause each Company stockholder named on the signature pages to the Voting Agreement to execute and deliver to Acquiror the Voting Agreement concurrently with the execution of this Agreement.

     Section 7.15 Option Agreement. Concurrently with the execution of this Agreement, the Company shall deliver to Acquiror an executed Option Agreement in the form of Annex B attached hereto. The Company agrees to fully perform to the fullest extent permitted under applicable Law its obligations under the Option Agreement.

     Section 7.16 Rights Agreement. The Company covenants and agrees with Acquiror that the Company shall not take any action which would cause (A) a "Shares Acquisition Date" to occur, or Acquiror or any of its Affiliates, individually or taken together, to be or be deemed to be an "Acquiring Person" under the Company Rights Agreement, or (B) the Company Rights Agreement or the Company Rights to apply to Acquiror or any of its Affiliates, individually or taken together, in the case of (A) or (B), solely as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby and thereby. The Company agrees to take all actions as are required to prevent any event described in (A) or (B) from occurring, in any such case solely as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby and thereby.

     Section 7.17 Reasonable Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

     Section 8.1  Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part, to the extent permitted by applicable Law:

        (a) Effectiveness of the Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop Order suspending the effectiveness of the Registration Statement shall be in effect; and no proceedings for that purpose shall be pending before or threatened by the SEC.

        (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the certificate of incorporation and bylaws of the Company.

        (c) No Order. No Court or Governmental Authority having jurisdiction over the Company or Acquiror shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement.

        (d) Regulatory Approvals. All approvals and consents of applicable Courts and/or Governmental Authorities required to consummate the Merger shall have been received, and all applicable waiting periods under the HSR Act and Foreign Competition Laws shall have expired or been terminated.

        (e) Stock Exchange Listing. The shares of Acquiror Common Stock to be issued pursuant to the Merger shall have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange.

        (f) Pooling of Interests. Acquiror shall have been advised in writing by Ernst & Young LLP as of the date upon which the Effective Time is to occur, in a form and in substance reasonably acceptable to Acquiror and the Company, that the transactions contemplated by this Agreement, if consummated, can properly be accounted for as a "pooling of interests" business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the Regulations of the SEC. It is understood and agreed that (i) the obligations of the Company to effect the Merger shall not be subject to the condition set forth in this Section 8.1(f) to the extent that the Company shall have breached Section 4.21(a) or Section 7.6(e)(ii) hereof, but only if but for such breach the condition set forth in this Section 8.1(f) could have been satisfied (and provided that (A) if such breach is curable the Company shall have the opportunity, for up to 10 calendar days following satisfaction or waiver of all other conditions to the Company's obligations to effect the Merger (and during such period this Section 8.1(f) condition shall remain in effect as a condition to the Company's obligation to effect the Merger), to cure such breach and thereby continue this condition in effect as a condition to the Company's obligation to effect the Merger and (B) if such breach is not curable, or shall not have been cured at the end of such 10-day period, this Section 8.1(f) condition shall cease to be in effect as a condition to the Company's obligation to effect the Merger); and (ii) the obligations of the Acquiror Companies to effect the Merger hereby shall not be subject to the condition set forth in this Section 8.1(f) to the extent that either of the Acquiror Companies shall have breached Section 5.10(a) or Section 7.6(e)(i) hereof, but only if but for such breach the condition set forth in this Section 8.1(f) could have been satisfied (and provided that (A) if such breach is curable Acquiror shall have the opportunity, for up to 10 calendar days following satisfaction or waiver of all other conditions to Acquiror's obligations to effect the Merger (and during such period this Section 8.1(f) condition shall remain in effect as a condition to Acquiror's obligation to effect the Merger), to cure such breach and thereby continue this Section 8.1(f) condition in effect as a condition to Acquiror's obligation to effect the Merger and (B) if such breach is not curable, or shall not have been cured at the end of such 10-day period, this Section 8.1(f) condition shall cease to be in effect as a condition to Acquiror's obligation to effect the Merger).

     Section 8.2 Additional Conditions to Obligations of the Acquiror Companies. The obligations of the Acquiror Companies to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Acquiror Companies, in whole or in part, to the extent permitted by applicable Law:

        (a) Representations and Warranties.

             (i) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then the condition contained in this Section 8.2(a)(i) (but not the condition contained in Section 8.2(a)(ii)) shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on the Company. The Acquiror Companies shall have received a certificate of an executive officer of the Company, dated the date of the Effective Time, to such effect.

             (ii) The representations and warranties of the Company contained in
Section 4.20 shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then the condition contained in this
Section 8.2(a)(ii) shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on any Business Segment.

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. The Acquiror Companies shall have received a certificate of an executive officer of the Company, dated the Closing Date, to such effect.

        (c) Third Party Consents. All Change of Control Consents of third parties required in order for a Change of Control Effect not to occur under any contract, note, bond, mortgage, indenture, license, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it is bound and which is material to any Business Segment shall have been obtained, except where the failure to obtain such Change of Control Consents, either individually or in the aggregate, shall not have or be a Material Adverse Effect on the Company.

        (d) Tax Opinion. Acquiror shall have received the opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the Closing Date, is rendered to Acquiror by Wilson Sonsini Goodrich & Rosati, Professional Corporation, tax counsel to the Company. The issuance of such opinion shall be conditioned on the receipt by such tax counsel rendering such opinion of representation letters from each of Acquiror, Newco and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel rendering such opinion, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        (e) Affiliate Agreements. Each of the parties identified by the Company as being an Affiliate of the Company shall have delivered to Acquiror an executed Affiliate Agreement, in the form attached hereto as Annex C, which shall be in full force and effect.

        (f) Rights Plan. The provisions of the Company Rights Agreement and the Rights shall not apply to Acquiror or any of its Affiliates, individually or taken together, as a result of this Agreement, the Option Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, or to the Merger, and all Company Rights issued thereunder shall, immediately prior to the Effective Time, be canceled, void and of no further force or effect.

     Section 8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

        (a) Representations and Warranties. Each of the representations and warranties of the Acquiror Companies contained in this Agreement shall be true and correct as of the date hereof and at and as of the Closing Date as if made at and as of such time, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of the date hereof and at and as of such particular date as if made at and as of such particular date; provided that if any of such representations and warranties shall not be true and correct as aforesaid, then this condition shall nevertheless be deemed satisfied if the cumulative effect of all inaccuracies of such representations and breaches of such warranties shall not be or have a Material Adverse Effect on Acquiror. The Company shall have received a certificate of an executive officer of each of the Acquiror Companies, dated the date of the Effective Time, to such effect.

        (b) Agreements and Covenants. The Acquiror Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing. The Company shall have received a certificate of an executive officer of each of the Acquiror Companies, dated the Closing Date, to such effect.

        (c) Tax Opinion. The Company shall have received the opinion of its tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the Closing Date, is rendered to the Company by Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Acquiror. The issuance of such opinion shall be conditioned on the receipt by such tax counsel rendering such opinion of representation letters from each of Acquiror, Newco and the Company, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel rendering such opinion, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

                                   ARTICLE IX

                      TERMINATION, AMENDMENT AND EXPENSES

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

        (a) by mutual consent of Acquiror and the Company;

        (b) by Acquiror, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company hereunder shall be or become untrue or inaccurate, in any case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, and the Company continues to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section 9.1(b) if such Terminating Company Breach has been cured prior to June 30, 1999;

        (c) by the Company, upon material breach of any covenant or agreement on the part of the Acquiror Companies set forth in this Agreement, or if any representation or warranty of the Acquiror Companies shall be or become untrue or inaccurate, in any case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating Acquiror Breach"); provided that, if such Terminating Acquiror Breach is curable by the Acquiror Companies through the exercise of their reasonable efforts, and the Acquiror Companies continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(c) if such Terminating Acquiror Breach has been cured prior to June 30, 1999;

        (d) by either Acquiror or the Company, if there shall be any Order of a Court or Governmental Authority having jurisdiction over a party hereto which is final and nonappealable permanently enjoining, restraining or prohibiting the consummation of the Merger, unless the party relying on such Order has not complied with its obligations under Section 7.5;

        (e) by either Acquiror or the Company, if the Merger shall not have been consummated before June 30, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

        (f) by either Acquiror or the Company, if this Agreement shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting;

        (g) by Acquiror (i) if the Board of Directors of the Company fails to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company or withdraws or modifies (or publicly announces an intention to withdraw or modify) in any adverse manner its approval or recommendation of this Agreement or the Merger; (ii) if the Board of Directors of the Company makes any public recommendation with respect to any Acquisition Proposal other than a recommendation to reject such Acquisition Proposal; (iii) if the Company takes any action prohibited by Section 7.1; (iv) if the Company breaches in any material respect the Option Agreement; or (v) if the Board of Directors of the Company resolves to take any of the actions specified above.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 9.1 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     Section 9.2  Effect of Termination.

        (a) Except as provided in this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement will forthwith become void, and there will be no liability on the part of the Acquiror Companies or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

        (b) If this Agreement is terminated (i) by Acquiror pursuant to Section 9.1(g) or (ii) by Acquiror or Company pursuant to Section 9.1(f) hereof because of the failure to obtain the required approval from the Company stockholders and, in the case of termination pursuant to this clause (ii), if (A) at or prior to the Company Stockholders' Meeting an Acquisition Proposal shall have been publicly announced or disclosed (whether or not such offer, proposal, announcement or agreement shall have been rejected or shall have been withdrawn prior to the time of such termination or of the Company Stockholders' Meeting) and (B)(1) a third party or "group" (within the meaning of Rule 13d-5 under the Exchange Act), directly or indirectly, acquires Company Common Stock which results in such third party or "group" having beneficial ownership of 35% or more of the then outstanding Company Common Stock (excluding an underwriter who acquires such beneficial ownership pursuant to a bonafide underwritten offering) or (2) a sale, transfer or license (having a similar effect as a sale or transfer) of 35% or more of the fair market value of the assets of the Company is consummated with a third party or "group" (within the meaning of Rule 13d-5 under the Exchange Act), other than in the ordinary course of business, or (3) a definitive agreement with respect to any transaction referred to in (1) or (2) is executed by the Company or any of its Subsidiaries, in the case of (1), (2) or (3), within 6 months following termination of the Agreement pursuant to this clause (ii), then, in the case of clause (i), the Company shall pay to Acquiror by wire transfer of same day funds promptly but not later than two Business Days after the date of such termination a termination fee of $100 million (the "Termination Fee"), and, in the case of clause (ii), the Company shall pay the Termination Fee to Acquiror by wire transfer of same day funds promptly but not later than two Business Days after satisfaction of all conditions to the payment thereof set forth in clause (ii).

     Section 9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock will be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 9.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 9.4, Acquiror Companies will be deemed to be one party.

     Section 9.5 Expenses. Except as set forth in Section 9.2, all expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred such expenses; provided, however, that the Company and Acquiror shall each pay fifty percent of expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                                   ARTICLE X

                               GENERAL PROVISIONS

     Section 10.1  Interpretation.

        (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

        (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

        (c) The words "hereof", "hereby", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

        (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

        (e) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all Regulations and statutory instruments issued thereunder or pursuant thereto.

        (f) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     Section 10.2  Effectiveness of Representations, Warranties and Agreements.

        (a) Except as set forth in Section 10.2(b) of this Agreement, the representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

        (b) The representations and warranties in this Agreement will terminate at the Effective Time; provided, however, this Section 10.2(b) shall in no way limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement pursuant to Article IX.

     Section 10.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next Business Day when sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier, as follows:

        (a) If to either of the Acquiror Companies, to:

            America Online, Inc.
            22000 America Online Way
            Dulles, Virginia 20166-9323
            Attention: Stephen M. Case
                       President & CEO
            Facsimile No.: (703) 265-1422

        with a copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             One Beacon Street
             Boston, Massachusetts 02108-3194
             Attention: Louis A. Goodman, Esq.
             Facsimile: No.: (617) 573-4822

        (b) If to the Company, to:

            Netscape Communications Corporation
            501 E. Middlefield Road
            Mountain View, California 94043
            Attention: James L. Barksdale
                       President and CEO
            Facsimile No.: (650) 528-4126

        with a copy to:

             Wilson Sonsini Goodrich & Rosati
             Professional Corporation
             650 Page Mill Road
             Palo Alto, California 94304-1050
             Attention: Larry Sonsini, Jim Strawbridge
                        and Marty Korman
             Facsimile No.: (650) 493-6811

or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this section shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including Litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable Law.

     Section 10.4 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     Section 10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 10.6 Entire Agreement. This Agreement (not including Annexes A, C, D, E and F, but including the Company's Disclosure Schedule and Acquiror's Disclosure Schedule) and the Option Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings (other than that certain Confidentiality Agreement which will remain in full force and effect until the Effective Time, at which time it will terminate), both written and oral, among the parties, with respect to the subject matter hereof and thereof.

     Section 10.7 Assignment. This Agreement may not be assigned by operation of Law or otherwise.

     Section 10.8 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and, other than pursuant to
Section 7.10, hereof, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 10.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, agreement or covenant herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     Section 10.10 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby will be governed by and construed in accordance with the Laws of the state of Delaware (exclusive of conflicts of law principles). Courts within the state of Delaware will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such Courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such Courts, (ii) such party and such party's property is immune from any legal process issued by such Courts or (iii) any Litigation commenced in such Courts is brought in an inconvenient forum.

     Section 10.11 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          AMERICA ONLINE, INC.

                                          By: /s/ KENNETH J. NOVACK
                                             -----------------------------------
                                              Name: Kenneth J. Novack
                                              Title:  Vice Chairman

                                          APOLLO ACQUISITION CORP.

                                          By: /s/ SHEILA A. CLARK
                                             -----------------------------------
                                              Name: Sheila A. Clark
                                              Title:  Vice President and
                                              Secretary

                                          NETSCAPE COMMUNICATIONS CORPORATION

                                          By: /s/ JAMES L. BARKSDALE
                                             -----------------------------------
                                              Name: James L. Barksdale
                                              Title:  President and Chief
                                              Executive Officer

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

        STOCK OPTION AGREEMENT (this "Agreement"), dated as of November 23, 1998, between Netscape Communications Corporation, a Delaware corporation (the "Company"), and America Online, Inc., a Delaware corporation ("Grantee").

        WHEREAS, the Company, Grantee and Apollo Acquisition Corp., a Delaware corporation and a newly-formed wholly owned direct subsidiary of Grantee ("Newco"), have contemporaneously with the execution of this Agreement entered into an Agreement and Plan of Merger dated as of November 23, 1998 (the "Merger Agreement") which provides, among other things, that Newco shall be merged with and into the Company pursuant to the terms and conditions thereof; and

        WHEREAS, as an essential condition and inducement to Grantee's entering into the Merger Agreement and in consideration therefor, the Company has agreed to grant Grantee the Option (as hereinafter defined);

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

        1. GRANT OF OPTION. The Company hereby grants to Grantee an irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 19,887,317 shares (such shares being referred to herein as the "Option Shares") of fully paid and nonassessable common stock, par value $0.0001 per share, of the Company ("Company Common Stock"), equal to approximately nineteen and nine-tenths percent (19.9%) of the number of shares of Company Common Stock issued and outstanding (before giving effect to the exercise of the Option) as of the date hereof, at a purchase price of $33.94 per share, as adjusted in accordance with the provisions of Section 8 of this Agreement (such price, as adjusted if applicable, the "Option Price").

        2. (a) EXERCISE OF OPTION. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in Section 2(e) hereof) on or prior to the last date of the one (1) year period following such Triggering Event (the "Option Expiration Date"). The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date or an Option Termination Event.

           (b) TRIGGERING EVENTS. The term "Triggering Event" shall mean the occurrence of the date, if any, upon or after termination of the Merger Agreement (Grantee at the time of such termination not being in breach of the Merger Agreement, or if Grantee is then in breach, the effect of such breach not being materially adverse to the Company), other than termination pursuant to
Section 9.1(g)(iv) thereof, on which Acquiror's right, pursuant to Section 9.2(b) of the Merger Agreement, to receive the Termination Fee first arises.

                  (c) OPTION TERMINATION EVENTS. The term "Option Termination Event" shall mean any of the following events:

                      (i) the Effective Time; or

                      (ii) the termination of the Merger Agreement other than under circumstances which constitute (or upon satisfaction of the conditions to payment of the Termination Fee set forth in clause (ii) of Section 9.2(b) of the Merger Agreement would constitute) a Triggering Event under this Agreement; or

                      (iii) the occurrence of the date which is six (6) months after termination of the Merger Agreement under circumstances which, if the conditions to payment of the Termination Fee set forth in clause (ii) of Section 9.2(b) of the Merger Agreement were satisfied, would constitute a Triggering Event under this Agreement, provided no such Triggering Event resulting from the satisfaction of such conditions has occurred prior to the occurrence of such date.

                  (d) NOTICE OF TRIGGERING EVENT. The Company shall notify Grantee in writing as promptly as practicable following its becoming aware of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred and that the failure to give such notification shall not itself be deemed to be a breach of this Agreement for purposes of Section 9.1(g)(iv) of the Merger Agreement.

                  (e) NOTICE OF EXERCISE; CLOSING. In the event that Grantee is entitled to and desires to exercise the Option, it shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein referred to as the "Notice Date") specifying (i) the total number of shares (or other Option Securities (as hereinafter defined)) it will purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) Business Days nor later than forty (40) Business Days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Option Closing") cannot be consummated, by reason of any applicable Order, the period of time that otherwise would run pursuant to this Section shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, the Company or Grantee, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

                  (f) PURCHASE PRICE. At the Option Closing, Grantee shall pay to the Company the aggregate Option Price in immediately available funds by wire transfer to a bank account designated by the Company; provided that failure or refusal of the Company to designate such a bank account shall not preclude Grantee from exercising the Option.

                  (g) ISSUANCE OF COMPANY COMMON STOCK. At the Option Closing, simultaneously with the delivery of immediately available funds as provided in
Section 2(f) hereof, the Company shall deliver to Grantee a certificate or certificates representing the number of shares of Company Common Stock (or other Option

Securities) purchased by Grantee and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares (or other Option Securities) purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of the Company then in effect.

                  (h) LEGEND. Certificates for Company Common Stock (or other Option Securities) delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

                  (i) RECORD GRANTEE; EXPENSES. Upon the delivery by Grantee to the Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Company Common Stock (or other Option Securities) issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock (or other Option Securities) shall not then be actually delivered to Grantee or the Company shall have failed or refused to designate the bank account described in Section 2(f). The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee. The Grantee shall pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Grantee.

                  (j) CONSENTS. The obligation of the Company to issue Option Shares to Grantee hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all such conditions to closing, so that an Option Closing may take place as promptly as practicable; provided that neither the Company nor Grantee nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        3. EVALUATION OF INVESTMENTS. Grantee, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Option and the securities to be purchased/sold pursuant to this Agreement (collectively the "Option Securities.")

        4. DOCUMENTS DELIVERED. Grantee acknowledges receipt of copies of the following documents:

                  a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

                  b. The Company's Proxy Statement for the meeting of the Company's stockholders held May 29, 1998;

                  c. The Company's Quarterly Reports on Form 10-Q filed since December 31, 1997; and

                  d.  Current Reports on Form 8-K filed since December 31, 1997.

        5. INVESTMENT INTENT. Grantee represents and warrants that it is entering into this Agreement and is acquiring and/or will acquire the Option Securities for its own account and not with a view to resale or distribution of all or any part of the Option Securities in violation of applicable Law.

        6. RESERVATION OF SHARES. The Company agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Common Stock (and other Option Securities) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock (or such other Option Securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock (or such other Option Securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Company; and (iii) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Company Common Stock (or other Option Securities) pursuant hereto.

        7. DIVISION OF OPTION; LOST OPTIONS. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

        8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. The number of shares of Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 8.

                  (a) TRANSACTION ADJUSTMENT. In the event of any change in Company Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then that which is then purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property (including cash) that Grantee would have owned or been entitled to receive after the happening of any of the events described above if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

                  (b) OPTION PRICE ADJUSTMENT. Whenever the number of shares of Company Common Stock subject to this Option are adjusted pursuant to Section 8(a) the Option Price shall be appropriately adjusted, if applicable, by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option immediately after the adjustment.

        9. REGISTRATION RIGHTS. The Company will, if requested by the Grantee at any time and from time to time within two (2) years of a Triggering Event (the "Registration Period"), in order to permit the sale or other disposition of shares of Company Common Stock that have been acquired by or are issuable to the Grantee upon exercise of the Option ("Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Grantee and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use reasonable efforts to prevent any person or group from purchasing through such offering shares representing more than 2% of the outstanding Company Common Stock on a fully diluted basis (a "Permitted Offering"); provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding shares of Company Common Stock on a fully diluted basis and that any rights to require registration hereunder shall terminate with respect to any shares that may be sold pursuant to Rule 144(k) under the Securities Act. The Company will use all reasonable efforts to qualify such shares or other Option Securities under any applicable state securities Laws; provided, however, that the Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision. Without the Grantee's prior written consent, no other securities may be included in any such registration. The Company will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of seventy-five
(75) days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding ninety (90) days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 9 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be for the account of the Company except for underwriting discounts or commissions or brokers' fees in respect of shares of Company Common Stock to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that the Company will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal the Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of the Company from that known to the Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Grantee will not be required to pay any of such expenses and will retain all remaining rights to request registration. The Grantee will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of Company Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it will, in addition to the Company's other obligations under this
Section 9, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which it would be in the best interests of the Company to sell in such offering, the Company will, after fully including therein all shares of Company Common Stock to be sold by the Company, include the shares of Company Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Company Common Stock intended to be included therein) with the shares of Company Common Stock intended to be included therein by Persons other than the Company and Persons to whom the Company owes a contractual obligation not to make such a cut-back. In connection with any offering, sale and delivery of Company Common Stock pursuant to a registration statement effected pursuant to this Section 9, the Company and the Grantee will provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution. For purposes of determining whether two requests have been made under this Section 9, only requests relating to a registration statement that has become effective under the Securities Act will be counted. The registration rights granted under this Section 9 are subject to and are limited by any registration rights previously granted by the Company and the Grantee acknowledges the registration rights granted under this
Section 9 shall be construed subject to any such limitations.

        10.  COMPANY CALL.

        If Grantee has acquired Option Shares pursuant to exercise of the Option (the date of any Option Closing relating to any such exercise herein referred to as an "Exercise Date"), then, at any time after the date seven (7) months following such Exercise Date and prior to the date nineteen (19) months following such Exercise Date (the "Purchase Period"), the Company may require Grantee, upon delivery to Grantee of written notice, to sell to the Company any Option Shares held by Grantee as of the day that is ten (10) business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Grantee pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the

"Company Call Price") shall be equal to the higher of (i) the Option Price less any dividends paid on the Option Shares to be purchased by the Company pursuant to this Section 10 plus an amount equal to a return at the rate of ten percent (10%) of the Option Price per year from the Exercise Date and (b) an amount equal to the average of the high and low trading prices per share of Company Common Stock for the thirty (30) trading day period ending one trading day prior to the delivery of the Company's notice exercising call rights pursuant to this
Section 10. The closing of any sale of Option Shares pursuant to this Section 10 shall take place at the principal offices of the Company at a time and on a date designated by the Company in the aforementioned notice to Grantee, which date shall be no more than twenty (20) and no less than two (2) business days from the date of such notice. The Company Call Price shall be paid in immediately available funds.

        11.  REPURCHASE OF OPTION AND OPTION SHARES.

                  (a) REPURCHASE OFFER. Within ten (10) Business Days following the occurrence of a Repurchase Event (as defined herein), the Company shall (i) deliver an offer (an "Option Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Competing Transaction Price (as defined below) exceeds (B) the Option Price, multiplied by the maximum number of shares for which the Option may then be exercised by the Grantee, and (ii) deliver an offer (an "Option Share Repurchase Offer") to repurchase any Option Shares held by Grantee at a price (the "Option Share Repurchase Price") equal to the amount by which (A) the Competing Transaction Price exceeds (B) the Option Price, multiplied by the number of Option Shares then held by Grantee. The term "Competing Transaction Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the consummation of any Competing Transaction or, in the event of a Competing Transaction by way of a sale of assets of the Company, the last per share sale price of Company Common Stock on the fourth trading day following the announcement of such sale. For purposes of this Agreement, "Competing Transaction" shall mean any of the following, other than the transactions with Grantee contemplated by the Merger Agreement: (a) a merger, consolidation, recapitalization, liquidation or other business combination to which the Company or its subsidiary is a party pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction, (b) the acquisition or purchase from the Company of 50% or more of the total outstanding voting securities of the Company, or (c) the acquisition or purchase of all or substantially all of the assets of the Company. If the consideration paid or received in the Competing Transaction shall be other than in cash, the per share value of such consideration (on a fully diluted basis) shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to the Company, which determination shall be conclusive for all purposes of this Agreement.

                  (b) REPURCHASE REQUEST. Upon the occurrence of a Repurchase Event and whether or not the Company shall have made an Option Repurchase Offer or Option Share Repurchase Offer under Section 11(a), at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Termination Date, the Company (i) shall repurchase the Option from Grantee at the Option Repurchase Price and (ii) shall repurchase such number of the Option Shares (to the extent clearly identifiable as such) from the Grantee as the Grantee shall designate at the Option Share Repurchase Price.

                  (c) REPURCHASE PROCEDURES. Grantee may (i) accept the Company's Option Repurchase Offer or Option Share Repurchase Offer under Section 11(a) or (ii) exercise its right to require the Company to repurchase the Option or any Option Shares, as the case may be, pursuant to Section 11(b) by a written notice or notices stating that Grantee elects to accept such offer or to require the Company to repurchase the Option or the Option Shares in accordance with the provisions of this Section 11. As promptly as practicable, and in any event within five (5) Business Days, after the surrender to the Company of this Agreement or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 11(c), the Company shall deliver or cause to be delivered to Grantee the Option Repurchase Price or the Option Share Repurchase Price, as the case may be.

                  (d) REGULATORY APPROVALS. The Company hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 11. Nonetheless, to the extent that the Company is prohibited under applicable Law from repurchasing the Option or any Option Shares in full, the Company shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is required to deliver pursuant hereto and that it is no longer prohibited from delivering, within five (5) Business Days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a notice of repurchase pursuant to Section 11(b) hereof is prohibited under applicable Law, from delivering to Grantee the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee may revoke its notice of repurchase of the Option or the Option Shares, respectively, either in whole or in part whereupon, in the case of a revocation in part, the Company shall promptly (i) deliver to Grantee that portion of the Option Repurchase Price or the Option Share Repurchase Price that the Company is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, to Grantee either (A) a new Agreement evidencing the right of Grantee to purchase that number of shares of Company Common Stock equal to the number of shares of Company Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Company Common Stock covered by the portion of the Option repurchased or (B) a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by the Company described in the second sentence of this
Section 11(d), or shall be scheduled to occur at any time after an Option Repurchase Request Date or valid acceptance of the Company's Option Repurchase Offer but before the expiration of a period ending on the thirtieth day after such notice date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such thirty (30) day period.

                  (e) DEFINITION. The term "Repurchase Event" shall mean a Triggering Event followed by the consummation of any transaction included in the definition of Competing Transaction.

                  (f) REPRESENTATIONS. In connection with any purchase/sale of the Option or the Option Shares pursuant to this Section 11, the Grantee will be required to represent and warrant to the Company that such Person is the owner of the Option/Option Shares being purchased, free and clear of all adverse claims and that such Person will deliver good title to such Option/Option Shares to the Company, free and clear of all adverse claims, upon consummation of any purchase/sale pursuant to this Section 11.

        12. EXTENSION OF TIME FOR REGULATORY APPROVALS. The periods related to exercise of the Option and the other rights of Grantee hereunder shall be extended (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

        13. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Grantee as follows:

                  (a) AUTHORITY. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company.

                  (b) CORPORATE ACTION. The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock at any time and from time to time issuable hereunder, and all such shares of Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all Liens created by the Company and not subject to any preemptive rights.

                  (c) NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the certificate of incorporation or bylaws of the Company or any Subsidiary of the Company, or of any loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, contractual obligation, instrument, permit, concession, franchise or license applicable to the Company or any Subsidiary of the Company or their respective properties or assets, except for any such conflict or violation that would not, either individually or in the aggregate, have or be a Material Adverse Effect.

                  (d) ANTI-TAKEOVER STATUTES. The provisions of Section 203 of the General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby and thereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter provision containing change of control or anti-takeover provisions.

        14. ASSIGNMENT. The Company may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of Grantee. Grantee may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person.

        15. APPLICATION FOR REGULATORY APPROVAL. Each of Grantee and the Company will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Company Common Stock issuable hereunder on the Nasdaq National Market of The Nasdaq Stock Market, Inc. upon official notice of issuance; provided that neither the Company nor Grantee nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        16. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        17. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        18. NOTICES. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

        19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

        21. DEFINITIONS. Capitalized terms used and not defined herein shall have the meanings set forth in the Merger Agreement.

        22. EXPENSES. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        23. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        24. FIRST REFUSAL. If the Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the shares of Company Common Stock or other Option Securities acquired by it pursuant to the Option, it will give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase such shares of Company Common Stock, Options or other Option Securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice will be deemed an offer by the Grantee to the Company, which may be accepted, in whole but not in part, within ten (10) Business Days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer such shares of Company Common Stock, Options or other Option Securities to such transferee. The purchase of any such shares of Company Common Stock, Options or other Option Securities by the Company will be settled within ten (10) Business Days of the date of the acceptance of the offer and the purchase price will be paid to the Grantee in immediately available funds. In the event of the failure or refusal of the Company to purchase all the shares of Company Common Stock, Options or other Option Securities covered by an Offeror's Notice, the Grantee may, within sixty (60) days from the date of the Offeror's Notice, sell all, but not less than all, of such shares of Company Common Stock, Options or other Option Securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice; provided, however, that the provisions of this sentence will not limit the rights the Grantee may otherwise have if the Company has accepted the offer contained in the Offeror's Notice and wrongfully refuses to purchase the shares of Company Common Stock, Options or other Option Securities subject thereto. The requirements of this Section 24 will not apply to (a) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of the Company, (b) any disposition of Company Common Stock or other Option Securities by a Person to whom the Grantee has assigned its rights under the Option with the consent of the Company or (c) any transfer to a wholly owned Subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

        25. FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary to the fullest extent permitted by Law in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          NETSCAPE COMMUNICATIONS CORPORATION

                                          By: /s/ JAMES L. BARKSDALE
                                             -----------------------------------
                                              Name: James L. Barksdale
                                              Title:  President and Chief
                                              Executive Officer

                                          AMERICA ONLINE, INC.

                                          By: /s/ KENNETH J. NOVACK
                                             -----------------------------------
                                              Name: Kenneth J. Novack
                                              Title:  Vice Chairman

                    SIGNATURE PAGE TO STOCK OPTION AGREEMENT

                                                                         ANNEX C

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of November 23, 1998 (this "Voting Agreement"), by and among America Online, Inc., a Delaware corporation ("Acquiror"), and each of the parties identified on Schedule A hereto (individually a "Stockholder" and collectively the "Stockholders").

     WHEREAS, Netscape Communications Corporation, a Delaware corporation ("Company"), Acquiror and Apollo Acquisition Corp., a Delaware corporation and a newly-formed wholly owned direct subsidiary of Acquiror ("Newco"), have contemporaneously with the execution of this Voting Agreement, entered into an Agreement and Plan of Merger dated as of November 23, 1998 (the "Merger Agreement") which provides, among other things, that Newco shall be merged (the "Merger") with and into the Company pursuant to the terms and conditions thereof;

     WHEREAS, as an essential condition and inducement to Acquiror to enter into the Merger Agreement and in consideration therefor, the undersigned Stockholders and the Acquiror have agreed to enter into this Voting Agreement; and

     WHEREAS, as of the date hereof, the Stockholders own of record and beneficially the shares of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") set forth opposite their respective names on Schedule A hereto and desire to enter into this Agreement with respect to such shares of Company Common Stock;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                Voting of Shares

     Section 1.1 Voting Agreement. Each Stockholder hereby agrees to (a) appear, or cause the holder of record on any applicable record date (the "Record Holder") to appear for the purpose of obtaining a quorum at any annual or special meeting of stockholders of the Company and at any adjournment thereof at which matters relating to the Merger, Merger Agreement or any transaction contemplated thereby are considered and (b) vote, or cause the Record Holder to vote, in person or by proxy all of the shares of the Company Common Stock owned by Stockholder, or with respect to which such Stockholder has or shares voting power or control, and all of the shares of Company Common Stock which shall, or with respect to which voting power or control shall, hereafter be acquired by such Stockholder (collectively, the "Shares") in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Section 1.2 No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholders, and Acquiror shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or the performance of the Stockholders' duties or responsibilities as stockholders of the Company.

     Section 1.3 Evaluation of Investment. Each Stockholder, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of the investment in shares of common stock, par value $.01 per share, of Acquiror ("Acquiror Common Stock"), contemplated by the Merger Agreement.

     Section 1.4 Documents Delivered. Each Stockholder acknowledges receipt of copies of the following documents:

        (a) the Merger Agreement and all Annexes thereto;

        (b) the Option Agreement;

        (c) Acquiror's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

        (d) Acquiror's Proxy Statement dated September 28, 1998; and

        (e) each report filed with the Securities and Exchange Commission by the Acquiror on Forms 8-K and 10-Q since June 30, 1998.

Each Stockholder also acknowledges that he possesses the information relating to the Company which he deems relevant to his investment in the Acquiror Common Stock should the Merger be consummated.

     Section 1.5 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Voting Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Voting Agreement remains in effect, into any voting agreement and (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy or power of attorney, in either case which is inconsistent with this Agreement.

                                   ARTICLE II

                                    Transfer

     Section 2.1  Transfer of Title.

        (a) Each Stockholder hereby covenants and agrees that such Stockholder will not, prior to the termination of this Voting Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or options to purchase Company Common Stock ("Options") or any other securities or rights convertible into or exchangeable for shares of Company Common Stock, owned either directly or indirectly by such Stockholder or with respect to which such Stockholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of Acquiror (provided nothing contained herein will be deemed to restrict the exercise of Options), unless the Person to whom Shares or Options have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees to be bound by this Voting Agreement as if a party hereto.

        (b) The Stockholder hereby agrees and consents to the entry of stop transfer instructions by the Company against the transfer of any Shares consistent with the terms of Section 2.1(a) hereof.

                                  ARTICLE III

                         Representations and Warranties
                              of the Stockholders

     Each Stockholder hereby severally and not jointly represents and warrants to Acquiror as follows:

     Section 3.1 Authority Relative to This Agreement. Such Stockholder is competent to execute and deliver this Voting Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Voting Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     Section 3.2 No Conflict. The execution and delivery of this Voting Agreement by such Stockholder does not, and the performance of this Voting Agreement by such Stockholder shall not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance, on any of the Shares or Options pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares or Options are bound or affected.

     Section 3.3 Title to the Shares. The Shares and Options held by such Stockholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever, and such Stockholder has not appointed or granted any proxy, which appointment or grant remains effective, with respect to the Shares.

                                   ARTICLE IV

                                 Miscellaneous

     Section 4.1 No Solicitation. From the date hereof until the Effective Time or, if earlier, the termination of the Merger Agreement, the Stockholder shall not (whether directly or indirectly through advisors, agents or other intermediaries) (a) solicit, initiate or encourage any Acquisition Proposal or
(b) engage in discussions or negotiations with, or disclose any non-public information relating to the Company or its Subsidiaries to any Person that has made an Acquisition Proposal or has advised the Stockholder, or to his Knowledge, any other Stockholder or the Company, that such Person is interested in making an Acquisition Proposal.

     Section 4.2 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time. Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Voting Agreement prior to such termination.

     Section 4.3 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed in accordance with its specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

     Section 4.4 Successors and Affiliates. This Voting Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and permitted assigns. If any Stockholder shall at any time hereafter acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any Options or any securities or rights convertible into or exchangeable for shares of Company Common Stock, by operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Voting Agreement. Without limiting the foregoing, each Stockholder specifically agrees that the obligations of such Stockholder hereunder shall not be terminated by operation of law, whether by death or incapacity of the Stockholder or otherwise.

     Section 4.5 Entire Agreement. This Voting Agreement together with the Affiliates Agreements, in the form attached as Annex C to the Merger Agreement, if and to the extent entered into by each of the Stockholders and Acquiror constitutes the entire agreement among Acquiror and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Acquiror and the Stockholders with respect to the subject matter hereof.

     Section 4.6 Captions and Counterparts. The captions in this Voting Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Voting Agreement. This Voting Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     Section 4.7 Amendment. This Voting Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 4.8 Waivers. Except as provided in this Voting Agreement, no action taken pursuant to this Voting Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Voting Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a wavier of any prior or subsequent breach of the same or any other provision hereunder.

     Section 4.9 Severability. If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Voting Agreement remain as originally contemplated to the fullest extent possible.

     Section 4.10 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

                  If to a Stockholder:

                  At the address set forth opposite such Stockholder's name on Schedule A hereto

                  With a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attention: Larry Sonsini, Jim Strawbridge
                             and Marty Korman
                  Telephone: (650) 493-9300
                  Facsimile: (650) 493-6811

                  If to Acquiror or Newco:

                  America Online, Inc.
                  22000 America Online Way
                  Dulles, Virginia 20166-9323
                  Attention: Stephen M. Case
                             President & CEO
                  Facsimile No.: (703) 265-1422

                  with a copy to:

                  Louis A. Goodman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  31st Floor
                  Boston, Massachusetts 02108
                  Telephone: (617) 573-4800
                  Fax: (617) 573-4822

     Section 4.11 Governing Law. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     Section 4.12 Definitions. Capitalized terms used and not defined herein shall have the meaning set forth in the Merger Agreement.

     Section 4.13 Obligations of Stockholders. The obligations of the Stockholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Stockholder.

     Section 4.14 Officers and Directors. No person who is or becomes (during the term hereof) a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by any Stockholder in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

     Section 4.15 Interpretation. The parties have participated jointly in the negotiation of this Voting Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of the provisions of this Voting Agreement.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

                                          AMERICA ONLINE, INC.

                                          By: /s/ KENNETH J. NOVACK
                                             -----------------------------------
                                          Name: Kenneth J. Novack
                                          Title: Vice Chairman

                                          /s/ JAMES L. BARKSDALE
                                          --------------------------------------
                                          Name: James L. Barksdale

                                          /s/ MARC L. ANDREESSEN
                                          --------------------------------------
                                          Name: Marc L. Andreessen

                                          /s/ JAMES H. CLARK
                                          --------------------------------------
                                          Name: James H. Clark

                                          MARC L. ANDREESSEN LIVING
                                          TRUST DTD 02/01/96

                                          By: /s/ MARC L. ANDREESSEN
                                             -----------------------------------
                                          Marc L. Andreessen, Trustee

                                          ANDREESSEN 1996 CHARITABLE
                                          REMAINDER TRUST DTD 2/01/96

                                          By:
                                             -----------------------------------
                                          Michael G. Mohr, Co-Trustee

                                          /s/ MARC L. ANDREESSEN
                                          --------------------------------------
                                          Marc L. Andreessen, Co-Trustee

                                          ANDREESSEN 1996 CHARITABLE
                                          REMAINDER TRUST DTD 2/21/96

                                          By:
                                             -----------------------------------
                                          Michael G. Mohr, Co-Trustee

                                          By: /s/ MARC L. ANDREESSEN
                                             -----------------------------------
                                          Marc L. Andreessen, Co-Trustee

                                          MONACO PARTNERS LP

                                          By: /s/ JAMES H. CLARK
                                             -----------------------------------
                                          Name: James H. Clark
                                          Title:  President

                                          CLARK VENTURES INC.

                                          By: /s/ JAMES H. CLARK
                                             -----------------------------------
                                          Name: James H. Clark
                                          Title:  President

                                          MARC ANDREESSEN 1996 LIVING
                                          TRUST UTA DTD 2/1/96

                                          By: /s/ MARC L. ANDREESSEN
                                             -----------------------------------
                                          Marc L. Andreessen, Trustee

                       SIGNATURE PAGE TO VOTING AGREEMENT

                                                                         ANNEX D

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED

                                                               November 22, 1998

Board of Directors
Netscape Communications Corporation
501 East Middlefield Road
Mountain View, CA 94043

Members of the Board:

We understand that Netscape Communications Corporation ("Netscape"), America Online, Inc. ("America Online") and Apollo Acquisition Corp., a wholly-owned subsidiary of America Online ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 20, 1998 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of Merger Sub with and into Netscape. Pursuant to the Merger, Netscape will become a wholly owned subsidiary of America Online, and each outstanding share of common stock, par value $0.0001 per share of Netscape (the "Netscape Common Stock"), other than shares held in treasury or held by America Online or any affiliate of America Online, will be converted into the right to receive 0.450 shares (the "Exchange Ratio") of common stock, par value $0.01 per share of America Online (the "America Online Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Netscape Common Stock.

For purposes of the opinion set forth herein, we have:

        (i) reviewed certain publicly available financial statements and other information of Netscape and America Online, respectively;

        (ii) reviewed the reported prices and trading activity for the Netscape Common Stock and the America Online Common Stock;

        (iii) compared the financial performance of Netscape and America Online and the prices and trading activity of the Netscape Common Stock and the America Online Common Stock with that of certain other publicly-traded companies and their securities;

        (iv) reviewed certain internal financial statements and other financial and operating data concerning Netscape and America Online prepared by the managements of Netscape and America Online, respectively;

        (v) discussed the past and current operations and financial condition and the prospects of Netscape and America Online, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Netscape and America Online, respectively;

        (vi)      reviewed the pro forma impact of the Merger on America Online;

        (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (viii) discussed the strategic rationale for the Merger with the senior managements of Netscape and America Online, respectively;

        (ix) participated in discussions and negotiations among representatives of Netscape and America Online and their financial and legal advisors;

        (x) reviewed the draft Merger Agreement and certain related agreements; and

        (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the internal financial statements and other financial and operating data and discussions relating to strategic, financial and operational benefits anticipated from the Merger provided by Netscape and America Online, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Netscape and America Online, respectively. We have relied upon the assessment by the managements of Netscape and America Online of their ability to retain key employees of Netscape and America Online. We have also relied upon, without independent verification, the assessment by the managements of Netscape and America Online of the strategic and other benefits expected to result from the Merger. We have also relied upon, without independent verification, the assessment by the managements of Netscape and America Online of Netscape's and America Online's technologies and products, the timing and risks associated with the integration of Netscape with America Online and the validity of, and risks associated with, Netscape's and America Online's existing and future products and technologies. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Netscape or America Online, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986 and will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Netscape, although we have in the course of our engagement provided advice to Netscape in connection with certain potential business combinations with parties other than America Online.

We have acted as financial advisor to the Board of Directors of Netscape in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services for Netscape and America Online and have received fees for the rendering of these services. In the ordinary course of our business we may actively trade the securities of Netscape and America Online for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Netscape and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Netscape with the Securities and Exchange Commission in respect of the Merger. In addition, this opinion does not in any manner address the prices at which the America Online Common Stock will actually trade at any time and we express no recommendation or opinion as to how the holders of Netscape Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Netscape Common Stock.

                                   Very truly yours,

                                   MORGAN STANLEY & CO. INCORPORATED

                                   By:  /s/ CHARLES R. CORY
                                       -----------------------------------------
                                        Charles R. Cory
                                        Managing Director

                                                                      1425-PS-99

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Article Ninth of the Registrant's Restated Certificate of Incorporation (incorporated by reference herein) provides for indemnification of directors, officers and other persons as follows:

          To the fullest extent permitted by the Delaware General Corporation Law as the same now exists or may hereafter be amended, the Corporation shall indemnify, and advance expenses to, its directors and officers and any person who is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Corporation, by action of its board of directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the board of directors in its sole and absolute discretion.

          The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article Ninth.

          The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Ninth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the board of directors, pursuant to the last sentence of Paragraph 1 of this Article Ninth, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the board of directors in its sole discretion.

     Article Five of the Registrant's Restated By-Laws (incorporated by reference herein) provides that:

     Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in the section "Right of Indemnitees to Bring Suit" of this Article with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

     Right to Advancement of Expenses. The right to indemnification conferred in the section "Right to Indemnification" of this Article shall include the right to be paid by the Corporation the expenses (including attorney's fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this section and the section "Right to Indemnification" of this Article shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

     Right of Indemnitees to Bring Suit. If a claim under the section "Right to Indemnification" or "Right to Advancement of Expenses" of this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (1) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

     Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation as amended from time to time, these By-Laws, any agreement, any vote of stockholders or disinterested directors or otherwise.

     Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     The directors and officers of the Registrant are covered by a policy of liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT                           DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger, dated as of November 23, 1998, by and among America Online, Inc., Apollo Acquisition Corp.
          and Netscape Communications Corporation (included as Annex A to the proxy statement-prospectus forming a part of this
          Registration Statement and incorporated herein by
          reference).
   3.1    Restated Certificate of Incorporation of America Online,
          Inc. (filed as Exhibit 3.1 to America Online, Inc.'s Annual
          Report on Form 10-K for the fiscal year ended June 30, 1997 and incorporated herein by reference).
   3.2    Amendment of Section A of Article 4 of the Restated
          Certificate of Incorporation of America Online, Inc. (filed as Exhibit 3.1 to America Online, Inc.'s Quarterly Report on
          Form 10-Q for the quarter ended September 30, 1998 and
          incorporated herein by reference).
   3.3    Certificate of Designation, Preferences and Rights of Series
          A-1 Junior Participating Preferred Stock of America Online,
          Inc. (filed as Exhibit 3.3 to America Online, Inc.'s Annual
          Report on Form 10-K for the fiscal year ended June 30, 1998 and incorporated herein by reference).
   3.4    Certificate of Elimination of Series A Junior Participation
          Preferred Stock of America Online, Inc. (filed as Exhibit
          3.4 to America Online, Inc.'s Annual Report on Form 10-K for
          the fiscal year ended June 30, 1998 and incorporated herein by reference).
   3.5    Restated By-Laws of America Online, Inc. (filed as Exhibit
          3.5 to America Online, Inc.'s Annual Report on Form 10-K for
          the fiscal year ended June 30, 1998 and incorporated herein by reference).
   4.1    Article 4, Article 6 and Article 8 of the Restated
          Certificate of Incorporation (see Exhibits 3.1 and 3.2 which are incorporated herein by reference).

EXHIBIT                           DESCRIPTION
-------                           -----------
   4.2    Indenture, dated as of November 17, 1997 between America
          Online, Inc., as issuer, and State Street Bank and Trust
          Company, as trustee (filed as Exhibit 4.1 to America Online,
          Inc.'s Current Report on Form 8-K, dated as of December 2,
          1997 and incorporated herein by reference).
   4.3    Registration Rights Agreement, dated as of November 17, 1997 between America Online, Inc. and Goldman, Sachs & Co., BT
          Alex. Brown Incorporated, Lehman Brothers Inc. and Cowen &
          Company (filed as Exhibit 4.2 to America Online, Inc.'s
          Current Report on Form 8-K, dated as of December 2, 1997 and incorporated herein by reference).
   4.4    Purchase Agreement dated November 12, 1997 between America
          Online, Inc. and Goldman, Sachs & Co., BT Alex. Brown
          Incorporated, Lehman Brothers Inc. and Cowen & Company
          (filed as Exhibit 4.3 to America Online, Inc.'s Current
          Report on Form 8-K, dated as of December 2, 1997 and
          incorporated herein by reference).
   4.5    Rights Agreement dated as of May 12, 1998, between America
          Online, Inc. and BankBoston, N.A., as Rights Agent (filed as
          Exhibit 4.2 to America Online, Inc.'s Quarterly Report on
          Form 10-Q for the quarter ended March 31, 1998 and
          incorporated herein by reference).
   5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding validity of securities being registered.
   8.1    Opinion of Wilson Sonsini Goodrich & Rosati Professional
          Corporation regarding certain tax aspects of the Merger.
   8.2    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding certain tax aspects of the Merger.
 +10.1    Strategic Development and Marketing Agreement dated as of
          November 23, 1998 by and between America Online, Inc. and
          Sun Microsystems, Inc. (filed as Exhibit 10.1 to America
          Online, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 and incorporated herein by
          reference).
 +10.2    Sun Microsystems, Inc. Service Provider Agreement dated as of November 23, 1998 by and between America Online, Inc. and
          Sun Microsystems, Inc. (filed as Exhibit 10.2 to America
          Online, Inc.'s Quarterly Report on Form 10-Q for the quarter ended December 31, 1998 and incorporated herein by
          reference).
  23.1    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included as part of its opinions filed as Exhibit 5.1 and
          Exhibit 8.2, respectively and incorporated herein by
          reference).
  23.2    Consent of Ernst & Young LLP (Palo Alto, California).
  23.3    Consent of Ernst & Young LLP (Vienna, Virginia).
  23.4    Consent of Wilson Sonsini Goodrich & Rosati Professional
          Corporation (included as part of its opinion filed as
          Exhibit 8.1 and incorporated herein by reference).
  23.5    Consent of Morgan Stanley & Co., Incorporated (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).
  24.1    Power of Attorney (included on the signature page of this
          Form S-4 and incorporated herein by reference).

EXHIBIT                           DESCRIPTION
-------                           -----------
  99.1    Opinion of Morgan Stanley & Co., Incorporated (included as
          Annex D to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by
          reference).
  99.2    Form of Proxy of Netscape Communications Corporation.

-------------------------

     + Confidential treatment requested as to certain portions of this exhibit.
       Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (2) that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

     (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loudoun, Commonwealth of Virginia, on February 17, 1999.

                                     AMERICA ONLINE, INC.

                                     By: /s/ J. MICHAEL KELLY
                                        ----------------------------------------
                                        Name: J. Michael Kelly
                                         Title: Senior Vice President, Chief
                                                Financial Officer, Treasurer and
                                                Assistant Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Stephen M. Case, Kenneth Novack, J. Michael Kelly, Sheila Clark and James MacGuidwin and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                 TITLE                  DATE
                     ---------                         ---------------------    -----------------

/s/ STEPHEN M. CASE                                    Chairman of the Board    February 17, 1999
---------------------------------------------------    and Chief Executive
Stephen M. Case                                        Officer (principal
                                                       executive officer)

/s/ ROBERT W. PITTMAN                                  President, Chief         February 17, 1999
---------------------------------------------------    Operating Officer and
Robert W. Pittman                                      Director

/s/ J. MICHAEL KELLY                                   Senior Vice              February 17, 1999
---------------------------------------------------    President, Chief
J. Michael Kelly                                       Financial Officer,
                                                       Treasurer and
                                                       Assistant Secretary
                                                       (principal financial
                                                       officer)

                     SIGNATURE                                 TITLE                  DATE
                     ---------                         ---------------------    -----------------

/s/ JAMES MACGUIDWIN                                   Vice President,          February 17, 1999
---------------------------------------------------    Controller, Chief
James MacGuidwin                                       Accounting and Budget
                                                       Officer (principal
                                                       accounting officer)

/s/ DANIEL F. AKERSON                                  Director                 February 17, 1999
---------------------------------------------------
Daniel F. Akerson

/s/ FRANK J. CAUFIELD                                  Director                 February 17, 1999
---------------------------------------------------
Frank J. Caufield

/s/ ALEXANDER M. HAIG, JR.                             Director                 February 17, 1999
---------------------------------------------------
Alexander M. Haig, Jr.

/s/ WILLIAM N. MELTON                                  Director                 February 17, 1999
---------------------------------------------------
William N. Melton

/s/ THOMAS MIDDELHOFF                                  Director                 February 17, 1999
---------------------------------------------------
Thomas Middelhoff

/s/ COLIN L. POWELL                                    Director                 February 17, 1999
---------------------------------------------------
Colin L. Powell

/s/ FRANKLIN D. RAINES                                 Director                 February 17, 1999
---------------------------------------------------
Franklin D. Raines

                                 EXHIBIT INDEX

EXHIBIT
-------
   2.1    Agreement and Plan of Merger, dated as of November 23, 1998, by and among America Online, Inc., Apollo Acquisition Corp.
          and Netscape Communications Corporation (included as Annex A to the proxy statement-prospectus forming a part of this
          Registration Statement and incorporated herein by
          reference).
   3.1    Restated Certificate of Incorporation of America Online,
          Inc. (filed as Exhibit 3.1 to America Online, Inc.'s Annual
          Report on Form 10-K for the fiscal year ended June 30, 1997 and incorporated herein by reference).
   3.2    Amendment of Section A of Article 4 of the Restated
          Certificate of Incorporation of America Online, Inc. (filed as Exhibit 3.1 to America Online, Inc.'s Quarterly Report on
          Form 10-Q for the quarter ended September 30, 1998 and
          incorporated herein by reference).
   3.3    Certificate of Designation, Preferences and Rights of Series
          A-1 Junior Participating Preferred Stock of America Online,
          Inc. (filed as Exhibit 3.3 to America Online, Inc.'s Annual
          Report on Form 10-K for the fiscal year ended June 30, 1998 and incorporated herein by reference).
   3.4    Certificate of Elimination of Series A Junior Participation
          Preferred Stock of America Online, Inc. (filed as Exhibit
          3.4 to America Online, Inc.'s Annual Report on Form 10-K for
          the fiscal year ended June 30, 1998 and incorporated herein by reference).
   3.5    Restated By-Laws of America Online, Inc. (filed as Exhibit
          3.5 to America Online, Inc.'s Annual Report on Form 10-K for
          the fiscal year ended June 30, 1998 and incorporated herein by reference).
   4.1    Article 4, Article 6 and Article 8 of the Restated
          Certificate of Incorporation (see Exhibits 3.1 and 3.2 which are incorporated herein by reference).
   4.2    Indenture, dated as of November 17, 1997 between America
          Online, Inc., as issuer, and State Street Bank and Trust
          Company, as trustee (filed as Exhibit 4.1 to America Online,
          Inc.'s Current Report on Form 8-K, dated as of December 2,
          1997 and incorporated herein by reference).
   4.3    Registration Rights Agreement, dated as of November 17, 1997 between America Online, Inc. and Goldman, Sachs & Co., BT
          Alex. Brown Incorporated, Lehman Brothers Inc. and Cowen &
          Company (filed as Exhibit 4.2 to America Online, Inc.'s
          Current Report on Form 8-K, dated as of December 2, 1997 and incorporated herein by reference).
   4.4    Purchase Agreement dated November 12, 1997 between America
          Online, Inc. and Goldman, Sachs & Co., BT Alex. Brown
          Incorporated, Lehman Brothers Inc. and Cowen & Company
          (filed as Exhibit 4.3 to America Online, Inc.'s Current
          Report on Form 8-K, dated as of December 2, 1997 and
          incorporated herein by reference).
   4.5    Rights Agreement dated as of May 12, 1998, between America
          Online, Inc. and BankBoston, N.A., as Rights Agent (filed as
          Exhibit 4.2 to America Online, Inc.'s Quarterly Report on
          Form 10-Q for the quarter ended March 31, 1998 and
          incorporated herein by reference).
   5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding validity of securities being registered.

EXHIBIT
-------
   8.1    Opinion of Wilson Sonsini Goodrich & Rosati Professional
          Corporation regarding certain tax aspects of the Merger.
   8.2    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding certain tax aspects of the Merger.
 +10.1    Strategic Development and Marketing Agreement dated as of
          November 23, 1998 by and between America Online, Inc. and
          Sun Microsystems, Inc. (filed as Exhibit 10.1 to America
          Online, Inc.'s Quarterly Report on Form 10-Q for the
          quarterly period ended December 31, 1998 and incorporated
          herein by reference).
 +10.2    Sun Microsystems, Inc. Service Provider Agreement dated as of November 23, 1998 by and between America Online, Inc. and
          Sun Microsystems, Inc. (filed as Exhibit 10.2 to America
          Online, Inc.'s Quarterly Report on Form 10-Q for the
          quarterly period ended December 31, 1998 and incorporated
          herein by reference).
  23.1    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included as part of its opinions filed as Exhibit 5.1 and
          Exhibit 8.2, respectively and incorporated herein by
          reference).
  23.2    Consent of Ernst & Young LLP (Palo Alto, California).
  23.3    Consent of Ernst & Young LLP (Vienna, Virginia).
  23.4    Consent of Wilson Sonsini Goodrich & Rosati Professional
          Corporation (included as part of its opinion filed as
          Exhibit 8.1 and incorporated herein by reference).
  23.5    Consent of Morgan Stanley & Co., Incorporated (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).
  24.1    Power of Attorney (included on the signature page of this
          Form S-4 and incorporated herein by reference).
  99.1    Opinion of Morgan Stanley & Co., Incorporated (included as
          Annex B to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by
          reference).
  99.2    Form of Proxy of Netscape Communications Corporation.

-------------------------
+ Confidential treatment requested as to certain portions of this exhibit.
  Omitted portions have been filed separately with the Securities and Exchange Commission.